UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

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QUANTA CAPITAL HOLDINGS LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 15, 2008
Hamilton, Bermuda

To Our Shareholders:

You are cordially invited to attend a special general meeting of shareholders of Quanta Capital Holdings Ltd. to be held on Tuesday, September 30, 2008 at 9:00 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11, Hamilton, Bermuda. At the meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Amalgamation that Quanta has entered into with Catalina Holdings (Bermuda) Ltd. and Catalina Alpha Ltd., and the related Bermuda Amalgamation Agreement among Quanta, Catalina and Catalina Alpha. If the amalgamation is completed, each of our common shares will be converted into the right to receive $2.80 in cash, without interest and less any applicable withholding taxes.

After careful consideration, our board of directors has determined that the amalgamation is advisable and fair to and in the best interests of Quanta and its shareholders. Our board of directors has unanimously approved and adopted the form, terms and provisions of the Agreement and Plan of Amalgamation and the Bermuda Amalgamation Agreement and the completion of the transactions contemplated thereby. Accordingly, our board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the Agreement and Plan of Amalgamation and the Bermuda Amalgamation Agreement.

Accompanying this letter are the notice of the meeting and the proxy statement, which contain information about the amalgamation and the other matters to be considered and voted upon at the meeting. We encourage you to read and consider carefully this information because it explains the amalgamation, the documents related to the amalgamation and other related matters, including the conditions to the completion of the amalgamation. You may also obtain more information about Quanta from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The amalgamation cannot be completed unless the Agreement and Plan of Amalgamation and the Bermuda Amalgamation Agreement are approved and adopted by the affirmative vote of the holders of at least 75% of our common shares voting at the meeting, whether in person or by proxy.

Whether or not you plan to attend the meeting, we urge you to complete, sign, date and promptly return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or you may vote through the Internet as directed on the enclosed proxy card. If you receive more than one proxy card because you own common shares that are registered differently, please vote all of your common shares shown on all of your proxy cards. If you own common shares that are held in “street name,” please follow the instructions of your bank, broker, nominee or other holder of record through which you hold your common shares.

If you properly transmit your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve and adopt the Agreement and Plan of Amalgamation and the Bermuda Amalgamation Agreement.

Voting by proxy will not prevent you from voting your common shares in person if you subsequently choose to attend the meeting.

Thank you for your support.

Sincerely,

James J. Ritchie	Peter D. Johnson
Chairman of the Board	Chief Executive Officer

The amalgamation has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has any such commission passed upon the fairness or merits of the amalgamation or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. Additionally, the amalgamation has not been approved or disapproved by the Bermuda Monetary Authority, and the Bermuda Monetary Authority does not accept responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this document.

This proxy statement is dated August 15, 2008, and is first being mailed to shareholders on or about August 18, 2008.

QUANTA CAPITAL HOLDINGS LTD.
22 Church Street, Penthouse
Hamilton HM11
Bermuda

NOTICE OF SPECIAL GENERAL MEETING OF HOLDERS OF COMMON SHARES

TO BE HELD ON SEPTEMBER 30, 2008

NOTICE IS HEREBY GIVEN that a special general meeting (the “meeting”) of holders of common shares, par value $0.01 per share (“common shares”), of Quanta Capital Holdings Ltd. (“Quanta” or the “Company”) will be held on Tuesday, September 30, 2008, at 9:00 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11, Hamilton, Bermuda.

At the meeting, holders of common shares will be voting on the following proposals:

PROPOSAL No. 1:	To approve and adopt the Agreement and Plan of Amalgamation dated as of May 29, 2008, among the Company, Catalina Holdings (Bermuda) Ltd., a Bermuda company (“Catalina”), and Catalina Alpha Ltd., a Bermuda company and a wholly-owned subsidiary of Catalina (“Amalgamation Sub”), and the related Bermuda Amalgamation Agreement dated as of May 29, 2008, among the Company, Catalina and Amalgamation Sub (together referred to as the “amalgamation agreement”). We have attached a copy of the Agreement and Plan of Amalgamation as Appendix A. We have attached a copy of the Bermuda Amalgamation Agreement as Appendix B.

PROPOSAL No. 2:	To approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies.

PROPOSAL No. 3:	To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof. At present, our board of directors is not aware of any other business that will be presented for consideration at the meeting.

Only holders of record of common shares, as shown by the Register of Members of the Company, at the close of business on August 15, 2008 (the “record date”) are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

As of the record date, there were 70,179,446 common shares outstanding.

Our board of directors has unanimously approved and adopted the form, terms and provisions of the amalgamation agreement and the completion of the transactions contemplated by the amalgamation agreement, determined that the amalgamation is advisable and fair to and in the best interests of the Company and its shareholders and recommended that the Company’s shareholders approve and adopt the amalgamation agreement.

Our board of directors unanimously recommends that the Company’s shareholders vote “FOR” the proposal to approve and adopt the amalgamation agreement and “FOR” any proposal to approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies.

All holders of common shares are cordially invited to attend the meeting. The amalgamation cannot be completed unless the amalgamation agreement is approved and adopted by the affirmative vote of the holders of at least 75% of the common shares voting at the meeting, whether in person or by proxy.

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE YOUR PROXY ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS INCLUDED ON YOUR PROXY CARD.

In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy before the meeting or at the meeting prior to the vote and vote your common shares in person.

By Order of the Board of Directors,

Michael B. Ashford
Secretary

Hamilton, Bermuda
August 15, 2008

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL GENERAL MEETING AND THE AMALGAMATION	i
SUMMARY TERM SHEET	1
Proposals	1
The Parties to the Amalgamation Agreement	1
The Amalgamation Agreement and the Amalgamation	1
Recommendation of the Board of Directors	5
Opinion of FBR	5
Opinion of NCA	5
Interests of Directors and Executive Officers in the Amalgamation	6
Security Ownership of Certain Beneficial Owners and Management	6
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	7
SPECIAL GENERAL MEETING AND PROXY SOLICITATION	9
Date, Time and Place	9
Proposals	9
Record Date	9
Quorum and Votes Required to Approve the Proposals	9
Voting	9
Procedural Instructions	10
Attending the Meeting	11
Revocability of Proxies	11
Adjournment	12
Solicitation	12
Other Matters	12
THE AMALGAMATION	13
Background of the Amalgamation	13
Reasons for the Amalgamation	20
Structure of the Amalgamation	23
Amalgamation Consideration	23
Recommendation of the Board of Directors	24
Opinion of FBR	24
Opinion of NCA	30
Interests of Directors and Executive Officers in the Amalgamation	35
Completion and Effectiveness of the Amalgamation	37
Effects on the Company and Our Shareholders If the Amalgamation Is Not Completed	37
Delisting and Deregistration of the Company’s Common Shares	38
Dissenters’ Rights	38
Certain U.S. Federal Income Tax Considerations	38
Regulatory Approvals	40
THE AMALGAMATION AGREEMENT	41
The Parties to the Amalgamation Agreement	41
The Amalgamation	41
The Closing	42
Amalgamation Consideration	42
Treatment of Stock Options, Restricted Shares and Warrants	42
Payment of Amalgamation Consideration	42

Representations and Warranties	43
Conduct of Business Pending the Amalgamation and Certain Covenants	45
Access to Information; Confidentiality	48
Reasonable Best Efforts	48
Acquisition Proposals	49
Employee Benefit Plans	50
Indemnification of Officers and Directors	50
Publicity	51
Closing Conditions	51
Termination of the Amalgamation Agreement	52
Termination Fees and Expenses; Remedies	54
Amendment of the Amalgamation Agreement	55
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	56
WHERE YOU CAN FIND MORE INFORMATION	58
FUTURE SHAREHOLDER PROPOSALS	59
APPENDIX A — AGREEMENT AND PLAN OF AMALGAMATION	A - 1
APPENDIX B — BERMUDA AMALGAMATION AGREEMENT	B - 1
APPENDIX C — OPINION OF FRIEDMAN, BILLINGS, RAMSEY & CO., INC.	C - 1
APPENDIX D — OPINION OF NAVIGANT CAPITAL ADVISORS, LLC	D - 1
APPENDIX E — SECTION 106(6) OF THE BERMUDA COMPANIES ACT 1981	E - 1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL GENERAL
MEETING AND THE AMALGAMATION

The following questions and answers are intended to address briefly some commonly asked questions regarding the special general meeting of shareholders and the amalgamation. These questions and answers may not address all questions that may be important to you as a shareholder. You should read the more detailed information contained elsewhere in this proxy statement and the Appendices.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to the “Company,” “Quanta,” “we,” “us” or “our” refer to Quanta Capital Holdings Ltd., a Bermuda company, and its subsidiaries; all references to “Catalina” refer to Catalina Holdings (Bermuda) Ltd., a Bermuda company; all references to “Amalgamation Sub” refer to Catalina Alpha Ltd., a Bermuda company and a wholly-owned subsidiary of Catalina; all references to “amalgamation agreement” refer collectively to the Agreement and Plan of Amalgamation dated as of May 29, 2008, among the Company, Catalina and Amalgamation Sub, attached as Appendix A and the related Bermuda Amalgamation Agreement dated as of May 29, 2008, among the Company, Catalina and Amalgamation Sub, attached as Appendix B; and all references to the “amalgamation” refer to the amalgamation contemplated by the amalgamation agreement.

Q.	Who sent me this proxy statement?

A.	The Company’s board of directors sent you this proxy statement and proxy card. We began mailing this proxy statement and proxy card on or about August 18, 2008. The Company will pay for this solicitation. Proxies will be solicited by mail and may be solicited, for no additional compensation, by officers, directors or employees of the Company or its subsidiaries, by telephone, facsimile, electronic mail or in person. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of common shares of the Company, and will be reimbursed for their related expenses.

Q.	Why did I receive this proxy statement and proxy card?

A.	You received this proxy statement and proxy card because you are being asked to attend the special general meeting of the Company’s shareholders to be held on September 30, 2008, and because you owned common shares as of August 15, 2008, the record date for the meeting. This proxy statement contains important information about the meeting and the business to be transacted at the meeting. You should carefully read this proxy statement, including its Appendices and the other documents we refer to in this proxy statement, because they contain important information about the amalgamation, the amalgamation agreement and the meeting. The enclosed voting materials allow you to vote your common shares without attending the meeting.

Your vote is very important. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the proxy card included with this proxy statement you are giving the proxies appointed by the board of directors and identified on the proxy card the authority to vote your common shares of the Company at the meeting in the manner you indicate.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your common shares are voted. You may also be able to submit your proxy or proxies through the Internet. Details are outlined in the enclosed proxy card.

i

Q.	When and where will the meeting be held?

A.	The meeting will be held on Tuesday, September 30, 2008, at 9:00 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11, Hamilton, Bermuda.

Q.	What is the purpose of the meeting and what am I being asked to vote on?

A.	At the meeting, you are being asked to vote on a proposal to approve and adopt the amalgamation agreement. A copy of the Agreement and Plan of Amalgamation is attached as Appendix A and a copy of the related Bermuda Amalgamation Agreement is attached as Appendix B. Pursuant to the terms and conditions of the amalgamation agreement, each outstanding common share of the Company (other than common shares owned by the Company’s subsidiaries or Catalina and its subsidiaries, and other than dissenting common shares) would be converted into the right to receive $2.80 in cash, without interest, which we refer to as the amalgamation consideration. As a result of the amalgamation, the Company and Amalgamation Sub will amalgamate and continue as a Bermuda exempted company limited by shares. Additionally, the Company’s common shares will cease to be listed on the NASDAQ Global Market of The NASDAQ Stock Market LLC, will not be publicly traded and will be deregistered under the U.S. Securities Exchange Act of 1934, as amended.

In addition, you are being asked to vote on a proposal to approve the adjournment of the meeting to solicit additional proxies in the event there are not sufficient votes at the time of the meeting to approve and adopt the amalgamation agreement.

Q.	If the amalgamation is completed, what will I receive for my common shares?

A.	You will receive $2.80 in cash, without interest, for each common share you own if you do not exercise dissenters’ rights. See “The Amalgamation — Amalgamation Consideration.”

Q.	What vote is required to approve and adopt the amalgamation agreement and to approve the adjournment of the meeting?

A.	A quorum of the holders of the outstanding common shares must be present for the meeting to be held. A quorum consists of two or more persons present in person throughout the meeting and representing in person or by proxy in excess of 50% of the total issued and outstanding common shares of the Company as of the close of business on the record date. In order for the amalgamation agreement to be approved and adopted, at least 75% of the common shares voting at the meeting, whether in person or by proxy, must vote for the approval and adoption of the amalgamation agreement. The adjournment of the meeting to solicit additional proxies in the event there are not sufficient votes at the time of the meeting to approve and adopt the amalgamation agreement, requires the affirmative vote of a majority of the common shares represented at the meeting, whether in person or by proxy.

Q.	How will my vote be counted?

If you fail to return your proxy card, fail to vote via the Internet and fail to attend the meeting and vote in person, your common shares will not be voted and will not be present for quorum purposes. In addition, your common shares will not be voted if you hold your common shares in “street name” and you fail to give voting instructions to the record holder of your common shares.

As of the record date, there were 70,179,446 common shares outstanding. The Company has no other voting securities outstanding. In general, each common share outstanding on the record date is entitled to one vote. Cumulative voting by shareholders is not permitted. Under the Company’s bye-laws, certain shareholders who own directly or indirectly more than 9.5% of the total combined voting rights attaching to the outstanding common shares of the Company as at the record date may have their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting rights of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership. The Company’s board of directors retains certain discretion to make such final adjustments to the aggregate number of votes attaching to the common shares of any shareholder that it considers fair and reasonable in all the circumstances to ensure that no person will at any time hold more than 9.5% of the total combined voting rights attaching to the common shares of the Company. See “Special General Meeting and Proxy Solicitation — Voting.”

Q.	How does the Company’s board of directors recommend I vote?

A.	The Company’s board of directors unanimously recommends that you vote “FOR” the approval and adoption of the amalgamation agreement and “FOR” the proposal to approve any adjournment of the meeting. For a description of the board’s reasons for recommending the approval and adoption of the amalgamation agreement, see “The Amalgamation — Reasons for the Amalgamation.”

Q.	Who can vote or submit a proxy?

A.	You may vote at the meeting or submit a proxy if you were the holder of record of common shares on the record date. If you acquired common shares after the record date, you must obtain an irrevocable proxy from the holder who held those common shares as of the record date before you can vote or submit a proxy. You may vote your common shares by attending the meeting, by mailing your completed proxy in the enclosed envelope or by appointing your proxy on the Internet by following the instructions included on the proxy card. Even if you expect to attend the meeting in person, we ask you to complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope or appoint your proxy on the Internet to make sure your common shares are represented at the meeting. If a proxy card is submitted without instructions, the proxies will be voted “FOR” the proposal to approve and adopt the amalgamation agreement and “FOR” the proposal to approve any adjournment of the meeting. See “Special General Meeting and Proxy Solicitation — Record Date” and “— Procedural Instructions.”

Q.	What happens if I transfer my common shares before the meeting?

A.	The record date for the meeting is earlier than the date of the meeting and the date that the amalgamation is expected to be completed. If you transfer your common shares after the record date but before the meeting, you will retain your right to vote at the meeting, but will transfer the right to receive the amalgamation consideration if the amalgamation is completed.

Q.	How long do I have to decide whether to submit my proxy?

A.	For the votes represented by your proxy to be counted at the meeting, your proxy must be received before the time of the meeting. See “Special General Meeting and Proxy Solicitation — Procedural Instructions.”

Q.	How do I submit a proxy and what do I need to do now?

A.	After reading and considering the information contained in this proxy statement, please submit your proxy as soon as possible. If you wish to submit a proxy, complete, sign and mail the enclosed proxy in accordance with its instructions or appoint your proxy on the Internet by following the instructions included on the proxy card. The method of delivery of proxies and all other required documents is at your option and risk. Because it is the time of receipt, not the time of mailing or other shipping, that determines whether a proxy has been validly submitted, sufficient time should be allowed to assure timely delivery. See “Special General Meeting and Proxy Solicitation — Procedural Instructions.”

Q.	May I change my vote after I have voted?

A.	Yes. You can revoke your proxy prior to the meeting or at the meeting prior to the vote by any of the following methods:

•    writing a letter delivered to the Company at 22 Church Street, Penthouse, Hamilton HM 11, Bermuda, Attention: James J. Ritchie, stating that the proxy or vote is revoked and clearly identifying the common shares for which the proxy or vote is being revoked;

• submitting a proxy card with a later date; or

• attending the meeting and voting your common shares in person.

See “Special General Meeting and Proxy Solicitation — Revocability of Proxies.”

Q.	If my bank, broker, nominee or other holder of record holds my common shares in “street name,” will my bank, broker, nominee or other holder of record vote my common shares for me?

A.	Your bank, broker, nominee or other holder of record will not be able to vote your common shares without instructions from you. You should instruct your bank, broker, nominee or other holder of record to vote your common shares by following the procedure provided by your bank, broker, nominee or other holder of record.

Q.	What rights do I have if I oppose the amalgamation?

A.	Under Bermuda law, shareholders of the Company are eligible to exercise dissenters’ rights in connection with the amalgamation. Registered shareholders that do not vote in favor of the amalgamation and who are not satisfied that they have been offered fair value for their common shares (and comply with necessary procedural requirements under Bermuda law) may within one month of the giving of notice convening the meeting apply to the Bermuda court to appraise the fair value of their common shares. For a description of dissenters’ rights and the procedures to be followed to assert them, see “The Amalgamation — Dissenters’ Rights” and the provisions of Section 106(6) of the Bermuda Companies Act 1981, included as Appendix E.

Q.	Do any of the Company’s executive officers or directors have any interests in the amalgamation that may differ from or be in addition to my interests as a shareholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the amalgamation agreement, you should be aware that some of the Company’s directors and executive officers have interests in the amalgamation that are different from, or in addition to, the interests of the Company’s shareholders generally. See “The Amalgamation — Interests of Directors and Executive Officers in the Amalgamation.”

Q.	When is the amalgamation expected to be completed?

A.	We expect to complete the amalgamation in the last quarter of 2008, but we cannot be certain when or if the conditions to the amalgamation will be satisfied or, to the extent permitted, waived. The amalgamation cannot be completed until a number of conditions are satisfied, including the approval and adoption of the amalgamation agreement by the Company’s shareholders at the meeting and the approval of certain regulatory authorities. See “The Amalgamation — Regulatory Approvals” and “The Amalgamation Agreement — Closing Conditions.”

Q.	What happens if the amalgamation is not completed?

A.	If the amalgamation agreement is not approved and adopted by the Company’s shareholders, if any other condition to completion is not satisfied or waived or if the amalgamation is not completed for any other reason, shareholders will not receive any payment for their common shares in connection with the amalgamation. Instead, the Company will remain a public company and the Company’s common shares will continue to be listed and traded on the NASDAQ Global Market. If the amalgamation agreement is terminated under specified circumstances, the Company may be required to pay a termination fee or reimburse Catalina for its out-of-pocket expenses as described more fully under “The Amalgamation Agreement — Termination of the Amalgamation Agreement” and “— Termination Fees and Expenses; Remedies.”

Q.	Should I send in my common share certificates now?

A.	No. If your common shares are certificated, then shortly after the amalgamation is completed, you will receive a letter of transmittal with instructions informing you how to send in your common share certificates to the paying agent in order to receive the amalgamation consideration to which you are entitled. You should use the letter of transmittal to exchange common share certificates for the cash payment to which you are entitled as a result of the amalgamation. PLEASE DO NOT SEND IN COMMON SHARE CERTIFICATES WITH YOUR PROXY.

Q.	What if my common shares are uncertificated or held in “street name”?

A.	If your common shares are held in “street name” by your bank, broker, nominee or other holder of record, you will receive instructions from your bank, broker, nominee or other holder of record shortly after the amalgamation is completed as to how to effect the surrender of your “street name” common shares in exchange for the amalgamation consideration to which you are entitled. Shortly after the amalgamation is completed, your bank, broker, nominee or other holder of record will receive a letter of transmittal with instructions informing them how to send to the paying agent book-entry account statements reflecting the ownership of such “street name” common shares in order to receive the appropriate amalgamation consideration.

If you are the record owner of uncertificated common shares, the paying agent will pay the amalgamation consideration to which you are entitled automatically by delivering the payment to you shortly after the amalgamation is completed at the address reflected in our transfer agent’s records.

Q.	When can I expect to receive payment for my common shares?

A.	If the amalgamation has been completed and you have submitted to the paying agent your properly completed letter of transmittal, which will be sent to you in a separate mailing, along with your common share certificates and other required documents, the paying agent will send you the amalgamation consideration. The Company will issue a press release once the amalgamation has been completed.

Q.	Will I owe taxes as a result of the amalgamation?

A.	Yes, if you recognize taxable gain. The amalgamation will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of common shares. As a result, to the extent you recognize taxable gain, the cash you receive in the amalgamation in exchange for your common shares will be subject to U.S. federal income tax and also may be taxed under applicable state, local and foreign income and other tax laws. Refer to the section entitled “The Amalgamation — Certain U.S. Federal Income Tax Considerations” in this proxy statement for a more detailed explanation of the tax consequences of the amalgamation. We recommend that you consult your own tax advisor to determine the particular tax consequences to you.

Q.	Who can help answer my other questions?

A.	If you need assistance in submitting your proxy or voting your common shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact Georgeson, Inc., the co-solicitation agent, at (888) 605-7527. If your bank, broker, nominee or other holder of record holds your common shares, you should also call your bank, broker, nominee or other holder of record for additional information.

Q.	Where can I find more information about the Company?

A.	We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The filings are available to the public at the SEC’s website, http://www.sec.gov. You may also inspect the Company’s SEC filings at the SEC’s public reference facilities. The Company’s common shares are listed on the NASDAQ Global Market under the symbol “QNTA.” See “Where You Can Find More Information.”

v

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement. We encourage you to read carefully the entire proxy statement, including the Appendices. Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement.

Proposals (page 9)

At the meeting, you will be asked to consider and vote upon a proposal to approve and adopt the amalgamation agreement. In the event there are not sufficient votes at the time of the meeting to approve and adopt the amalgamation agreement, then you may be asked to vote on a proposal made or recommended by the chairman of the meeting to approve the adjournment of the meeting to solicit additional proxies. If any other matters are properly presented at the meeting for action, the proxy holders will vote proxies in accordance with their discretion with respect to such matters.

The Parties to the Amalgamation Agreement (page 41)

Quanta Capital Holdings Ltd.  The Company was incorporated on May 23, 2003 as a Bermuda holding company, formed to provide specialty lines insurance, reinsurance, risk assessment and risk technical services on a global basis through its affiliated companies. From the beginning of 2004 until the second half of 2006 the Company provided specialty lines insurance and reinsurance services on a global basis and to a lesser extent risk assessment and risk technical services. Following the rating action by A.M. Best Company in the first quarter of 2006 in the wake of losses from the 2005 hurricanes, the Company ceased writing new business and then began conducting a self-managed run-off of its remaining insurance and reinsurance businesses. Since September 2006, with the exception of the Company’s business at Lloyd’s, which we sold in February 2008, the Company’s operations have primarily been limited to the run-off of its specialty lines insurance and reinsurance businesses. The mailing address of the Company’s principal executive offices is 22 Church Street, Penthouse, Hamilton HM11, Bermuda, and its telephone number is (441) 294-6350.

Catalina Holdings (Bermuda) Ltd.  Catalina is a privately owned Bermuda company, formed to acquire and manage non-life insurance and reinsurance companies and portfolios in run-off through transactions funded by a combination of equity and senior debt. Catalina has committed equity capital of approximately $340 million, provided by international investors and by its own executive management. The mailing address of Catalina’s principal executive offices is Cumberland House, 7th Floor, One Victoria Street, Hamilton HM 11, Bermuda, and its telephone number is (441) 298-5400.

Catalina Alpha Ltd.  Amalgamation Sub is a Bermuda company and a wholly-owned subsidiary of Catalina formed on or about April 25, 2008 for the sole purpose of completing the amalgamation with the Company. Amalgamation Sub has not engaged in any activities to date except for those incidental to its formation and in connection with the transactions contemplated by the amalgamation agreement, in connection with the financing of the amalgamation consideration, and as otherwise contemplated by the amalgamation agreement.

The Amalgamation Agreement and the Amalgamation (pages 13 to 55)

Structure of the Amalgamation (page 23)

Upon the terms and subject to the conditions of the amalgamation agreement, Amalgamation Sub and the Company will amalgamate under the laws of Bermuda and continue as a Bermuda exempted company limited by shares.

Amalgamation Consideration (page 23)

If the amalgamation is completed, Catalina will acquire the Company in a transaction valued at approximately $197 million. In the amalgamation, each common share outstanding immediately prior to the amalgamation will be converted into the right to receive $2.80 in cash (without interest, subject to applicable withholding for taxes), except for common shares held by (i) the Company’s subsidiaries, (ii) Catalina or any of its subsidiaries, or (iii) any registered holder that has properly dissented pursuant to Section 106(6) of the Bermuda Companies Act 1981, or the Companies Act. In addition, if the amalgamation is completed, equity-based awards will be treated as follows:

•	Company stock options (whether or not then vested or exercisable) will be converted into the right to receive a cash payment equal to the excess, if any, of $2.80 per share over their respective exercise prices, multiplied by the number of shares subject to the stock options, less any required withholding taxes or, if there is no such excess, the options will be cancelled without consideration.

•	Immediately prior to the amalgamation, the Company will waive any vesting conditions applicable to any restricted stock grants and the applicable restricted stock will be converted into the right to receive a cash payment of $2.80 per common share issuable upon vesting of such restricted stock, less any required withholding taxes.

•	Warrants to purchase common shares (whether or not then vested or exercisable) will be converted in accordance with their terms into the right to receive a cash payment equal to the excess, if any, of $2.80 per share over their respective exercise prices, multiplied by the number of common shares covered by the warrant, less any required withholding taxes. Following the completion of the amalgamation, holders of warrants would be entitled to receive $2.80 per share in cash upon exercise of the warrants by payment to the amalgamated company of an exercise price of $10.00 per share.

The amalgamation consideration will be paid following the completion of the amalgamation.

Completion and Effectiveness of the Amalgamation (page 37)

The amalgamation will be completed after all of the conditions to completion of the amalgamation are satisfied or waived, including approval of the proposal to approve and adopt the amalgamation agreement by the affirmative vote of the holders of at least 75% of the common shares voting at the meeting. After satisfaction (or, to the extent permitted under the amalgamation agreement, waiver) of the closing conditions to the amalgamation, the amalgamation would be effective on the date and time set forth in the certificate of amalgamation issued by the Registrar of Companies in Bermuda. We expect to complete the amalgamation in the last quarter of 2008, but we cannot be certain when or if the conditions will be satisfied or, to the extent permitted, waived.

Closing Conditions (page 51)

Before the amalgamation can be completed, a number of conditions must be satisfied or waived. These conditions include, among other things:

•	the amalgamation agreement and the transactions contemplated by the amalgamation agreement having been approved by the Company’s shareholders;

•	the receipt of all required regulatory approvals;

•	the absence of any actions or proceedings instituted by any person that do or would reasonably be expected to have a material adverse effect and the absence of any legal prohibitions against the amalgamation;

•	no government authority will have enacted any law preventing or prohibiting consummation of the transactions contemplated by the amalgamation agreement;

•	not more than 10% of the common shares of the Company being dissenting shares;

•	the performance or compliance by each of the parties in all material respects with all of such party’s covenants and agreements under the amalgamation agreement; and

•	the accuracy of the representations and warranties of each of the parties to the amalgamation agreement, subject to the materiality standards set forth in the amalgamation agreement and described in “The Amalgamation Agreement — Representations and Warranties” and “— Closing Conditions.”

We expect to complete the amalgamation in the last quarter of 2008, but we cannot be certain when or if the conditions will be satisfied or, to the extent permitted, waived.

Acquisition Proposals (page 49)

The amalgamation agreement restricts the Company’s ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company or its subsidiaries. Notwithstanding these restrictions, under certain circumstances and subject to certain conditions, the Company’s board of directors may, prior to the approval of the amalgamation by the shareholders, enter into discussions or negotiations with a third party regarding specified transactions. If the board of directors determines that the Company has received a Superior Proposal (as defined in “The Amalgamation Agreement — Acquisition Proposals”), it may withdraw or change its recommendation to the shareholders that they approve the amalgamation, or recommend to the shareholders the Superior Proposal, but only if the Company has complied with the procedures set forth in the amalgamation agreement with respect to such actions.

Termination of the Amalgamation Agreement (page 52)

The Company and Catalina may agree in writing to terminate the amalgamation agreement at any time without completing the amalgamation, even after approval by the shareholders. The amalgamation agreement may also be terminated at any time under specified circumstances, including, among other things:

•	by Catalina or the Company, if the amalgamation is not completed by December 31, 2008 (or January 31, 2009 if all conditions to the obligations of the parties, other than obtaining regulatory approvals, have been satisfied or waived prior to December 31, 2008);

•	by Catalina or the Company, if the Company shareholders do not approve the amalgamation agreement;

•	by Catalina or the Company, if the other party has breached its representations, warranties or covenants in the amalgamation agreement, subject to the ability of the breaching party to cure the breach within the time period set forth in the amalgamation agreement;

•	by Catalina or the Company, if any governmental entity issues or adopts a final, non-appealable order or law prohibiting the amalgamation;

•	by the Company, if the Company has delivered to Catalina a notice of a Superior Proposal, the Company has paid a $6 million termination fee and, if applicable, reimbursement of expenses up to $1 million and the Company has satisfied its other obligations as discussed more fully in the section entitled “The Amalgamation Agreement — Acquisition Proposals”;

•	by Catalina, if there has been an intentional material breach by the Company of its non-solicitation obligation, its obligation to hold a meeting of shareholders to consider the amalgamation or its obligation to use its reasonable best efforts to obtain shareholder approval of the amalgamation; and

•	by Catalina, if the board of directors of the Company shall have changed or proposed to change in any manner adverse to Catalina its recommendation that the Company shareholders vote in favor of the amalgamation or the Company shall have delivered notice of a Superior Proposal.

Termination Fees and Expenses (page 54)

If the amalgamation agreement is terminated under certain circumstances, the Company may be obligated to pay a $6 million termination fee to Catalina. In certain circumstances, the Company also may be required to pay up to $1 million of Catalina’s expenses in connection with the proposed amalgamation. For more information on these payments, please see the section entitled “The Amalgamation Agreement — Termination Fees and Expenses; Remedies.”

Remedies (page 54)

In the event of termination of the amalgamation agreement, the amalgamation agreement (other than sections concerning confidentiality, fees and expenses, the effects of termination and the miscellaneous provisions) will become void and of no effect with no liability on the part of any party. However, no termination will relieve any party of any liability or damages resulting from any willful and material breach of any representations, warranties, covenants or agreements contained in the amalgamation agreement, and any failure by Catalina and Amalgamation Sub to have immediately available funds necessary for the payment of the aggregate amounts payable to effect the amalgamation will be deemed a willful and material breach if, as a result of such failure, the parties are unable to timely obtain all requisite regulatory approvals or timely complete the amalgamation. The assets of Catalina and Amalgamation Sub are not substantial. As a result, if Catalina and Amalgamation Sub breach the amalgamation agreement, then the Company’s recourse against Catalina and Amalgamation Sub may be limited.

Effects on the Company and Our Shareholders If the Amalgamation Is Not Completed (page 37)

If the amalgamation is not approved by the shareholders or if the amalgamation is not completed for any other reason, the shareholders will not receive any payment for their common shares in connection with the amalgamation. Instead, the Company will remain an independent public company.

Dissenters’ Rights (page 38 and Appendix E)

Under Bermuda law, shareholders of the Company are eligible to exercise dissenters’ rights in connection with the amalgamation. Registered shareholders that do not vote in favor of the amalgamation and who are not satisfied that they have been offered fair value for their common shares (and comply with necessary procedural requirements under Bermuda law) may within one month of the giving of notice convening the meeting apply to the Bermuda court to appraise the fair value of their common shares. For a description of dissenters’ rights and the procedures to be followed to assert them, shareholders should review the provisions of Section 106(6) of the Companies Act. A copy of these provisions is included as Appendix E.

Certain U.S. Federal Income Tax Considerations (page 38)

The amalgamation will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of common shares. For U.S. federal income tax purposes, you generally will recognize gain or loss from the amalgamation in an amount equal to the difference between the amount of cash you receive in the amalgamation with regard to each separately acquired block of common shares and the adjusted tax basis of such block of common shares. We recommend that each shareholder consult his or her tax advisor as to the particular tax consequences to such shareholder of the receipt of cash for common shares in the amalgamation, including the application of state, local and foreign tax laws and possible tax law changes.

Regulatory Approvals (page 40)

The amalgamation cannot be completed until certain consents and approvals are obtained in compliance with state and foreign insurance regulatory laws and commissions. The Bermuda

Monetary Authority, which we refer to as the BMA, the Irish Financial Regulator and the Colorado Division of Insurance have approved the amalgamation. Catalina has filed an application with the Indiana Department of Insurance, and approval is pending.

One of the conditions to closing stated in the amalgamation agreement is that a federal regulatory waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, must have expired or been terminated. Catalina and Quanta have concluded that regulatory notification under the HSR Act is not required before completing the amalgamation agreement, and, as a result, expiration or termination of the HSR Act waiting period is not a condition to closing.

Recommendation of the Board of Directors (page 24)

The Company’s board of directors, in consideration of the advice of its financial and legal advisors and the Company’s management, has unanimously determined that the amalgamation is advisable and fair to and in the best interests of the Company and its shareholders and has approved and adopted the form, terms and provisions of the amalgamation agreement. The board recommends that you vote “FOR” the proposal to approve and adopt the amalgamation agreement. The board also recommends that you vote “FOR” any proposal made or recommended by the chairman of the meeting to approve the adjournment of the meeting to solicit additional proxies in the event there are not sufficient votes at the time of the meeting to approve and adopt the amalgamation agreement.

Opinion of FBR (page 24)

On May 29, 2008, Friedman, Billings, Ramsey & Co., Inc., or FBR, rendered its oral opinion to the board of directors of the Company (which was subsequently confirmed in writing by delivery of FBR’s written opinion dated the same date) to the effect that, as of May 29, 2008, the amalgamation consideration to be received by holders of common shares of the Company in the proposed amalgamation pursuant to the amalgamation agreement was fair to such holders from a financial point of view. FBR’s opinion was directed to the board of directors of the Company and addressed only the fairness from a financial point of view of the amalgamation consideration to be received by the holders of common shares of the Company in the proposed amalgamation pursuant to the amalgamation agreement, and did not address any other aspect or implication of the proposed amalgamation. The summary of FBR’s opinion in this proxy statement is qualified in its entirety by reference to the full text of FBR’s written opinion, which is included as Appendix C and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FBR in preparing its opinion. However, neither FBR’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the proposed amalgamation.

Opinion of NCA (page 30)

In connection with the amalgamation agreement, the special committee of the Company’s board of directors received a written opinion from Navigant Capital Advisors, LLC, or NCA, as to the fairness, from a financial point of view, to the holders of common shares of the amalgamation consideration to be received by such holders as a group in connection with the amalgamation. The full text of the NCA opinion dated May 29, 2008 is attached as Appendix D. The NCA opinion is directed to the special committee of the board of directors and addresses only the fairness from a financial point of view as of the date of the opinion of the consideration to be received by the holders of common shares in connection with the amalgamation. It does not address any other aspects of the amalgamation. The opinion, and the other views and analyses of NCA referenced throughout this proxy statement, do not constitute a recommendation to any holder of common shares as to how to vote.

Interests of Directors and Executive Officers in the Amalgamation (page 35)

The Company’s directors and executive officers have interests in the amalgamation that are different from, or in addition to, their interests as Company shareholders. These interests include, among other things:

•	all unvested options to purchase common shares will vest by reason of the amalgamation;

•	all unvested restricted stock will vest by reason of the amalgamation;

•	as a result of the termination of certain executive officers’ employment in connection with the amalgamation, they will receive specified severance benefits;

•	our Chief Executive Officer and other of our officers who are subject to excise tax imposed under Section 4999 of the U.S. Internal Revenue Code of 1986, or the Code, will be entitled to a gross-up payment under letter agreements with the Company equal to the sum of the excise tax and any income, employment and excise tax on the gross-up payment, plus any additional taxes thereon;

•	vesting of cash-based awards to the Company’s executive officers under the Company’s long-term incentive plan, which will be triggered by the amalgamation; and

•	continued indemnification and insurance coverage for the directors and executive officers under the amalgamation agreement.

Security Ownership of Certain Beneficial Owners and Management (page 56)

As of the record date, the directors and executive officers of the Company owned less than one percent of the outstanding common shares (including restricted stock vesting within 60 days and options exercisable within 60 days).

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

Information in this proxy statement may contain forward-looking statements. Such forward-looking statements are indicated by the use of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “predicts,” “assumes,” “anticipates,” “plans,” “seeks” and comparable terms. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Forward-looking statements are not statements of historical fact, and we cannot guarantee that we will achieve our plans, intentions or expectations, including completing the amalgamation on the terms summarized in this proxy statement. All statements regarding our expected financial position and business are forward-looking statements. Because of our limited operating history, many statements relating to us and our self-managed run-off, including statements relating to our position, operations and business strategies, are forward-looking statements.

All forward-looking statements address matters that involve risks and uncertainties. There are important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the following:

•	the risk that the amalgamation may not be completed in a timely manner, if at all;

•	the occurrence of events, changes or other circumstances that could give rise to the termination of the amalgamation agreement, including under circumstances which may require the Company to pay Catalina a termination fee of $6 million, plus up to $1 million of Catalina’s out-of-pocket expenses;

•	Catalina and/or Amalgamation Sub may be unable to obtain regulatory approvals required for the amalgamation;

•	shareholders may not approve the amalgamation agreement;

•	the outcome of any legal proceedings instituted against the Company and others in connection with the proposed amalgamation;

•	conditions to the completion of the amalgamation may not be satisfied or the amalgamation agreement may be terminated prior to completion;

•	the failure of the amalgamation to be completed for any other reason;

•	the decision of the special committee and the board of directors as to whether or not to approve a competing acquisition proposal, should a competing acquisition proposal be submitted to the Company;

•	actions by the Company, Catalina, Amalgamation Sub or any other potential acquirer of the Company;

•	the amount of the costs, fees, expenses and charges related to the amalgamation;

•	risks inherent in the run-off of the Company’s businesses, including risks relating to large aggregate exposures to natural and man-made disasters and the Company’s ability to mitigate its existing exposures, obtain the release of capital and collateral, recover amounts owed to the Company by its reinsurers and retrocessionaires, enter into commutations or other arrangements to mitigate the Company’s liabilities, collect unpaid premiums and maintain sufficient liquidity;

•	risks and uncertainties associated with executing the Company’s run-off plan, which may result in restructuring charges, gains and losses from commutations, loss portfolio transfers or other transactions and other unforeseen expenses and costs;

•	actual insurance claims may exceed our loss reserves;

•	diversion of management’s attention from ongoing operations;

•	disruption of current plans and operations;

•	risks regarding employee retention;

•	risks relating to existing and future litigation or arbitration by or against the Company;

•	the industry may be subject to future regulatory or legislative actions that could adversely affect the Company;

•	changes in the future availability, cost or quality of reinsurance;

•	changes in regulations or tax laws applicable to the Company or its customers;

•	changes in accounting policies or practices;

•	volatility and fluctuations in securities markets or individual securities in our investment portfolio, which could cause us to incur capital losses or require us to liquidate securities;

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; and

•	other risks detailed in the Company’s current filings with the SEC, including the Company’s most recent filings on Form 10-K, as amended, or Form 10-Q, which discuss these and other important risk factors concerning the Company’s operations.

These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Company operates in a continually changing business environment, and new factors emerge from time to time. We cannot predict such factors nor can we assess the impact, if any, of such factors on the Company’s financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, which are available at http://www.sec.gov.

All forward-looking statements included in this proxy statement speak only as of the date of this proxy statement. We expressly disclaim any obligation to release publicly any revision or updates to any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on the Company’s behalf are qualified by the cautionary statements in this section.

All information contained in this proxy statement concerning Catalina, Amalgamation Sub and their affiliates has been supplied by Catalina and has not been independently verified by the Company.

SPECIAL GENERAL MEETING AND PROXY SOLICITATION

Date, Time and Place

This proxy statement is being furnished to Company shareholders as part of the solicitation of proxies by the Company’s board of directors for use at the meeting of holders of common shares that will be held on Tuesday, September 30, 2008, at 9:00 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11, Hamilton, Bermuda.

Proposals

The purpose of the meeting will be to consider and vote upon a proposal to approve and adopt the amalgamation agreement. In addition, in the event there are not sufficient votes at the time of the meeting to approve and adopt the amalgamation agreement, you may be asked to vote on a proposal to approve the adjournment of the meeting to solicit additional proxies. If any other matters are properly presented at the meeting for action, the proxy holders will vote proxies in accordance with their discretion with respect to such matters.

QUANTA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE AMALGAMATION AGREEMENT AND “FOR” THE PROPOSAL TO APPROVE ANY ADJOURNMENTS OF THE MEETING IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

Record Date

The board of directors has fixed the close of business on August 15, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. Only holders of common shares of record at the close of business on the record date will be entitled to vote at the meeting or any and all adjournments or postponements thereof.

Quorum and Votes Required to Approve the Proposals

A quorum of the holders of the outstanding common shares must be present for the meeting to be held. A quorum is present if two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding common shares as of the close of business on the record date are present throughout the meeting.

Approval and adoption of the amalgamation agreement requires the affirmative vote of at least 75% of the common shares voting at the meeting, whether in person or by proxy. The proposal to adjourn the meeting requires the affirmative vote of a majority of the common shares represented at the meeting, whether in person or by proxy.

Voting

As of the record date, there were 70,179,446 common shares outstanding. In general, shareholders have one vote for each common share held by them and are entitled to vote at all meetings of shareholders. Cumulative voting by shareholders is not permitted. Other than the common shares, there are no other voting securities. The Company’s bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. person (as defined below), constructively or by attribution, shares with more than 9.5% of the total combined voting rights attaching to the common shares of the Company as at the record date will have the voting rights attached to such shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder’s “control group.” A “control group” means, with respect to any person, such person and each other shareholder any of whose shares are included in the controlled shares of such person. “Controlled shares” means all shares that a person is deemed to own directly, are beneficially owned directly or indirectly within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or in the case of a U.S. person, are owned indirectly (within the meaning of Section 958(a) of the Code) or constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a “related group.” A “related group” means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder’s “control group” or “related group,” as the case may be. A “U.S. person” means a citizen or resident of the United States, a business entity that is domiciled in the United States, an estate that is subject to United States federal income tax, and any trust that is subject to the supervision of a U.S. court and that is controlled by one or more U.S. persons.

Under these provisions certain shareholders may have their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

The Company’s board of directors is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of shares, the names of persons having beneficial ownership of the shareholder’s shares, relationships, associations or affiliations with other shareholders or any other facts the board of directors may deem relevant to a determination of the number of controlled shares attributable to any person. The board of directors may disregard the votes attached to the shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

The board of directors retains certain discretion to make such final adjustments to the aggregate number of votes attaching to the shares of any shareholder that the board considers fair and reasonable in all the circumstances to ensure that no person will at any time hold more than 9.5% of the total combined voting rights attaching to the common shares of the Company. As a result of any reduction in the votes of other shareholders, your voting power might increase above 5% of the aggregate voting power of the outstanding shares, which may result in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Exchange Act.

The Company has appointed an inspector of elections to count votes cast in person or by proxy. Broker “non-votes” and common shares owned by shareholders who are present in person or by proxy at the meeting but who elect to abstain from voting will be counted towards the presence of a quorum. However, such common shares and broker “non-votes” will not be counted towards the 75% of the common shares voting in person or by proxy at the meeting needed to approve and adopt the amalgamation agreement or towards the majority of the common shares represented in person or by proxy at the meeting needed to approve any adjournment of the meeting. Common shares held by shareholders who have signed their proxy cards but have not indicated a choice will be counted towards the presence of a quorum and will be voted for the approval and adoption of the amalgamation agreement, for any adjournment of the meeting, and with respect to any other matters that may properly come before the meeting, in accordance with the discretion of the proxy holders.

You may submit your proxy by mail or through the Internet. Instructions for submitting your proxy are included on the proxy card. If you hold your common shares through a bank, broker, nominee or other holder of record, you should follow the separate voting instructions, if any, provided by the bank, broker, nominee or other holder of record with the proxy statement. Your bank, broker, nominee or other holder of record may provide for proxy submission through the Internet or by telephone. Please contact your bank, broker, nominee or other holder of record to determine how to vote.

Procedural Instructions

Even if you expect to attend the meeting in person, to make sure your common shares are represented at the meeting, the Company’s board of directors urges you to complete, date, sign and return the accompanying proxy card, or to submit a proxy through the Internet by following the instructions on the proxy card, or, in the event you hold your common shares through a bank, broker, nominee or other holder of record, to submit a proxy by following the separate voting instructions received from your bank, broker, nominee or other holder of record. If you intend to submit your proxy through the Internet you must do so no later than 11:59 p.m. (New York City time) on September 29, 2008, and if you intend to submit your proxy by mail it must be received by the Company before the meeting. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy before the meeting or at the meeting prior to the vote and vote your common shares in person. The method of delivery of proxies and all other required documents is at your option and risk. Because it is the time of receipt, not the time of mailing or other shipping, that determines whether a proxy has been validly submitted, sufficient time should be allowed to assure timely delivery.

Unless Quanta receives specific instructions to the contrary or unless such proxy is properly revoked, common shares represented by each properly executed proxy will be voted: (1) “FOR” the approval and adoption of the amalgamation agreement; (2) “FOR” any adjournment of the meeting; and (3) with respect to any other matters that may properly come before the meeting, in accordance with the discretion of the proxy holders.

The website for appointing your proxy and voting on the Internet is www.proxyvote.com. Please have your proxy card in hand when you go online. Internet facilities will be available 24 hours a day, and will close at 11:59 p.m. (New York City time) on September 29, 2008. The availability of appointing a proxy on the Internet for beneficial owners will depend on the procedures used by your bank, broker, nominee or other holder of record. Therefore, we recommend that you follow the instructions in the materials you receive.

Attending the Meeting

A person is entitled to attend the meeting only if that person was a holder of common shares as of the close of business on the record date or if that person holds a valid proxy for the meeting. You should be prepared to present photo identification for admittance. In addition, the names of holders of record of common shares will be verified against the list of holders of record of common shares on the record date as shown on the Register of Members of Quanta prior to being admitted to the meeting. If you are not a holder of record but hold common shares through a bank, broker, nominee or other holder of record (i.e., in “street name”), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your bank, broker, nominee or other holder of record, or other similar evidence of ownership, together with a letter from the bank, broker, nominee or other holder of record appointing you as their proxy. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the meeting.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement or submitting a proxy on the Internet has the power to revoke such proxy prior to the meeting or at the meeting prior to the vote. A proxy may be revoked by any of the following methods:

•	writing a letter delivered to the Company at 22 Church Street, Penthouse, Hamilton HM 11, Bermuda, Attention: James J. Ritchie, stating that the proxy or vote is revoked and clearly identifying the common shares for which the proxy or vote is being revoked;

•	submitting a proxy card with a later date; or

•	attending the meeting and voting your common shares in person.

Any notice of revocation of an outstanding proxy (including the submission of a proxy with a later date) must be received before the meeting or at the meeting prior to the vote. Any holder of record of common shares entitled to vote at the meeting may attend the meeting and vote in person. Please note, however, that if your common shares are held of record by a bank, broker, nominee or other holder of record, you are considered the beneficial owner of common shares held in “street name.” Since a beneficial owner is not the holder of record, you may not vote these common shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker, nominee or other holder of record that holds your common shares, giving you the right to vote the common shares at the meeting. Your bank, broker, nominee or other holder of record has enclosed or provided voting instructions for you to use in directing the bank, broker, nominee or other holder of record how to vote your common shares. If you have instructed a bank, broker, nominee or other holder of record to vote your common shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your bank, broker, nominee or other holder of record to change your vote. Even if you do not intend to vote your common shares at the meeting, you may attend the meeting by following the procedures described above.

Adjournment

Although it is not currently expected, the meeting may be adjourned to solicit additional proxies in the event there are not sufficient votes at the time of the meeting to approve and adopt the amalgamation agreement. If the meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned. The record date will not change due to an adjournment unless the board of directors of the Company, in its discretion, establishes a new record date.

In order for the meeting to be adjourned, the affirmative votes of a majority of the outstanding common shares represented at the meeting, whether in person or by proxy, is required to approve the proposal to adjourn the meeting. Any signed proxies received by the Company will be voted in accordance with your instructions on the proxy card. If you sign and return your proxy card without specifying how you want your common shares to be voted, your proxy will be voted “FOR” the approval of any adjournment of the meeting.

Any adjournment of the meeting will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the meeting as adjourned, provided that such revocation is in compliance with the instructions (including as to timing) set forth in the section entitled “— Revocability of Proxies”.

Solicitation

The Company’s board of directors is making this solicitation on behalf of the Company. Directors, officers and regular employees of the Company may solicit proxies by telephone, facsimile, electronic submission or other means or in person. They will not receive any additional compensation for any solicitation activities. We have also retained FBR and Georgeson to act as co-solicitation agents to solicit proxies in connection with the meeting. FBR will not receive any additional compensation for its assistance in soliciting proxies. The Company expects to pay Georgeson a fee of up to $8,500 and to reimburse FBR and Georgeson for their out-of-pocket expenses incurred in connection with such solicitation. We have also agreed to indemnify, subject to certain exceptions, FBR and Georgeson and certain related parties against claims brought by third parties arising in connection with their solicitation of proxies for the meeting. The Company will also pay the costs relating to this proxy statement, the proxy card and the meeting. The Company may reimburse brokerage firms and other persons representing beneficial owners of common shares for their expenses in forwarding solicitation material to beneficial owners.

Other Matters

The Company knows of no specific matter to be brought before the meeting that is not referred to in the attached notice of the meeting of shareholders and this proxy statement. If any other matters are properly presented at the meeting for action, the proxy holders will vote proxies in accordance with their discretion with respect to such matters.

THE AMALGAMATION

Background of the Amalgamation

In October 2005, following the losses incurred in the 2005 hurricanes, A.M. Best Company, or A.M. Best, placed the Company’s financial strength rating under review with negative implications. In response, the Company took various actions in an effort to have its A- rating affirmed. While A.M. Best affirmed the Company’s A- rating in December 2005, in early March 2006, following release of the Company’s results for the fourth quarter of 2005, A.M. Best downgraded the Company’s rating to B++. On March 8, 2006, the Company announced that its board of directors had decided to explore strategic alternatives for the Company and had engaged FBR to serve as its financial advisor in that process. The board considered strategies to continue operations with the new rating, a complete or partial sale of the Company, a run-off of the Company managed by a third party and a self-managed run-off of the Company. In June 2006, A.M. Best further downgraded the Company’s rating to B, and later, at the Company’s request, withdrew the Company’s financial strength rating. After considering the available alternatives, in September 2006, the board of directors decided to place all of the Company’s insurance and reinsurance businesses, with the exception of its business in the Lloyd’s of London market, into self-managed run-off.

In the first half of 2007, the Company’s management and the board of directors took a number of actions intended to preserve and enhance the Company’s value and determined that it would be important to simplify the Company’s capital structure. The board believed that the overall complexity of the Company’s capital structure, including particularly the Company’s Series A Preferred Shares, or Preferred Shares, and junior subordinated debentures, or Trust Preferred Securities, had limited the number and quality of strategic alternatives previously available to the Company. In August 2007, the Company repurchased all of its Preferred Shares through a tender offer. The aggregate purchase price for all of the Preferred Shares was approximately $72.6 million, including costs associated with the repurchase. In August 2007, the Company also repurchased all of its Trust Preferred Securities for an aggregate purchase price of approximately $54.5 million, including costs associated with the purchase.

In September 2007, representatives of FBR again met with the board of directors. The board of directors discussed with FBR the effect and costs of remaining a public company while conducting a self-managed run-off and the potential strategic alternatives then available to the Company, including maintaining the status quo and continuing the self-managed run-off of the Company’s business and pursuing a partial or complete sale of the Company. The board expressed a desire to consider alternatives other than continuing the status quo because it believed that the costs of remaining a public company while in run-off would continually reduce the value of the Company to its shareholders. The board noted that running off the Company’s business is a complex process with an extended time horizon due primarily to the Company’s long-term policy obligations and related regulatory requirements. The board also discussed restrictions on the Company’s ability to receive dividends from its operating subsidiaries and to pay dividends to its shareholders due to regulatory requirements regarding capital reserves. The board considered that obtaining regulatory approval to pay such dividends requires the Company to meet regulatory conditions, particularly the discharge of policy obligations, which in many cases are of extended duration. The board noted that policy obligations that remain in effect will continue to limit the Company’s ability to dividend capital to shareholders until those obligations are discharged. The board also discussed that the Company’s business is subject to continuing risks relating to its run-off, such as litigation risks, changes in economic conditions and the risk that the Company may not be able to mitigate its existing exposures to underwriting risks, including marine, technical risk and aviation reinsurance and environmental and construction-related insurance, which continue to have, among other risks, large aggregate exposures to natural and man-made disasters. At the September 2007 meeting, representatives of FBR and the board also discussed potential strategic and financial buyers that might have an interest in purchasing all or a portion of the Company.

At the September 2007 meeting, the board also discussed the nature of the Company’s business in the Lloyd’s of London market, which the Company conducted through Syndicate 4000. In late 2004, the Company began conducting business in the Lloyd’s of London market through a wholly owned subsidiary, Quanta 4000 Ltd, or Quanta 4000. Initially, Quanta 4000 provided 100% of the capital support to Syndicate 4000, and to enable Quanta 4000 to participate as a capital provider at Lloyd’s, Quanta was required to deposit cash and investment assets as funds at Lloyd’s. Following the Company’s downgrade by A.M. Best, Lloyd’s agreed with the Company that in order to benefit the continued underwriting of Syndicate 4000 in the Lloyd’s of London market, Syndicate 4000 would be better served by a diversification of its capital base. In early 2007, the Company successfully diversified the capital that was provided to Syndicate 4000 by obtaining 10% of the syndicate’s capital commitment required for the 2007 underwriting year from a subsidiary of Chaucer Holdings PLC, or Chaucer. As part of the diversification and the investment by Chaucer, Pembroke Managing Agency, or Pembroke, was formed to manage Syndicate 4000. Upon its formation, Pembroke was owned 15% by Quanta, 65% by Chaucer and 20% by the management of Syndicate 4000.

At the September 2007 meeting, the board also discussed the differences between the nature of the on-going business conducted at Lloyd’s and the Company’s remaining run-off business. The board further discussed with FBR whether a separate sale of the Lloyd’s business might provide a greater valuation of the Company’s Lloyd’s interests. The board noted that upon any such sale, the Company expected the return of its funds at Lloyd’s. However, the board also noted that the complex ownership structure of Syndicate 4000 and Pembroke and the related contractual arrangements might make a sale of the Company’s interests at Lloyd’s to a party other than Chaucer difficult. The board decided to delay a decision with respect to the Lloyd’s business until later in the process of evaluating strategic alternatives.

At the September 2007 meeting, given the intensive nature of the process being undertaken, the board considered appointing a special committee of the board of directors to help facilitate the evaluation of strategic alternatives and the review, negotiation and approval of any related agreements. The board established a special committee, consisting of Susan F. Cabrera, John C. McKenna, James J. Ritchie and Robert B. Shapiro, and delegated to the special committee the authority to review, evaluate and negotiate the terms and conditions of any transaction and any related agreements, determine whether any strategic alternative is fair to and in the best interests of the Company and its shareholders and reject or approve or recommend to the board the rejection or approval of any strategic alternative.

In October 2007, after considering other potential financial advisors, the board again engaged FBR as financial advisor to the Company in connection with potential strategic transactions involving all or a portion of the Company. The board based its selection of FBR on the Company’s prior experience with FBR and FBR’s extensive knowledge of the Company.

In October 2007, a party, which we refer to as the Initial Strategic Party, contacted FBR to discuss a potential transaction with the Company. The Initial Strategic Party verbally indicated that, subject to the satisfactory completion of due diligence, it might be interested in purchasing the Company in a stock-for-stock transaction. The Initial Strategic Party executed a confidentiality agreement with the Company and began conducting due diligence with management. The Initial Strategic Party also indicated that the Company’s Lloyd’s operations were not a strategic fit for its business and that it would prefer that the Lloyd’s operations be sold separately.

Also, in October 2007, representatives of FBR met with employees of Chaucer to obtain additional information regarding the Company’s operations at Lloyd’s. During these discussions, Chaucer indicated that it might be interested in purchasing the Company’s interests at Lloyd’s.

At a meeting of the board of directors held on November 5, 2007, representatives of FBR provided an update to the board regarding the establishment of a virtual data room for use by parties interested in conducting due diligence with respect to a potential transaction with the Company and identification of other potentially interested parties. Representatives of FBR also provided an update to the board regarding the status of the due diligence efforts of the Initial Strategic Party. FBR also discussed with the board of directors Chaucer’s interest in a possible acquisition of the Company’s interests at Lloyd’s. The board directed FBR to continue discussions with Chaucer and to begin contacting other parties that may be interested in purchasing the Company’s interests at Lloyd’s. At this meeting, the Company’s Bermuda counsel, Conyers, Dill & Pearman, or Conyers, also provided a presentation regarding the fiduciary duties of the board of directors under Bermuda law in the context of considering strategic alternatives.

On November 8, 2007, Chaucer submitted a preliminary offer to purchase all of the Company’s interests at Lloyd’s for $8 million and a return of the Company’s funds at Lloyd’s, subject to revision based on Quanta 4000’s net asset position at the closing of the transaction.

On November 13, 2007, the Chief Executive Officer of Catalina contacted Peter D. Johnson, the Chief Executive Officer of the Company, regarding a proposal to purchase the Company for between $4.17 and $4.42 per share in cash subject to the satisfactory completion of due diligence (which prices included the Company’s interests at Lloyd’s and did not reflect the special dividend of $1.75 per share the Company paid on March 28, 2008). FBR, on behalf of the Company, had informal discussions with Morgan Stanley, financial advisors of Catalina, regarding Catalina’s proposal.

At a meeting of the special committee on November 15, 2007, the committee discussed the status of negotiations with the Initial Strategic Party and the proposal from Catalina and decided that the indications of interest by the Initial Strategic Party and Catalina were still too uncertain to commit to exclusive negotiations with any party. In addition, the committee decided that a greater value for shareholders was likely to be obtained through a broad auction process involving a larger number of potential bidders. The special committee authorized FBR to begin an auction process for the Company, beginning with an exploratory stage to assess the level of interest of strategic and financial buyers in a purchase of the Company. The committee asked FBR to invite Catalina and the Initial Strategic Party to participate in the auction but to discourage Catalina from making any additional approaches outside of that process.

At the November 15, 2007 special committee meeting, representatives of FBR informed the committee of the terms of Chaucer’s preliminary offer to purchase the Company’s interests at Lloyd’s. Representatives of FBR discussed with the special committee the possibility that, in a sale of the entire Company, the Lloyd’s business could be valued at a discount to its book value, while in the transaction proposed by Chaucer, the Lloyd’s business would be valued above its book value. Representatives of FBR noted that other potential buyers had communicated an interest in discussing a proposed transaction regarding the Company’s Lloyd’s business. FBR also noted that the structure of the Company’s Lloyd’s business, including its contractual arrangements with Chaucer, would make it more difficult for a third party to complete a transaction because, among other things, Chaucer and Pembroke management had the right to reject proposals from third parties. After discussion of the terms of the Chaucer proposal, the special committee authorized management to negotiate a transaction with Chaucer based on the preliminary offer but also to continue discussions with other potentially interested parties. The special committee engaged Lovells, LLP, the Company’s UK counsel, to provide advice related to the potential sale of the Company’s interests at Lloyd’s.

At a meeting of the special committee on December 6, 2007, representatives of FBR discussed the status of the Initial Strategic Party’s due diligence of the Company. FBR also updated the committee on the status of negotiations with Chaucer regarding the sale of the Company’s interests at Lloyd’s and informed the committee that Chaucer had requested exclusivity. FBR noted that none of the other entities it had contacted were ultimately interested in proceeding with a transaction for the Company’s interests at Lloyd’s. After discussion, the committee instructed management and FBR to continue negotiations, but decided that it would not grant exclusivity to Chaucer with respect to a potential sale of the Company’s interest at Lloyd’s. The special committee discussed the retention of an investment banking firm for the purpose of rendering a fairness opinion covering any transaction with Chaucer. After reviewing proposals by a number of firms, the committee engaged Fox-Pitt Kelton

Cochran Caronia Waller, which we refer to as FPK. Due to the nature of the transaction, the committee decided not to obtain a separate fairness opinion from FBR.

The special committee again reviewed with representatives of FBR the potential strategic alternatives available to the Company, including maintaining the status quo and continuing the run-off of the Company’s business or pursuing a partial or complete sale of the Company. The committee again discussed the costs, constraints and risks associated with remaining a public company while in run-off. Representatives of FBR noted to the committee that some of the parties they had spoken to on behalf of the Company had expressed interest in a strategic transaction with the Company. The committee decided there was sufficient interest to proceed with the auction process for the Company. The special committee then authorized management and FBR to continue preparing a confidential information memorandum to present to the special committee and ultimately make available to potential bidders in connection with the auction of the Company.

Between December 7, 2007 and February 27, 2008, as part of the auction process, FBR, on behalf of the Company, approached 28 potential buyers, including both strategic and financial buyers, and had discussions with 28 potential bidders, including Catalina and the Initial Strategic Party. The Company entered into confidentiality agreements with 24 potential bidders, including Catalina, so that the potential bidders could begin conducting due diligence on the Company. The confidentiality agreements entered into between the Company and each of the potential bidders contained customary standstill and non-solicitation provisions. FBR discussed with potential bidders the Company’s operations, including its recent business results and financial performance, existing financial condition, strategic plans and prospects. During January and February, 2008, FBR sent preliminary bid process letters to 20 potential bidders on behalf of the Company.

At a meeting of the special committee on January 15, 2008, representatives of FBR updated the committee on the status of the potential sale of the Company’s interests at Lloyd’s to Chaucer. Representatives of FBR indicated that Chaucer had revised its offer to provide that the consideration to be received by the Company would be a nominal amount in addition to the return of the Company’s funds at Lloyd’s, which represented a premium to the carrying value on the Company’s balance sheet. Chaucer indicated that it had reduced its offering price due primarily to potentially higher exposure to claims from professional liability related to the subprime mortgage developments and the deterioration of credit markets in the United States. Members of management then led a discussion regarding the financial and legal aspects of the proposed transaction, and the committee discussed the terms, timing and risks associated with such a transaction. In response to questions by members of the committee, representatives of FBR confirmed that the entities interested in a strategic transaction for the whole Company were less interested in acquiring the Lloyd’s operations. In addition, the committee discussed with FBR the nature of the Company’s contractual relationship with Chaucer and the extent to which Chaucer’s rights in that relationship could limit the value of the Company’s Lloyd’s interests to other parties. Representatives of FBR also discussed with the special committee the possibility that, in a sale of the whole Company, the Lloyd’s business could be valued at a discount to its book value, while in the revised proposal from Chaucer, the Lloyd’s business would be valued above its book value. The special committee directed FBR and management to continue discussions with Chaucer with regard to a potential transaction. At this meeting, representatives of FBR also notified the special committee that it appeared that the Initial Strategic Party had stopped conducting due diligence with respect to the Company.

The special committee met again on January 22, 2008. The special committee discussed the proposed sale of the Company’s Lloyd’s interest to Chaucer, the draft of the sale and purchase agreement that had been negotiated with Chaucer and the manner in which the resolution of open issues existing as of the last meeting had been resolved. Representatives of FBR and the Company’s General Counsel led a discussion regarding the terms of the proposed transaction. Representatives of FPK then delivered FPK’s opinion that the consideration to be received by the Company and its subsidiaries in the transaction is fair, from a financial point of view, to the Company. After considering the terms of the proposed transaction and the fairness opinion, the special committee unanimously concluded that the proposed sale of the Company’s Lloyd’s interests to Chaucer was in the best interests of the Company, and the committee recommended that the full board of directors approve the transaction.

At a meeting of the Company’s board of directors held on January 22, 2008, the board discussed the proposed sale of the Company’s Lloyd’s interest to Chaucer, and the chair of the special committee summarized for the board the deliberations of the committee with respect to the proposed sale and the receipt of the fairness opinion of FPK. After considering the terms of the proposed transaction and the fairness opinion, and upon the recommendation of the special committee, the board unanimously concluded that the transaction was in the best interests of the Company and approved the sale of the Company’s Lloyd’s interest to Chaucer upon the terms presented.

On February 6, 2008, at a meeting of the special committee, representatives of FBR and management discussed the status of the proposed transaction with Chaucer and the auction process for the remainder of the Company.

On February 7, 2008, the Company entered into a stock purchase agreement with Chaucer, pursuant to which the Company agreed to sell all of its interests at Lloyd’s to Chaucer. On February 13, 2008, the Company completed the sale and received the return of approximately $117.2 million of cash and investment assets that had previously been pledged to Lloyd’s as capital support for the business being written by Syndicate 4000. The Company recognized a gain of $15.1 million on the sale during the first quarter of 2008.

At a meeting of the board of directors on March 11, 2008, the board considered declaring a special dividend to the Company’s common shareholders to provide immediate value to shareholders and to reduce the amount of funds that would be necessary for a potential buyer to purchase the Company. Management indicated that, based on a review of the Company’s financial statements and an analysis of the Company’s estimated liquidity needs for the next four years, the Company had sufficient funds available to declare a dividend, after taking into account the requirements set forth in Bermuda’s Companies Act 1981 and Insurance Act 1978. Management also informed the board that the BMA had provided the approvals necessary to enable Quanta to declare and pay the dividend. After discussion, the board unanimously agreed to declare a cash dividend in the amount of $1.75 per common share, payable on March 28, 2008 to shareholders of record on March 25, 2008.

On March 10 and 11, 2008, at a meeting of the special committee, representatives of FBR provided an overview to date of the auction process for the sale of the Company. FBR reminded the committee that, of the 28 potential buyers, 24 entered into confidentiality agreements. FBR informed the committee that eight bidders had submitted preliminary non-binding bids indicating an interest in proceeding with a strategic transaction with the Company. Representatives of FBR and the Company’s outside counsel, Baker & McKenzie LLP, reviewed the terms of the preliminary bids that had been received, and the committee engaged in a discussion of each of the bids and the due diligence performed by each of the bidders, as well as the questions they had asked and the assumptions they had made. The committee directed FBR to speak to certain of the bidders to obtain clarification of certain terms of their bids and to report to the committee the next day. When the meeting reconvened the following day, representatives of FBR summarized the additional information received from those bidders. After further review and discussion regarding the quality of the various bids, including price, relative certainty of closing and other terms, the committee decided to invite four bidders to participate in the second round and to submit final bids regarding a strategic transaction with the Company. On March 31, FBR sent final bid process letters to the four bidders.

On April 3, 2008, representatives of FBR again discussed with the special committee the status of the auction process. The committee, with input from representatives of FBR, discussed the process, the proposed timeline and the different participants, as well as the bidders’ diligence to date. The committee also discussed proposals from several investment banking firms with regard to providing a fairness opinion from an independent financial advisor in connection with a strategic transaction involving the Company. Because of FBR’s prior relationships with the Company, the committee determined to engage a separate financial advisor that had not had any relationships with the Company to provide a fairness opinion. The committee discussed each of the proposals, but decided to delay making a selection until its next meeting.

On April 12, 2008, FBR circulated to the four bidders an initial draft of the amalgamation agreement provided by Baker & McKenzie and instructed the bidders to revise the draft and submit their revisions with their final bids. At the instruction of the special committee, FBR indicated to the bidders that the board of directors expected that the amalgamation agreement would not be contingent upon the purchaser’s ability to obtain financing and that no or minimal other contingencies should be reflected in the bids. At the direction of the special committee, FBR also informed the bidders that they should provide assurance that their due diligence efforts had been completed.

Between April 25 and 29, 2008, the four bidders submitted their formal bids to the Company. Three of the bidders also provided a revised draft amalgamation agreement. At the request of the Company, FBR contacted certain bidders on behalf of the Company to obtain clarification of some of the terms contained in their bids.

At a meeting of the special committee held on May 6, 2008, at which all the members of the board of directors were present, Conyers again summarized the directors’ fiduciary duties under Bermuda law, including guidance on directors’ duties in connection with the consideration of bids for the Company. Representatives of FBR then provided an overview of the financial terms of the four final bids it received in the second round of bidding, and representatives of Baker & McKenzie provided a review of key terms of each of the proposed amalgamation agreements submitted by the bidders. Catalina submitted the highest bid of the four final bidders, offering $2.65 per share in cash (which was the equivalent of $4.40 per share when added to the special dividend of $1.75 paid on March 28, 2008). The second highest bidder, which we refer to as the Second Bidder, submitted a bid of $2.55 per share in cash (which was the equivalent of $4.30 per share when added to the special dividend of $1.75 paid on March 28, 2008). The committee discussed with FBR and Baker & McKenzie the proposed terms of each bid. Representatives of FBR informed the committee that it appeared certain bidders might have made incorrect assumptions regarding transaction costs and expenses in connection with their bids. The special committee instructed FBR to contact Catalina’s investment banker, Morgan Stanley, to discuss Catalina’s assumptions regarding transaction costs and expenses and to ask Catalina to confirm its bid of $2.65 per share reflecting the corrected assumptions. In addition, after considering other firms, the committee engaged NCA to render a fairness opinion with regard to the proposed transaction. The committee adjourned the meeting for the day.

The special committee reconvened the meeting in the morning of May 7, 2008. During that morning, FBR and Morgan Stanley continued to discuss the assumptions made by Catalina in preparing the bid. After discussions, Morgan Stanley informed FBR that Catalina would reduce its bid to $2.55 per share. The special committee then directed FBR to contact the Second Bidder to discuss its assumptions regarding transaction costs and expenses and to contact both the Second Bidder and Catalina to obtain their best offers. Later that afternoon, Morgan Stanley contacted FBR on behalf of Catalina and indicated a revised bid of $2.60 per share and requested exclusivity until May 19, 2008. Subsequently, the Second Bidder contacted FBR and offered $2.65 per share, reflecting correct assumptions. At the direction of the special committee, FBR informed Catalina that it was not the highest bidder and that the Company was moving forward with another party. Later that evening, Morgan Stanley indicated that Catalina may be willing to increase its bid to $2.70 per share, but would not make a final decision until the following morning. After a discussion of Catalina’s potential bid, the committee adjourned the meeting for the day.

When the special committee reconvened the meeting on the morning of May 8, 2008, representatives of FBR informed the committee that Catalina had confirmed its bid of $2.70 per share. At the direction of the special committee, FBR informed the Second Bidder that a higher offer was received. Later that morning, the Second Bidder increased its cash bid to $2.75 per share and requested an exclusivity period to expire on the close of business on May 23, 2008. The Second Bidder’s bid was only open until the close of business, Eastern Time, on May 8, 2008 and was contingent upon receiving exclusivity. At the direction of the special committee, FBR notified Morgan Stanley that a higher offer was received and that Catalina had approximately two hours to respond with its best offer. The committee also directed FBR to inform the Second Bidder that the Company would agree to exclusivity provided the exclusivity agreement would permit the Company to enter into discussions with another party during the exclusivity period if that party submitted a superior proposal. The Second Bidder refused to agree to such a provision. Conyers joined the meeting by telephone and advised the committee on its fiduciary duties. The committee further discussed the proposal and noted that the Second Bidder’s offer was the highest offer received, that the offer would expire at the close of business on the same day and that if the committee did not agree to exclusivity with the Second Bidder, the Second Bidder may withdraw its bid. Later that afternoon, after further discussion, and after noting that the Second Bidder’s offer would expire within the hour and that the time for Catalina to respond with its best offer had expired several hours earlier, the committee authorized the Company to enter into the proposed exclusivity agreement with the Second Bidder.

On May 9, 2008, at the request of the special committee FBR sent to the Second Bidder a revised draft of the amalgamation agreement. From May 12, 2008, through May 22, 2008, Baker & McKenzie and FBR, at the direction of the Special Committee, negotiated with the attorneys and financial advisors of the Second Bidder to reduce the number of open issues between the parties.

At a meeting of the special committee held on May 19, 2008, at which all the members of the board were present, the special committee discussed the most recent draft of the amalgamation agreement, copies of which had been distributed to the committee members before the meeting, and the resolution of open issues. Representatives of FBR and Baker & McKenzie updated the committee on the status of negotiations and the remaining open issues. Representatives of FBR and NCA discussed with the special committee the terms of the proposed transaction with the Second Bidder.

The board of directors met on May 19, 2008 to discuss the proposed transaction with the Second Bidder. The chair of the special committee summarized for the board the deliberations of the special committee with respect to the proposed transaction.

On May 20, 2008, the special committee held a meeting at which representatives of FBR informed the committee that Catalina had submitted a revised bid for $2.80 per share in cash and that the bid was valid until 2:00 p.m. Eastern Time on May 22, 2008. Representatives of Baker & McKenzie discussed the Company’s obligations under the exclusivity letter between the Company and the Second Bidder, which would remain in effect until the close of business on May 23, 2008. Representatives of Baker & McKenzie advised the committee that, under the terms of the exclusivity letter, the Company may not have any discussion with any other party regarding any acquisition proposal. After discussion, the committee directed Baker & McKenzie to continue negotiating the terms of the amalgamation agreement with the Second Bidder.

At a meeting of the special committee on May 22, 2008, representatives of FBR informed the committee that the Second Bidder had released the Company from the exclusivity agreement. Representatives of FBR reminded the committee that the revised offer submitted by Catalina was scheduled to expire within the hour and informed the committee that, in its offer, Catalina had requested exclusivity as a condition to engaging in further discussion with the Company. The special committee discussed the appropriate length of the exclusivity period and authorized entering into an exclusivity agreement with Catalina until 5:00 p.m. Eastern Time on May 28, 2008. The committee also authorized the Company’s management and its advisors to negotiate the terms of an amalgamation agreement with Catalina based on Catalina’s revised offer.

On May 22, 2008, Baker & McKenzie sent to Catalina a revised draft of the amalgamation agreement. From May 22, 2008 through May 29, 2008, on behalf of the Company and at the direction of the committee, Baker & McKenzie and FBR negotiated with Allen & Overy LLP, legal counsel to Catalina, and Morgan Stanley to reach agreement on a definitive amalgamation agreement.

The special committee met again on May 27, 2008, and at that meeting representatives of FBR and Baker & McKenzie provided an update on the remaining open issues with respect to the negotiations with Catalina. Representatives of FBR informed the committee that Catalina had requested an extension of the exclusivity period until 5:00 p.m. Eastern Time on May 30, 2008. After discussion, the special committee authorized the extension of the exclusivity period until 8:00 a.m. Eastern Time on May 30, 2008.

On May 29, 2008, the special committee met to discuss the proposed amalgamation agreement with Catalina, a copy of which had been provided to the committee members before the meeting. The board of directors was also present at this meeting at the invitation of the special committee. At the request of the board of directors, representatives of FBR discussed with the special committee and the board the auction process and the terms of the proposed transaction with Catalina. Representatives of NCA gave a presentation to the special committee analyzing the terms of the proposed transaction with Catalina including consideration of the factors described below under “— Opinion of NCA.” Representatives of NCA then orally delivered NCA’s opinion to the special committee, which was later followed by a written opinion, that the consideration to be received by the Company’s public shareholders in the proposed transaction with Catalina was fair to the Company’s public shareholders from a financial point of view. The committee discussed the terms of the proposed transaction and noted that the offered price of $2.80 per share, when added to the special dividend of $1.75 paid on March 28, 2008, provided a valuation equal to $4.55 to shareholders. After discussion with financial advisors and legal counsel, including consideration of the factors described below under “— Reasons for the Amalgamation,” the committee unanimously determined that the proposed amalgamation with Catalina was in the best interests of the Company’s shareholders, and the special committee recommended that the board of directors approve the transaction.

Immediately thereafter, the board of directors convened a meeting to consider the proposed amalgamation and the proposed amalgamation agreement between the Company and Catalina. The chair of the special committee summarized for the board the deliberations of the special committee with respect to the proposed transaction and the fairness opinion received from NCA and reported to the board that the special committee recommended to the board that the proposed amalgamation with Catalina be approved. At the request of the board of directors, representatives of FBR discussed the financial analyses described below under “— Opinion of FBR” and rendered FBR’s oral opinion to the board of directors of the Company (which was subsequently confirmed in writing by delivery of FBR’s written opinion dated the same date) to the effect that, as of May 29, 2008, the consideration to be received by holders of common shares of the Company in the proposed amalgamation pursuant to the amalgamation agreement was fair to such holders from a financial point of view. The board discussed the terms of the proposed transaction, and after discussion with financial advisors and legal counsel, including consideration of the factors described below under “— Reasons for the Amalgamation,” the board unanimously determined that the proposed amalgamation with Catalina was in the best interests of the Company’s shareholders, and the board authorized the officers of the Company to enter into a definitive agreement with Catalina and to enter into any other agreements or make any filings contemplated thereby. The board also unanimously resolved that the proposed amalgamation agreement be submitted to the shareholders for their consideration, and the board recommended that the shareholders approve the proposed amalgamation.

After the close of business on May 29, 2008, the Company and Catalina entered into the amalgamation agreement and other agreements ancillary thereto. On the morning of May 30, 2008, each of the parties issued a press release announcing the amalgamation agreement.

Reasons for the Amalgamation

In reaching its decision to approve the amalgamation, the amalgamation agreement and the other transactions contemplated thereby, and to recommend that the Company’s shareholders vote to approve and adopt the amalgamation agreement, the board of directors of the Company, upon the recommendation of the special committee of the board of directors and in consultation with the

Company’s management and financial and legal advisors, considered a number of positive factors and potential benefits of the amalgamation, including the following:

•	the belief of the board of directors that the sale of the Company at $2.80 per share in cash was more favorable to shareholders than the potential value that shareholders would receive from the other possible alternatives, including remaining an independent company and continuing with the run-off of the Company’s business and a piecemeal sale of the Company’s businesses, taking into account the costs, constraints and risks associated with such alternatives;

•	the offered price of $2.80 per share which, when added to the special dividend of $1.75 paid on March 28, 2008, would enable the Company to return $4.55 during 2008 to the holders of common shares;

•	the current and historical market prices of the Company’s common shares, and the fact that the $2.80 per share to be paid for each of the Company’s common shares in the amalgamation represents a 55% premium to the volume-weighted average sale price per share over the 30 calendar days ending May 29, 2008, the last trading day before the Company announced it had entered into the amalgamation agreement;

•	the avoidance of risks inherent in the run-off of the Company’s businesses, including risks relating to the Company’s ability to mitigate its existing exposures, obtain the release of capital and collateral, recover amounts owed to the Company by its reinsurers and retrocessionaires, enter into commutations or other arrangements to mitigate the Company’s liabilities, collect unpaid premiums and maintain sufficient liquidity;

•	the avoidance of risks and uncertainties associated with executing the Company’s run-off plan, which might result in restructuring charges, gains and losses from commutations, loss portfolio transfers or other transactions and other unforeseen expenses and costs;

•	the extensive auction process conducted by the Company over a seven month period, with the assistance of FBR, which involved contacting 28 parties to determine their potential interest in a strategic transaction with the Company and entering into confidentiality agreements with 24 parties;

•	the risk that another strategic transaction may not be available to the Company at this valuation if the Company declined to enter into the transaction with Catalina;

•	the fact that the amalgamation consideration is all cash, so that the transaction will (i) allow the Company’s shareholders to immediately realize a certain value, in cash, for their investment, and (ii) remove the shareholders’ exposure to risks inherent in continuing to operate the Company as a public run-off company;

•	the financial analysis reviewed and discussed with the Company’s board of directors by representatives of FBR, as well as the oral opinion of FBR to the board of directors on May 29, 2008 (which was subsequently confirmed in writing by delivery of FBR’s written opinion dated the same date) with respect to the fairness from a financial point of view to the holders of common shares of the Company of the consideration to be received by such holders in the proposed amalgamation (see “— Opinion of FBR” and Appendix C);

•	the presentation of NCA, including its opinion that, as of the date of its opinion and based upon and subject to the qualifications, limitations and assumptions set forth in such opinion, the consideration to be received by the Company’s public shareholders in the proposed amalgamation is fair, from a financial point of view, to such shareholders (see “— Opinion of NCA” and Appendix D);

•	the terms of the amalgamation agreement and the fact that it was the result of arms-length negotiations between the parties, including, without limitation:

o	the limited number and nature of the conditions to Catalina’s and Amalgamation Sub’s obligation to consummate the amalgamation, including the absence of a financing condition and Catalina’s representation that it has committed financing, and the limited risk of non-satisfaction of such conditions;

o	the fact that many of the Company’s representations and warranties and certain other provisions of the amalgamation agreement are qualified as to “materiality” or with respect to a “Company Material Adverse Effect,” and, for purposes of the amalgamation agreement, a Company Material Adverse Effect does not include, among other things, circumstances resulting from changes in the general economic, financial or security market conditions unless the changes have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, compared to other similarly situated companies in the Company’s industry, or adverse changes resulting from changes in interest rates;

o	the provisions of the amalgamation agreement that allow the board of directors, under certain limited circumstances as required to comply with its fiduciary duties, to change its recommendation that the Company’s shareholders vote in favor of the approval of the amalgamation agreement;

o	the provisions of the amalgamation agreement that allow the Company, under certain limited circumstances as required to comply with its board of directors’ fiduciary duties, to furnish information to and conduct negotiations with third parties in connection with a Superior Proposal; and

o	the provisions of the amalgamation agreement that provide the board of directors the ability to terminate the amalgamation agreement in order to accept a Superior Proposal (subject to negotiating with Catalina in good faith and paying Catalina a termination fee of $6 million and reimbursing Catalina and its affiliates for its expenses (up to a maximum amount of $1 million), which we refer to collectively as the termination payments);

•	the understanding of the board of directors, after consultation with its advisors, that the termination payments, and the circumstances under which they are payable, are reasonable in light of the benefits of the amalgamation, commercial practice and transactions of this size and nature (see “The Amalgamation Agreement — Acquisition Proposals,” “— Termination of the Amalgamation Agreement” and “— Termination Fees and Expenses; Remedies”);

•	the belief of the board of directors, after consulting with its advisors, that the non-financial terms of the proposals received from the other bidders were, in the aggregate, no more favorable to the Company than the proposal by Catalina, including as to conditionality; and

•	the board of directors’ familiarity with, and presentations by the Company’s management regarding, the business, operations, financial condition, strategy and prospects of the Company.

The board of directors also considered and balanced against the potential benefits of the amalgamation the following potentially adverse factors concerning the amalgamation:

•	the risk that the amalgamation might not be completed in a timely manner or at all;

•	the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company;

•	the restrictions on the conduct of the Company’s business prior to completion of the amalgamation, requiring the Company to conduct its business only in the ordinary course and restricting the Company from entering into claim settlements in excess of $500,000, subject to specific limitations or Catalina’s consent, which may delay or prevent the Company from taking certain actions that may be beneficial to the Company;

•	the risk of diverting management focus and resources from operational matters while working to implement the amalgamation;

•	Catalina’s limited history in acquiring insurance and reinsurance companies and portfolios in run-off;

•	the assets of Catalina and Amalgamation Sub are not substantial;

•	the fact that the Company’s shareholders will not participate in any future earnings of the Company and will not benefit from any appreciation in value of the Company;

•	the interests of the Company’s executive officers and directors in the amalgamation (see “— Interests of Directors and Executive Officers in the Amalgamation”);

•	the amalgamation consideration consists of cash and will therefore be taxable to shareholders who are U.S. persons for U.S. federal income tax purposes;

•	the requirement that the Company pay Catalina the termination payments if the Company accepts a Superior Proposal, and the deterrent effect this requirement may have on parties considering making a Superior Proposal; and

•	potential employee attrition arising from the amalgamation.

After taking into account all of the factors set forth above, as well as others, the board of directors agreed that the benefits of the amalgamation outweigh the risks and that the amalgamation is advisable, fair to and in the best interests of the Company and its shareholders. The board of directors has unanimously approved and adopted the form, terms and provisions of the amalgamation agreement and the completion of the amalgamation and recommends that the Company’s shareholders approve and adopt the amalgamation agreement at the meeting.

In view of the wide variety of factors it considered, the board of directors did not find it practicable to quantify or assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

Structure of the Amalgamation

Upon the terms and subject to the conditions of the amalgamation agreement, Amalgamation Sub and Quanta will amalgamate under the laws of Bermuda and Quanta, as the amalgamated company, will continue as a Bermuda exempted company limited by shares.

Amalgamation Consideration

If the amalgamation is completed, Catalina will acquire the Company in a transaction valued at approximately $197 million. In the amalgamation, each common share of the Company outstanding immediately prior to the amalgamation (other than excluded shares) will be converted into the right to receive $2.80 in cash (without interest, subject to applicable withholding for taxes). Excluded shares include common shares that are owned by Catalina, Amalgamation Sub or any other direct or indirect subsidiary of Catalina, common shares that are owned by any direct or indirect subsidiary of the Company, and common shares that are held by any registered holder that has properly dissented pursuant to Section 106(6) of the Companies Act. In addition, equity-based awards will be treated as follows:

•	Company stock options (whether or not then vested or exercisable) will be converted into the right to receive a cash payment equal to the excess, if any, of $2.80 per share over their respective exercise prices, multiplied by the number of shares subject to the stock options, less any required withholding taxes or, if there is no such excess, the options will be cancelled without consideration.

•	Immediately prior to the amalgamation, the Company will waive any vesting conditions applicable to any restricted stock grants and the applicable restricted stock will be converted into the right to receive a cash payment of $2.80 per common share issuable upon vesting of such restricted stock, less any required withholding taxes.

•	Warrants to purchase common shares (whether or not then vested or exercisable) will be converted in accordance with their terms into the right to receive a cash payment equal to the excess, if any, of $2.80 per share over their respective exercise prices, multiplied by the number of common shares covered by the warrant, less any required withholding taxes. Following the completion of the amalgamation, holders of warrants would be entitled to receive $2.80 per share in cash upon exercise of the warrants by payment to the amalgamated company of an exercise price of $10.00 per share.

Recommendation of the Board of Directors

The Company’s board of directors, in consideration of the advice of its financial and legal advisors and the Company’s management, acting upon the recommendation of the special committee of the board of directors, has unanimously determined that the amalgamation is advisable and fair to and in the best interests of the Company and its shareholders and has approved and adopted the form, terms and provisions of the amalgamation agreement. The board recommends that you vote “FOR” the proposal to approve and adopt the amalgamation agreement. The board also recommends that you vote “FOR” the proposal to adjourn the meeting to solicit additional proxies in the event there are not sufficient votes at the time of the meeting to approve and adopt the amalgamation agreement.

Opinion of FBR

On May 29, 2008, FBR rendered its oral opinion to the board of directors of the Company (which was subsequently confirmed in writing by delivery of FBR’s written opinion dated the same date) to the effect that, as of May 29, 2008, the amalgamation consideration to be received by holders of common shares in the proposed amalgamation pursuant to the amalgamation agreement was fair to such holders from a financial point of view.

FBR’s opinion was directed to the board of directors of the Company and addressed only the fairness from a financial point of view of the amalgamation consideration to be received by the holders of common shares of the Company in the proposed amalgamation pursuant to the amalgamation agreement, and did not address any other aspect or implication of the proposed amalgamation. The summary of FBR’s opinion in this proxy statement is qualified in its entirety by reference to the full text of FBR’s opinion, which is included as Appendix C and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FBR in preparing its opinion. FBR has consented to the inclusion in the proxy statement of its opinion and the description of its opinion contained in this section. However, neither FBR’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the proposed amalgamation.

In arriving at its opinion, FBR:

•	reviewed a final draft, dated May 29, 2008, of the amalgamation agreement;

•	reviewed certain publicly available financial statements of the Company and other publicly available business and financial information relating to the Company and the industry in which it operates;

•	reviewed certain other financial information and operating data concerning the Company provided to FBR by management of the Company;

•	reviewed the stock price and trading history of the common shares;

•	met with certain members of the Company’s management to discuss the business and prospects of the Company;

•	reviewed certain business, financial and other information relating to the Company, including financial forecasts for the Company provided to or discussed with FBR by the management of the Company;

•	reviewed certain financial and stock market data and information for the Company and compared that data and information with corresponding data and information for companies with publicly traded securities that it deemed relevant;

•	reviewed certain financial terms of the proposed amalgamation and compared those terms with the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In preparing its opinion, FBR relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information it reviewed, and did not independently verify any of such information. With respect to the financial forecasts provided to or discussed with FBR by the management of the Company, FBR assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the Company. FBR assumed no responsibility for the assumptions, estimates and judgments on which those forecasts were based. In addition, FBR was not requested to make, and did not make, an independent evaluation, appraisal or physical inspection of the Company or the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or any of its subsidiaries, nor was it furnished with any such evaluations or appraisals. With regard to the information provided to FBR by the Company, FBR relied upon the assurances of the management of the Company that they were unaware of any facts or circumstances that would make such information incomplete or misleading. FBR also assumed that there had been no change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company since the date of the most recent financial statements for the Company provided to FBR. With the Company’s consent, FBR also assumed that the amalgamation agreement, when executed, would conform to the draft reviewed by FBR in all respects material to its analyses, that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the amalgamation, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the proposed amalgamation and that the proposed amalgamation would be completed in accordance with the terms of the amalgamation agreement, without waiver, modification or amendment of any term, condition or agreement therein that is material to FBR’s analysis. FBR’s opinion was necessarily based on financial, economic, market and other conditions as they exist on and the information made available to FBR as of the date of its opinion. Although subsequent developments may affect its opinion, FBR does not have any obligation to update, revise or reaffirm its opinion.

FBR’s opinion was provided for the use and benefit of the board of directors of the Company in connection with its evaluation of the proposed amalgamation and may not be used for any other purpose without FBR’s prior written consent, and FBR’s opinion should not be construed as creating any fiduciary duty on the part of FBR to the Company, the board of directors of the Company or any other person. FBR’s opinion addresses only the fairness from a financial point of view of the amalgamation consideration to be received by the holders of common shares of the Company in the proposed amalgamation pursuant to the amalgamation agreement and does not address any other terms, aspects or implications of the proposed amalgamation or any agreements, arrangements or understandings entered into in connection with the proposed amalgamation or otherwise. In addition, FBR’s opinion does not address the relative merits of the proposed amalgamation as compared to other transactions or business strategies that may be available to the Company, nor does it address or constitute a recommendation regarding the decision of the board of directors of the Company to approve and recommend that holders of common shares vote in favor of the approval and adoption of the amalgamation agreement or the decision of the Company to engage in the proposed amalgamation. FBR’s opinion does not constitute advice or a recommendation to any holder of the Company’s securities as to how such holder should vote or act on any matter relating to the proposed amalgamation. Furthermore, FBR’s opinion does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the proposed amalgamation, or class of such persons, relative to the amalgamation consideration or otherwise. The issuance of FBR’s opinion was approved by an internal opinion committee of FBR authorized to approve the issuance of opinions of such nature.

In preparing its opinion to the board of directors of the Company, FBR performed a variety of analyses, including those described below. The summary of FBR’s valuation analyses is not a complete description of the analyses underlying FBR’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. FBR arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, we believe FBR’s analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, FBR considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in FBR’s analyses for comparative purposes is identical to the Company or the proposed amalgamation. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, FBR did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by FBR’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company and FBR. Much of the information used in, and accordingly the results of, FBR’s analyses are inherently subject to substantial uncertainty.

FBR’s opinion and analyses were provided to the board of directors of the Company to assist it in evaluating the proposed amalgamation and were among many factors considered by the board of directors of the Company in evaluating the proposed amalgamation. Neither FBR’s opinion nor its analyses were determinative of the amalgamation consideration or of the views of the board of directors or management of the Company with respect to the proposed amalgamation.

The following is a summary of the material valuation analyses performed in connection with the preparation of FBR’s opinion rendered to the board of directors of the Company on May 29, 2008. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of FBR’s analyses.

For purposes of its analyses, FBR reviewed a number of financial metrics including:

•	Book Value — generally the book value as of a specified date of the assets of the relevant company minus the book value as of such date of the relevant company’s liabilities.

•	Tangible Book Value — generally the book value as of a specified date of the assets of the relevant company minus the book value as of such date of the relevant company’s intangible assets and its liabilities.

Unless the context indicates otherwise, the Equity Values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of May 28, 2008, and the transaction value for the companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. For purposes of its analyses, FBR assumed with the Company’s consent that the Company would continue to run-off its existing business and not generate any new business and relied upon the financial and other forecasts for the Company provided to or discussed with FBR by the management of the Company.

Selected Companies Analysis

FBR calculated Equity Value multiples of certain financial data for the Company and selected companies in the property and casualty insurance industry.

The calculated multiples included:

•	Equity Value as a multiple of Book Value; and

•	Equity Value as a multiple of Tangible Book Value.

The selected companies in the property and casualty insurance industry were selected because they had market capitalizations between $50 million and $325 million; 2007 returns on equity and/or forecasted 2008 returns on equity based on publicly available information of less than 10%; and otherwise were deemed to be similar to the Company in one or more respects which included nature of business, diversification, financial performance and geographic concentration. Except as described above, no specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. FBR identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to the Company. The selected companies were:

PMA Capital Corporation
United America Indemnity, Ltd.
Meadowbrook Insurance Group, Inc.
NYMAGIC, Inc.
American Safety Insurance Holdings, Ltd.
Eastern Insurance Holdings, Inc.
Mercer Insurance Group, Inc.
Specialty Underwriters’ Alliance, Inc.
National Atlantic Holdings Corporation

The selected companies analysis indicated the following:

Multiple Description	High	Low	Median	Average

Equity Value as a multiple of:
Book Value	0.96x	0.47x	0.79x	0.72x
Tangible Book Value	1.04x	0.47x	0.80x	0.78x

FBR applied multiple ranges based on the selected companies analysis to corresponding financial data for the Company provided by the Company’s management. The selected companies analysis indicated an implied per common share reference range for the Company of $1.67 to $3.38 based on Equity Value as a multiple of Book Value, and indicated an implied per common share reference range for the Company of $1.62 to $3.59 based on Equity Value as a multiple of Tangible Book Value, as compared to the proposed amalgamation consideration of $2.80 per common share.

Selected Transactions Analysis

FBR calculated Equity Value multiples of certain financial data based on the purchase prices paid in selected publicly-announced transactions involving the acquisition of run-off property and casualty insurance companies it deemed relevant.

The calculated multiples included:

•	Equity Value as a multiple of the target company’s Book Value; and

•	Equity Value as a multiple of the target company’s Tangible Book Value.

The selected transactions were selected because the target companies were deemed to be similar to the Company in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. FBR identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed amalgamation. The selected transactions were:

Target	Acquiror	Date Announced

Guildhall Insurance Company Ltd.	Enstar Group, Ltd.	12/13/2007
PXRE Reinsurance Company	Tawa plc	11/05/2007
Alea Group Holdings (Bermuda) Limited	Fortress Investment Group LLC	04/04/2007
PXRE Group Ltd.	Argonaut Group, Inc.	03/14/2007
Inter-Ocean Holdings Ltd.	Enstar Group, Ltd.	12/29/2006
Chevanstell Ltd.	Randall & Quilter Investment Holdings	11/10/2006

The selected transactions analysis indicated the following:

Multiple Description	High	Low	Median	Average

Equity Value as a multiple of:
Book Value	0.85x	0.59x	0.81x	0.78x
Tangible Book Value	0.85x	0.79x	0.84x	0.82x

FBR applied multiple ranges based on the selected transactions analysis to corresponding financial data for the Company provided by the Company’s management. The selected transactions analysis indicated an implied per common share reference range for the Company of $2.10 to $3.00 based on Equity Value as a multiple of Book Value, and indicated an implied per common share reference range for the Company of $2.70 to $2.92 based on Equity Value as a multiple of Tangible Book Value, as compared to the proposed amalgamation consideration of $2.80 per common share.

Dividend Discount Analysis

FBR also calculated the present value of the Company’s future dividends assuming that the Company continues to run-off its existing business and does not generate any new business using financial and dividend forecasts for the Company provided to or discussed with FBR by the management of the Company and discount rates ranging from 10% to 18%. The dividend discount analysis indicated an implied per common share reference range of $1.84 to $2.19, as compared to the proposed amalgamation consideration of $2.80 per common share. FBR noted that the implied per common share reference range would be lower if dividends were delayed or lower than anticipated by the Company’s management.

Premiums Paid Analysis

FBR noted that the proposed amalgamation consideration represented a premium to the historical trading price of common shares as follows:

Period Prior to May 29, 2008	Premium

1 Trading Day	46.6%
5 Trading Day	53.0%
30 Calendar Days	61.8%

FBR compared the implied amalgamation premiums to the following observed premiums paid in selected transactions involving the acquisition of insurance companies from July 2006 through April 2008 and noted that the premium represented by the $2.80 per share amalgamation consideration was within the range:

	Premium to Trading Price Prior to Announcement
	One Trading Day	Five Trading Days	30 Calendar Days

Low	−1.9%	2.1%	0.4%
Median	31.4%	31.5%	28.6%
Average	31.3%	33.0%	33.5%
High	69.4%	74.7%	82.0%

Other Matters

The Company engaged FBR to act as its financial advisor in connection with potential transactions involving the Company pursuant to a letter agreement dated as of October 23, 2007. The Company engaged FBR based on FBR’s knowledge of and substantial prior experience with the Company and with the common shares in addition to FBR’s experience and reputation in the insurance industry. FBR is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Under the terms of its engagement, FBR is also entitled to receive a fee of approximately $5,000,000, of which approximately $3,500,000 is contingent upon the successful completion of the proposed amalgamation. In addition to these fees, the Company has agreed to indemnify FBR and certain related parties against certain liabilities and to reimburse FBR for certain expenses arising in connection with or as a result of its engagement.

FBR and its affiliates provide a wide range of investment banking and financial services, including financial advisory, securities trading, brokerage and financing services. In that regard, FBR and its affiliates have in the past provided, and are currently providing, investment banking and other financial services to the Company and its affiliates, for which FBR and its affiliates have received, and would expect to receive, compensation. These services include (i) acting as the financial advisor to the Company in connection with its consideration of certain strategic alternatives in 2006, including the sale of the Company’s subsidiary, Environmental Strategies Consulting LLC, (ii) acting as dealer manager in connection with the Company’s tender offer for its outstanding preferred shares purchased on August 10, 2007, and (iii) acting as financial advisor to the Company in connection with the sale of its Lloyd’s interests in February 2008. In addition to the fees discussed in the preceding paragraph, during the past two years, FBR has received aggregate fees from the Company of approximately $2,000,000 for financial advice and services unrelated to the amalgamation. W. Russell Ramsey, who served on FBR’s board of directors, also served on Quanta’s board of directors until December 11, 2006.

FBR and its affiliates may in the future provide investment banking and other financial services to the Company, Catalina and their respective affiliates for which FBR and its affiliates would expect to receive, compensation. In the ordinary course of business, FBR and its affiliates may trade in the securities and financial instruments (including bank loans) of the Company, Catalina and their affiliates for FBR and its affiliates’ own accounts and the accounts of customers and, accordingly, may at any time hold a long or short position in such securities and financial instruments.

On February 5, 2007, a class action lawsuit was filed against Quanta on behalf of a putative class consisting of investors who purchased preferred shares of the Company between December 14, 2005 and March 2, 2006 and alleges, among other things, that Quanta made false statements concerning reserves for hurricane-related losses in a registration statement and prospectus circulated to investors in connection with the offering of the preferred shares. A class action lawsuit was also filed on February 26, 2007 against Quanta on behalf of a putative class consisting of investors who purchased common shares between October 4, 2005 and April 3, 2006 and alleges, among other things, that Quanta made false and misleading statements, and omitted to state material information, in various disclosures. These class action lawsuits seek an unspecified amount of damages, as well as other forms of relief. Under the terms of the underwriting agreement relating to the offerings, Quanta is obligated to indemnify the underwriters (including FBR) and persons who control the underwriters against any liabilities in connection with the offering, including liabilities under the U.S. Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

Opinion of NCA

On May 29, 2008, at a meeting of the special committee at which all the members of the board of directors were present, NCA made a presentation to the special committee and subsequently delivered its written opinion to the special committee in a letter of the same date. The opinion stated that, as of May 29, 2008, based upon and subject to the assumptions made, matters considered, procedures followed, methods employed and limitations on NCA’s review as set forth in the opinion, the consideration to be received by holders of the common shares in connection with the amalgamation was fair to such holders, from a financial point of view.

NCA’s opinion was directed to the special committee of the board of directors of the Company and addressed only the fairness from a financial point of view of the consideration to be received by the holders of common shares of the Company in the proposed amalgamation pursuant to the amalgamation agreement dated May 29, 2008, and did not address any other aspect or implication of the proposed amalgamation. NCA has consented to the inclusion in this proxy statement of its opinion letter and the description of its opinion contained in this section. You are urged to read the summary of the NCA fairness opinion and the NCA opinion letter carefully and in their entirety for a description of the assumptions made, matters considered, procedures followed, methods employed and limitations on the review that NCA undertook in rendering its opinion. The summary of the NCA opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion letter, which is attached as Appendix D and is incorporated by reference into this proxy statement. However, neither the NCA written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the amalgamation.

In arriving at its opinion, NCA:

•	was provided an overview of the auction process by the Company and its advisors;

•	reviewed a final draft, dated May 29, 2008, of the amalgamation agreement;

•	reviewed certain publicly available financial statements of the Company, as well as other publicly available business and financial information relating to the Company and the insurance industry;

•	reviewed the stock price and trading history of the Company’s common shares;

•	met with certain members of the Company’s management to discuss the rationale, structure and financial aspects of the amalgamation, as well as the business and prospects of the Company;

•	reviewed certain business, financial, operational and other information relating to the Company, including the legal and regulatory environment in which the Company operates;

•	reviewed certain financial and stock market data and information for the Company compared to corresponding data and information for companies with publicly traded securities that it deemed relevant and reviewed certain transactions to compare these transactions to the current proposed amalgamation;

•	reviewed the terms of (i) recent mergers and acquisitions of companies in the insurance sector and (ii) premiums paid in acquisitions of a diverse set of companies within a similar industry to the Company and which NCA deemed relevant to the Company’s analysis of the amalgamation; and

•	conducted such other studies, analyses and inquiries as NCA deemed appropriate.

In preparing its opinion, NCA assumed the accuracy and completeness of all of the information that was supplied to NCA in preparing its opinion, including financial, accounting, legal, tax and other information NCA reviewed. NCA reviewed this data without assuming any responsibility for independently verifying any of such information. Further, NCA relied upon the assurance of management of the Company that management was not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to NCA’s analysis. NCA assumed that financial forecasts and analysis provided by management had been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the Company. NCA assumed no responsibility for the assumptions, estimates and judgments on which those forecasts were based. In addition, NCA was not requested to make, and did not make, an independent evaluation, appraisal, actuarial analysis or physical inspection of the Company or the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or any of its subsidiaries. NCA also assumed that there had been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company since the date of the most recent financial statements for the Company provided to NCA, except as discussed with management. With the Company’s consent, NCA also assumed that the amalgamation agreement, when executed, would conform to the draft reviewed by NCA in all respects material to its analyses, that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the amalgamation, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the proposed amalgamation and that the proposed amalgamation would be completed in accordance with the terms of the amalgamation agreement, without waiver, modification or amendment of any term, condition or agreement therein that is material to NCA’s analysis. NCA’s opinion was necessarily based on financial, economic, market and other conditions as of the date of its opinion and on the information made available to NCA as of the date of its opinion. Subsequent developments may affect its opinion; however, NCA does not have any obligation to update, revise or reaffirm its opinion.

NCA was not engaged to initiate discussions with third parties with respect to alternative transactions or to negotiate the terms of the proposed amalgamation.

NCA provided its opinion to the special committee of the board of directors for the use and benefit of the special committee and the board of directors of the Company in connection with its evaluation of the proposed amalgamation. The opinion may not be used for any other purpose without NCA’s prior written consent and should not be construed as creating any fiduciary duty on the part of NCA to the Company, the board of directors of the Company or any other person. NCA’s opinion addresses only the fairness from a financial point of view of the consideration to be received by the holders of common shares of the Company in the proposed amalgamation pursuant to the amalgamation agreement; it does not address any other terms, aspects or implications of the proposed amalgamation or any agreements, arrangements or understandings entered into in connection with the proposed amalgamation or otherwise. In addition, NCA’s opinion does not address the relative merits of the proposed amalgamation as compared to other transactions or business strategies that may be available to the Company, nor does it address or constitute a recommendation regarding the decision of the board of directors of the Company to approve and recommend that holders of common shares vote in favor of the approval and adoption of the amalgamation agreement or the decision of the Company to engage in the proposed amalgamation. NCA’s opinion does not constitute advice or a recommendation to any holder of the Company’s securities as to how such holder should vote or act on any matter relating to the proposed amalgamation. Furthermore, NCA’s opinion does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the proposed amalgamation, or class of such persons, relative to the amalgamation consideration or otherwise. The issuance of NCA’s opinion was approved by an internal opinion committee of NCA authorized to approve the issuance of such fairness opinions.

NCA performed a variety of analyses in preparing its opinion for the special committee. The following summary of NCA’s valuation analyses is not a complete description of the analyses underlying NCA’s fairness opinion. The preparation of a fairness opinion is a complex process that involves many quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods, and includes relevant adaptation and application of these methods to the unique facts and circumstances present for the Company. Consequently, neither a fairness opinion nor the analyses underlying such an opinion is adequately reflected in a partial analysis or summary description. NCA arrived at its opinion based on the results of all of its analyses, assessed as a whole, and did not draw conclusions in isolation from or with regard to any individual analysis, analytic method or factor. Accordingly, the Company believes NCA’s analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

NCA considered industry, market and general economic conditions, financial and otherwise, and other matters as these existed, and could be evaluated, on the date of the written opinion. No entity, company, transaction or business used in NCA’s analyses for comparative purposes is identical to the Company or to the proposed amalgamation. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, NCA did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by NCA’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In preparing its opinion, NCA, among other things, performed a number of analyses including guideline run-off transaction analyses, guideline company analyses, discounted cash flow and dividend analyses and a premiums paid analysis. Following its completion of these analyses, NCA concluded that, due to the unique nature of the Company and the status of its run-off, the guideline company, discounted cash flow and dividend analyses provided limited applicability to an evaluation of the fairness of the amalgamation. In addition, NCA’s analyses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold, given that circumstances may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used by NCA in its analyses and, accordingly, the results thereof, are inherently subject to substantial uncertainty.

NCA’s opinion and analyses were provided to the special committee to assist it in evaluating the proposed amalgamation and were among many factors considered by the board of directors of the Company in evaluating the proposed amalgamation. Neither NCA’s opinion nor its analyses were determinative of the consideration or of the views of the board of directors or management of the Company with respect to the proposed amalgamation.

NCA’s opinion, rendered to the special committee on May 29, 2008, was based in part on the following, which summarizes the material valuation analyses performed. NCA considered various methods of valuation and determined, based upon the specific circumstances of the Company and the proposed amalgamation, the most appropriate valuation analyses for this opinion, which are described below. The analyses summarized below include information presented, but do not alone constitute a complete description of the analyses undertaken. Considering the data in the tables below without considering the full narrative description of the analyses, the underlying methodologies and assumptions, qualifications and limitations with respect to each analysis, could create a misleading or incomplete view of NCA’s analyses. For purposes of its analysis, NCA assumed with the Company’s consent that the Company would continue to run off its existing business and relied upon the financial and other forecasts for the Company provided to or discussed with NCA by the management of the Company.

NCA conducted an analysis of run-off company transactions, due to the unique circumstances associated with operating a run-off company. A run-off company is an insurance company that is being wound up or otherwise not engaged in underwriting new business, instead, allowing existing policies to run out on their expiration dates. NCA determined that the Company is more comparable to other run-off companies than to companies operating as going concerns.

The Equity Values used for the selected run-off company transactions analysis described below were calculated as of the closing date (or the announcement date if the transaction had not yet closed as of the date the opinion was issued) of the relevant transaction, based on the purchase price paid in the relevant transaction, unless the context indicates otherwise.

Guideline Run-off Company Transaction Analysis

The guideline run-off company transactions were selected because of the similarity of these transactions to the proposed amalgamation. Among other factors, financial, operational, economic and risk similarities were considered in the selection of the guideline run-off company transactions for purposes of the NCA analysis. Specific numeric or other similar criteria were not relied upon in the selection or elimination of certain guideline run-off company transactions for its analysis, but rather NCA evaluated the guideline run-off company transaction in its entirety. Therefore, for example, transactions substantially larger or smaller, but including similar lines of businesses to the Company, may have been included, while other potentially similar transactions were not. NCA researched and identified a sufficient number of transactions for purposes of its analysis and included those listed below, but may not have included all transactions that might be considered comparable to the proposed amalgamation.

Target	Acquiror	Closing Date

Cobalt/Gordian	Enstar Group, Ltd.	3/05/08
Guildhall Insurance Company, Ltd.	Enstar Group, Ltd.	2/29/08
NRG N.V.	Berkshire Hathaway Inc.	12/28/07	*
PXRE Reinsurance Company	Argo Group International Holdings, Ltd.	8/07/07
PXRE Reinsurance Company	Tawa plc	8/07/07
Alea Group Holdings (Bermuda) Limited	Fortress Investment Group LLC	7/20/07
Continental Management Services, Ltd.	Tawa plc.	5/04/07
Converium Insurance (NA), Inc.	Berkshire Hathaway Inc.	12/13/06
AIOI Insurance Company of Europe, Ltd.	Enstar Group, Ltd.	3/30/06
Overseas Partners Re Ltd.	Catalina Holdings Ltd.	9/22/05
Overseas Partners US Re	Odyssey Re Holdings Corp.	11/15/04

*	Announcement date of transaction.

In its analysis of the guideline run-off company transactions that NCA deemed relevant, NCA observed several financial metrics, but focused on the calculation of Equity Value as a multiple of Book Value, based on the purchase price paid. Book Value was derived from the assets acquired less assumed liabilities, before fair value adjustments. The guideline run-off company transactions analysis indicated the following:

	Third Quartile	First Quartile	Mean	Median

Equity Value as a multiple of Book Value	0.88x	0.68x	0.79x	0.82x

As part of its analysis, NCA compared financial metrics of the guideline run-off company transactions to the offer received from Catalina. More specifically, the guideline run-off company transaction analysis indicated a mean Equity Value as a multiple of Book Value of 0.79x. This multiple is the same as the multiple in Catalina’s offer, which implied an Equity Value as a multiple of Book Value of 0.79x as calculated on May 22, 2008.

Guideline Company Analysis

NCA also conducted an analysis of guideline companies, comprising selected publicly traded operating companies. Given the limited comparability of guideline companies with the Company, however, due to the substantive financial, economic and operational differences between the Company and going concerns, NCA concluded that the guideline company analysis had limited usefulness. The typical guideline company analysis compares Equity Value as a multiple of various financial metrics. However, currently, the Company has no earnings and is not in a position to pay dividends. Therefore, due to substantive financial, economic and operational differences between an operating company and one in run-off, NCA concluded that the guideline company analysis had limited applicability for holders of common shares of the Company in evaluating the proposed amalgamation.

Discounted Cash Flow and Dividend Discount Analyses

NCA also evaluated the usefulness of two other approaches: the discounted cash flow analysis and the dividend discount analysis. NCA reviewed the Company’s financial projections, which NCA expected to project the Company to generate very limited incremental operating earnings or cash flow, given that the Company is in run-off. This was confirmed by the financial projections supplied by the Company’s management. Furthermore, regulatory mandates to the Company to continue to hold substantial capital to support reserves against potential reserve deficiencies would limit the payment of future dividends or the potential release of capital to holders of the common shares. NCA concluded that neither the discounted cash flow analysis nor the dividend discount analysis, therefore, could be viewed as a reliable indication of value, given the low probability of incremental operating earnings or dividends for the holders of common shares.

Premiums Paid Analysis

NCA analyzed the premiums paid in insurance transactions over the past eight years, based on information compiled by FactSet Mergerstat, which information is based on the closing price of a given stock five days prior to an announcement of a transaction for that stock. Over the preceding eight calendar years, average premiums offered over the relevant market price have ranged from a low of approximately 17% in 2005 to a high of approximately 56% in 2004. Average premiums to relevant market price in both of calendar years 2006 and 2007 were reasonably stabilized between approximately 25% and 27%, respectively.

The proposed amalgamation consideration represented a premium to the historical trading price of the common shares, as well as a significant premium of approximately 46% for this transaction, as of May 22, 2008, five trading days prior to announcement of the proposed amalgamation.

Other Matters

The special committee of the Company’s board of directors selected NCA to provide an opinion because NCA is a national leader in providing comprehensive mergers and acquisitions services to middle-market companies and financial buyers and because NCA has not provided any investment banking or financial services to Quanta prior to its engagement in connection with the amalgamation. NCA has received a fee of $425,000 for rendering the opinion in connection with the amalgamation, and no portion of this fee was contingent upon the successful completion of the proposed amalgamation.

Interests of Directors and Executive Officers in the Amalgamation

The directors and executive officers of the Company have interests in the amalgamation that are different from, or in addition to, their interests as shareholders of the Company. Our executive officers are Peter D. Johnson and Jonathan J.R. Dodd.

Stock Options

Under the terms of the amalgamation agreement, each option to purchase or acquire common shares (whether or not then vested or exercisable) granted to the Company’s employees or directors under the Company’s 2003 Long Term Incentive Plan or any other incentive plan of the Company (or agreement related thereto) that is outstanding immediately prior to the effective time of the amalgamation will be converted into the right to receive a cash payment equal to the product of the excess, if any, of the amalgamation consideration of $2.80 per share over the per share exercise price of such stock option, multiplied by the number of common shares covered by such stock option, less any required withholding taxes. If there is no such excess, the stock option will be cancelled without consideration.

The following table identifies, for each of the Company’s current directors and executive officers, the aggregate number of common shares subject to outstanding vested and unvested stock options held as of August 15, 2008, and the amount such executive officers and directors would receive in respect of vested and unvested stock options in connection with the amalgamation. No former director or executive officer of the Company holds any outstanding stock options.

	Aggregate	Aggregate Value of
	Common Shares Subject to	Vested and Unvested
Name	In-the-Money Options	In-the-Money Options

William H. Bolinder	25,000	$18,000
Susan F. Cabrera	25,000	$12,500
Peter D. Johnson	100,000	$92,000
John C. McKenna	25,000	$17,750

Restricted Stock

Under the terms of the amalgamation agreement, prior to the effective time, the Company will waive any vesting conditions applicable to any restricted stock granted pursuant to any incentive plan of the Company, and such restricted stock will be treated the same as other common shares for purposes of the amalgamation agreement. At the effective time, the directors who hold restricted stock on which the restrictions have lapsed will be entitled to receive amalgamation consideration of $2.80 for each common share issuable upon vesting of such restricted stock, less any required withholding taxes.

The following table shows, for each director who holds restricted stock, the aggregate number of common shares issuable upon vesting of the restricted stock held as of the record date and the value of such common shares (as of the effective time) that will become fully vested in connection with the amalgamation. No former director and no current or former executive officer of the Company holds any restricted stock.

	Aggregate Number of	Aggregate Value of
	Common Shares Issuable	Common Shares Issuable
	Upon Vesting of	Upon Vesting of
Name	Restricted Stock	Restricted Stock

Roland C. Baker	4,464	$12,499
William H. Bolinder	6,467	$18,108
Susan F. Cabrera	4,464	$12,499
Robert Lippincott	4,464	$12,499
John C. McKenna	5,713	$15,996
Robert B. Shapiro	4,464	$12,499

Change in Control and Severance Agreements

Peter D. Johnson, the Chief Executive Officer of the Company, entered into an Employment Agreement with the Company dated September 11, 2006, as amended by a letter agreement dated March 11, 2008. Pursuant to the Employment Agreement, as a result of his termination in connection with the amalgamation, Mr. Johnson will receive a severance payment in an amount equal to 12 months total compensation, or $1,175,000. Jonathan J.R. Dodd entered into an Amended and Restated Retention Agreement with the Company dated December 13, 2007. Pursuant to the Amended and Restated Retention Agreement, as a result of his termination in connection with the amalgamation Mr. Dodd will receive, among other consideration, two times the amount of his base salary of $416,000, or $832,000. Other specified employees are also subject to retention or severance arrangements, and as a result of the termination of these employees in connection with the amalgamation, these employees will receive payments in the aggregate amount of $3,240,000.

The Company has entered into letter agreements with certain key employees of the Company, including Peter D. Johnson, regarding payments to those employees that become subject to specified excise taxes imposed under Section 280G and 4999 of the Code. Those individuals who are subject to the excise tax imposed under Section 4999 of the Code will be entitled to a payment in an amount necessary to preserve the economic benefit payable to them had they not been subject to the excise tax and any taxes resulting from the imputed income for the payment of the excise tax and the gross-up payment. The Company estimates that the gross-up payment to Mr. Johnson will be approximately $2,200,000 and the payment to all of the other Company employees that are entitled to gross-up payments (other than Mr. Johnson) would be approximately $2,900,000. The estimate is based on certain assumptions, including the expected Federal income tax rate and State marginal tax rate of the individuals subject to the excise tax. The Company will not be entitled to a U.S. federal income tax deduction for any gross-up payments so made.

Incentive Awards

As of January 1, 2007, the Company adopted the 2007 Long Term Incentive Plan, which we refer to as the 2007 LTIP. Peter D. Johnson, Jonathan J.R. Dodd and certain other employees were designated as participants in accordance with the plan. Pursuant to the terms of the 2007 LTIP, payouts of cash-based incentive awards under the plan automatically vest and become immediately payable in the event of a change of control prior to March 15, 2010. Therefore, as a result of the amalgamation, the awards to Peter D. Johnson, Jonathan J.R. Dodd and other employees will automatically vest and become payable. Pursuant to the terms of the plan, the amounts of the awards are based on the amalgamation consideration plus dividends paid after January 1, 2007. Based on the amalgamation consideration and the previously paid dividends, the awards to Peter D. Johnson and Jonathan J. R. Dodd will be approximately $3,353,000 and $2,414,200, respectively. The aggregate amount that will vest and become payable with respect to all other designated employees in the 2007 LTIP is approximately $11,956,000.

Indemnification and Insurance Coverage

The amalgamation agreement provides that the present and former directors and officers of the Company will be indemnified and insured against various losses as described more fully in “The Amalgamation Agreement — Indemnification of Officers and Directors.”

Completion and Effectiveness of the Amalgamation

The amalgamation will be completed after all of the conditions to completion of the amalgamation are satisfied or waived, including approval of the proposal to approve and adopt the amalgamation agreement by the affirmative vote of the holders of at least 75% of the common shares voting at the meeting. After satisfaction (or, to the extent permitted under the amalgamation agreement, waiver) of the closing conditions to the amalgamation, the amalgamation will be effective on the date and time set forth in the certificate of amalgamation issued by the Registrar of Companies in Bermuda. We expect to complete the amalgamation in the last quarter of 2008, but we cannot be certain when or if the conditions will be satisfied or, to the extent permitted, waived.

Effects on the Company and Our Shareholders If the Amalgamation Is Not Completed

If the amalgamation is not approved by our shareholders or if the amalgamation is not completed for any other reason, our shareholders will not receive any payment for their common shares in connection with the amalgamation. Instead, the Company will remain an independent public company. In addition, if the amalgamation agreement is terminated under certain circumstances, the Company may be obligated to pay a $6 million termination fee to Catalina. In certain circumstances, the Company also may be required to pay up to $1 million of Catalina’s expenses in connection with the proposed amalgamation. See “The Amalgamation Agreement — Termination Fees and Expenses; Remedies.”

Delisting and Deregistration of the Company’s Common Shares

If the amalgamation is completed, the Company’s common shares will no longer be traded on NASDAQ and will be deregistered under the Exchange Act.

Dissenters’ Rights

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, any registered shareholder of the Bermuda company who did not vote in favor of the amalgamation and who is not satisfied that he has been offered fair value for his shares (and complies with necessary procedural requirements under Bermuda law) may within one month of the giving of notice convening the meeting apply to the Supreme Court of Bermuda to appraise the fair value of those shares. If you vote in favor of the amalgamation you will waive your right to apply to the Supreme Court of Bermuda to appraise the fair value of your common shares. Voting against the amalgamation will not satisfy the requirements for notice and exercise of your right to apply for appraisal of the fair value of your common shares. Within one month of the court’s appraising the fair value of such shares, the Bermuda company will be entitled either to pay the court appraised value to the dissenting registered shareholder or terminate the amalgamation. If the amalgamation has proceeded prior to the court’s appraisal, then within one month of the court’s appraisal, the amalgamated Bermuda company must pay the excess, if any, of the court’s appraised value over the value actually received by the shareholder pursuant to the amalgamation. See Section 106(6) of the Companies Act, a copy of which is attached as Appendix E.

No appeal will lie from an appraisal by the Supreme Court of Bermuda, and the costs of the application to the Supreme Court will be in the discretion of the Supreme Court.

Certain U.S. Federal Income Tax Considerations

The following discussion describes certain material United States federal income tax consequences of the receipt of cash in exchange for the common shares pursuant to the amalgamation agreement. The discussion does not purport to consider all aspects of federal income taxation that may be relevant to shareholders. The discussion applies only to U.S. holders (defined below), not to foreign shareholders. The consequences to any particular shareholder may differ depending upon that shareholder’s own circumstances and tax position. The discussion deals only with common shares held as capital assets within the meaning of Section 1221 of the Code, and does not address matters that may be relevant to shareholders in light of their particular circumstances. It also does not address matters that may be relevant to certain shareholders subject to special treatment under the Code, such as financial institutions, insurance companies, S corporations, partnerships and other pass-through entities, shareholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, U.S. expatriates, directors, employees, former employees or other persons who acquired their common shares as compensation, including upon the exercise of employee stock options, and persons who are holding common shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction. The discussion does not consider the effect of any applicable estate tax, gift tax, state, local or foreign tax laws. In addition, this discussion is based upon the Code, applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions in effect on the date of this document, all of which are subject to change, with possible retroactive effect. We recommend that each shareholder consult his or her tax advisor as to the particular tax consequences to such shareholder of the receipt of cash for common shares in the amalgamation, including the applications of state, local and foreign tax laws and possible tax law changes.

TO COMPLY WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (a) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (b) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE

AMALGAMATION ADDRESSED BY THE WRITTEN ADVICE HEREIN; AND (c) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This section is based on the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You are a U.S. holder if you are a beneficial owner of common shares of the Company and you are for U.S. federal income tax purposes:

(i) a citizen or individual resident of the United States;

(ii) a corporation or other entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv) a trust if (x) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (y) it has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of common shares that is not a United States person for United States federal income tax purposes. If a partnership or other pass-through entity taxable as a partnership holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding common shares should consult its own tax advisor. This section assumes that the Company is not a controlled foreign corporation or a passive foreign investment company for United States federal income tax purposes.

Consequences of the Amalgamation

U.S. Holders.  The exchange of common shares for cash pursuant to the amalgamation will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a shareholder who receives cash as a result of the amalgamation will generally recognize gain or loss equal to the difference between the adjusted basis of the common shares exchanged and the amount of cash received therefor. Any such recognized gain or loss will be capital gain or loss if the common shares are held as capital assets by the shareholder, and will be long-term capital gain or loss if the shareholder has held the common shares for more than one year. Long-term capital gain of a non-corporate shareholder is generally subject to a maximum U.S. federal income tax rate of 15%. Gain or loss must be calculated separately for each block of common shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the amalgamation.

Non-U.S. Holders.  If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on receipt of the amalgamation consideration unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated United States federal income tax rates, and corporate non-U.S. holders described in the first bullet above may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by United States source capital losses. You should consult your own tax advisor regarding any applicable tax treaties that may provide for different rules in your particular circumstances.

Backup Withholding and Information Reporting

If you are a U.S. holder, payments you receive in connection with the common shares of the Company generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless you (i) establish that you are a corporation or other exempt holder or (ii) provide an accurate taxpayer identification number on a properly completed United States Internal Revenue Service (IRS) Form W-9 and certify that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that certain required information is furnished to the IRS. If you are a non-U.S. holder, you may be required to comply with certification and identification procedures in order to establish your exemption from information reporting and backup withholding. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Regulatory Approvals

U.S. Antitrust Filing

One condition to closing stated in the amalgamation agreement is that a federal regulatory waiting period required by the HSR Act must have expired or been terminated. Catalina and Quanta have concluded that regulatory notification under the HSR Act is not required before completing the amalgamation, and, as a result, expiration or termination of the HSR Act waiting period is not a condition to closing.

States of Colorado and Indiana

A condition to the closing of the amalgamation also includes the approval of the amalgamation by the Colorado Division of Insurance and the Indiana Department of Insurance. The Colorado Division of Insurance has approved the amalgamation. Catalina has filed an application with the Indiana Department of Insurance, and approval is pending. The amalgamation cannot be completed until the amalgamation is approved by the Indiana Department of Insurance.

Foreign and Certain Other Regulatory Matters

Approvals or clearances from regulatory bodies in certain foreign countries are conditions to the completion of the amalgamation, including, without limitation, the Irish Financial Regulator requirements and the notification and/or consent requirements of the BMA under the Bermuda Insurance Act 1978 and the Exchange Control Act 1972, the filing of the application to register the amalgamation pursuant to the Companies Act and the consent of the Minister of Finance of Bermuda to the amalgamation. The BMA and the Irish Financial Regulator have approved the amalgamation. Notice to or approvals of regulatory bodies in other jurisdictions may be required in connection with the transaction. We do not currently anticipate that our pursuit of any other foreign notifications, clearances or approvals will hinder, delay or restrict completion of the transactions contemplated by the amalgamation agreement.

We do not believe that any other material pre-closing regulatory approvals, filings or notices are required by us in connection with the amalgamation, other than filings or notices required under federal securities laws and the filing of the Bermuda certificate of amalgamation with the Registrar of Companies in Bermuda.

THE AMALGAMATION AGREEMENT

The following is a summary of certain provisions of the amalgamation agreement. This summary is not a complete description of the terms and conditions of the amalgamation agreement and is qualified in its entirety by reference to the full text of the Agreement and Plan of Amalgamation, which is included as Appendix A and is incorporated by reference herein, and by reference to the full text of the Bermuda Amalgamation Agreement, which is included as Appendix B and is incorporated by reference herein. The Agreement and Plan of Amalgamation and the Bermuda Amalgamation Agreement have been attached to this document to provide you with information regarding their terms. They are not intended to provide any other factual information about the Company, Catalina or Amalgamation Sub. We urge you to read the full text of the amalgamation agreement because it is the legal document that governs the amalgamation. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in “Where You Can Find More Information” beginning on page 58.

The Parties to the Amalgamation Agreement

Quanta Capital Holdings Ltd.  Quanta was incorporated on May 23, 2003, as a Bermuda holding company formed to provide specialty lines insurance, reinsurance, risk assessment and risk technical services on a global basis through its affiliated companies. From the beginning of 2004 until the second half of 2006 we provided specialty lines insurance and reinsurance services on a global basis and to a lesser extent risk assessment and risk technical services. Following A.M. Best’s rating action in the first quarter of 2006 in the wake of losses from the 2005 hurricanes, the Company ceased writing new business and then began conducting a self-managed run-off of its remaining insurance and reinsurance businesses. Since September 2006, with the exception of the business at Lloyd’s which the Company sold in February 2008, the Company’s operations have primarily been limited to the run-off of our specialty lines insurance and reinsurance businesses. The mailing address of the Company’s principal executive offices is 22 Church Street, Penthouse, Hamilton HM11, Bermuda, and its telephone number is (441) 294-6350.

Catalina Holdings (Bermuda) Ltd.  Catalina is a privately owned Bermuda company, formed to acquire and manage non-life insurance and reinsurance companies and portfolios in run-off through transactions funded by a combination of equity and senior debt. Catalina has committed equity capital of approximately $340 million, provided by international investors and by its own executive management. The mailing address of Catalina’s principal executive offices is Cumberland House, 7th Floor, One Victoria Street, Hamilton HM 11, Bermuda, and its telephone number is (441) 298-5400.

Catalina Alpha Ltd.  Amalgamation Sub is a Bermuda company and a wholly-owned subsidiary of Catalina formed on or about April 25, 2008 for the sole purpose of completing the amalgamation with the Company. Amalgamation Sub has not engaged in any activities to date except for those incidental to its formation and in connection with the transactions contemplated by the amalgamation agreement, in connection with the financing of the amalgamation consideration, and as otherwise contemplated by the amalgamation agreement.

The Amalgamation

Upon the terms and subject to the conditions of the amalgamation agreement the Company and Amalgamation Sub will amalgamate under the laws of Bermuda, and Quanta as the amalgamated company will continue as a Bermuda exempted company limited by shares and a wholly owned subsidiary of Catalina. After the effective time, the officers and directors of the amalgamated company will each serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable law or the memorandum of association or bye-laws of the amalgamated company.

The Closing

The closing of the amalgamation will take place on the tenth business day following the satisfaction or waiver of the conditions to closing set forth in the amalgamation agreement (other than those conditions that by their terms are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions), or at such other place and on such other date as the parties may agree. The parties will cause the amalgamation to be completed by filing an application for registration of the amalgamated company with the Bermuda Registrar of Companies. The effective time will be the time set forth in the certificate of amalgamation issued by the Registrar of Companies.

Amalgamation Consideration

If the amalgamation is completed, Catalina will acquire the Company in a transaction valued at approximately $197 million. Upon completion of the amalgamation, each of the Company’s common shares will be cancelled and converted into the right to receive $2.80 in cash, without interest and subject to applicable withholding for taxes, other than common shares owned by:

•	Catalina, Amalgamation Sub or any of their subsidiaries;

•	any subsidiary of the Company; or

•	registered holders of common shares that have properly dissented pursuant to Section 106(6) of the Companies Act (See “The Amalgamation — Dissenters’ Rights.”)

A shareholder whose share certificates have been lost, stolen or destroyed will be entitled to receive the amalgamation consideration for the number of shares represented by that certificate upon the shareholder’s delivery of an affidavit stating that such share certificate has been lost, stolen or destroyed, and, if required by the amalgamated company or the paying agent, the shareholder’s posting of a bond in a reasonable amount as indemnity against any claim that may be made against it with respect to such share certificate.

Treatment of Stock Options, Restricted Stock and Warrants

Company stock options (whether or not then vested or exercisable) will be converted into the right to receive a cash payment equal to the excess, if any, of $2.80 per share over their respective exercise prices, multiplied by the number of shares subject to the stock options, less any required withholding taxes or, if there is no such excess, the options will be cancelled without consideration.

Immediately prior to the amalgamation, the Company will waive any vesting conditions applicable to any restricted stock grants and such restricted stock will be converted into the right to receive a cash payment of $2.80 per share issuable upon vesting of such restricted stock, less any withholding taxes.

Warrants to purchase common shares (whether or not then vested or exercisable) will be converted in accordance with their terms into the right to receive a cash payment equal to the excess, if any, of $2.80 per share over their respective exercise prices, multiplied by the number of common shares covered by the warrant, less any required withholding taxes. Following the completion of the amalgamation, holders of warrants would be entitled to receive $2.80 per share in cash upon exercise of the warrants by payment to the amalgamated company of an exercise price of $10.00 per share.

Payment of Amalgamation Consideration

Catalina will appoint a paying agent reasonably acceptable to the Company that will make payment of the amalgamation consideration in exchange for certificates representing common shares of the Company. On or before the effective time, Catalina will make available to the paying agent cash necessary to pay the aggregate amalgamation consideration. Promptly after the effective time, the paying agent will mail to the record holders of common shares immediately prior to the effective time a letter of transmittal and instructions explaining how to surrender their common share certificates (or, in the case of book entry shares, how to surrender such shares) to the paying agent in exchange for the amalgamation consideration. Upon surrender of a share certificate (or book entry share) and compliance with all of the instructions in the letter of transmittal, the holder of such certificate (or book entry share) will be entitled to receive the amalgamation consideration in cash, without interest, minus any withholding taxes required by law, in respect of each common share represented by such certificate or each book entry share.

Representations and Warranties

In the amalgamation agreement, Catalina and Amalgamation Sub make to the Company and the Company makes to Catalina and Amalgamation Sub a number of customary representations and warranties as to, among other things:

•	organization and good standing;

•	corporate authority;

•	consents and approvals;

•	no violations;

•	litigation; and

•	brokers and finders.

The Company also makes additional representations and warranties to Catalina and Amalgamation Sub, including, among other things, with respect to:

•	capitalization;

•	SEC filings and financial statements;

•	no undisclosed liabilities;

•	absence of changes;

•	insurance matters;

•	material contracts;

•	permits and compliance with applicable laws;

•	employment matters;

•	taxes;

•	employee benefit plans;

•	intellectual property;

•	real and personal property;

•	insurance;

•	investments and derivatives;

•	opinions of financial advisors;

•	the Foreign Corrupt Practices Act;

•	the vote required by the Company’s shareholders to approve the amalgamation; and

•	standstill agreements.

Each of Catalina and Amalgamation Sub also represents and warrants to the Company that it will have, as of the effective time, all funds necessary to satisfy all of its obligations in connection with the amalgamation. Each of Catalina and Amalgamation Sub has made additional representations and warranties to the Company, including with respect to interim operations of Amalgamation Sub and investigation by Catalina.

Many of the Company’s representations and warranties and other provisions of the amalgamation agreement are qualified as to “materiality” or with respect to a “Company Material Adverse Effect.” For purposes of the amalgamation agreement, “Company Material Adverse Effect” is defined to mean a material adverse effect on (a) the assets, liabilities, operations, business, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (b) the ability of the Company to timely complete the amalgamation and any of the transactions contemplated by the amalgamation agreement, other than, in the case of clause (a) above, any event, change, circumstance or effect to the extent arising or resulting from the following:

•	any change in any law that applies to the Company or its subsidiaries (except to the extent such change has a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, as compared to other similarly situated entities in the industry in which the Company and its subsidiaries operate);

•	any change in U.S. GAAP, the statutory accounting practices prescribed or permitted in a relevant jurisdiction of domicile or other regulatory accounting principles, or interpretations thereof, that apply to the Company or its subsidiaries;

•	the compliance by the Company with the terms of the amalgamation agreement, including any adverse consequences resulting or arising from any failure or refusal by Catalina to provide a consent requested by the Company under the Company’s covenant regarding conduct of the Company’s business prior to closing;

•	the announcement, pending status or performance of the transactions contemplated by the amalgamation agreement;

•	the loss or termination of employment of any employees by the Company or its subsidiaries;

•	general economic, financial or security market conditions so long as such conditions do not have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, compared to other similarly situated companies in the Company’s industry;

•	the commencement, occurrence or intensification of any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not directly affect the assets or properties of the Company and its subsidiaries taken as a whole;

•	any adverse change resulting from changes in interest rates; or

•	any adverse change in the Company’s stock price, trading process, or market process (however, the facts underlying such changes may be considered in determining whether a Company Material Adverse Effect has occurred).

The representations and warranties in the amalgamation agreement do not survive the closing of the amalgamation.

The description of the representations and warranties is included to provide you with information regarding the terms of the amalgamation agreement. It is not intended to provide any other factual information about the Company, Catalina or Amalgamation Sub. The assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter that the Company has provided to Catalina in connection with signing the amalgamation agreement. The disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Conduct of Business Pending the Amalgamation and Certain Covenants

In the amalgamation agreement, the Company agreed, except for matters previously disclosed to Catalina or as otherwise permitted or contemplated by any provision of the amalgamation agreement or required by applicable law, until the closing date, to:

•	conduct its business in the ordinary course and in accordance with applicable law; and

•	use commercially reasonable efforts to:

o	preserve its current business organizations;

o	maintain all of its permits and contracts in full force and effect;

o	timely file and prosecute any necessary applications for renewal of such permits;

o	collect its receivables; and

o	preserve its relationships with governmental authorities and others having material business dealings with it.

The Company also agreed that, except as previously disclosed to Catalina or as otherwise permitted or contemplated by any provision of the amalgamation agreement or required by applicable law, until the closing date, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Catalina, which consent may not be unreasonably withheld or delayed:

•	adopt or propose any material change in its organizational documents or those of its subsidiaries unless required by law; provided, however, that any such amendments permitted by the amalgamation agreement may not cause any changes to the capital structure of the Company;

•	authorize for issuance, issue, sell, deliver, transfer, pledge, encumber or otherwise subject to any lien (other than a lien permitted by the amalgamation agreement, which we refer to as a “permitted lien”) or agree or commit to issue, issue, sell, deliver, transfer, pledge, encumber or otherwise subject to any lien other than a permitted lien (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital shares of the Company or any of its subsidiaries of any class or any other securities convertible into or exchangeable for any such stock or any equity equivalents (including any stock options or stock appreciation rights) or make any payments based on the market price or value of such shares or other capital stock, except for the transfer or issuance of common shares in connection with the exercise of stock options or warrants or the vesting of restricted stock;

•	adjust, split, combine, recapitalize or reclassify any of its capital shares;

•	declare, set aside, make or pay any dividend or other distribution in respect of its capital shares other than dividends by wholly owned subsidiaries of the Company;

•	directly or indirectly redeem, purchase, repurchase, retire or otherwise acquire any of its securities;

•	grant any person any right or option to acquire any of its capital shares;

•	terminate or cancel any insurance coverage maintained by it or any of its subsidiaries with respect to any material assets, unless such coverage is replaced by a comparable amount of insurance coverage;

•	incur or assume any indebtedness, other than indebtedness permitted by the amalgamation agreement, which we refer to as “permitted indebtedness”;

•	repurchase or repay any long-term or short-term indebtedness other than in accordance with its terms;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than permitted indebtedness);

•	make any loans, advances or capital contributions to, or investments in, any other person (other than the Company or subsidiaries of the Company);

•	except (i) for normal increases in compensation of employees (other than officers and directors) of the Company and its subsidiaries consistent with past practice, (ii) to satisfy contractual obligations, (iii) for employment arrangements for, or grants of awards to, newly hired employees (other than officers or directors), or (iv) for any retention or employment agreement, plan or arrangement entered into or established pursuant to the amalgamation agreement or as previously disclosed to Catalina:

o	terminate, establish, adopt, amend, enter into, accelerate the vesting or payment of any existing grants or awards under, amend or otherwise modify any Company incentive plan;

o	increase or commit to increase the compensation payable or accrued or that would become payable by the Company or any of its subsidiaries or accrue in respect to any employee, director or officer of the Company;

o	either (1) increase or commit to increase the commissions or benefits, including fringe benefits, payable or accrued or that would become payable by the Company or any of its subsidiaries or accrue in respect to any director or officer of the Company or (2) other than in the ordinary course of business, increase or commit to increase the commissions or benefits, including fringe benefits, payable or accrued or that would become payable by the Company or any of its subsidiaries or accrue in respect to any employee (other than a director or officer) of the Company;

o	either (1) waive or commit to waive any liability due to the Company or any of its subsidiaries from any officer or director of any such company or (2) other than in the ordinary course of business, waive or commit to waive any liability due to the Company or any of its subsidiaries from any employee (other than a director or officer) of any such company;

o	extend any loan to any director or officer of the Company or its subsidiaries;

o	grant any equity or equity-based awards to any director, officer or employee of the Company or its subsidiaries; or

o	either (1) enter into any employment contract with any officer or director of the Company or any of its subsidiaries or (2) other than in the ordinary course of business, enter into any employment contract with any employee (other than an officer or director) of the Company or any of its subsidiaries;

•	assign, transfer, sell, license, lease (as lessor), sell and leaseback or otherwise dispose of, or pledge, mortgage, encumber or otherwise subject to any lien (other than permitted liens), any amount of the Company’s or any of its subsidiaries’ property or assets that are material to the Company and its subsidiaries, taken as a whole;

•	acquire any assets that are material to the Company and its subsidiaries, taken as a whole;

•	change in any material respect any accounting principles or practices used by it except as required as a result of a change in law or in U.S. GAAP or the statutory accounting practices prescribed or permitted in a relevant jurisdiction of domicile;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	acquire (by merger, amalgamation, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material equity interest therein;

•	authorize or make any new capital expenditure exceeding $250,000 individually or $1,000,000 in the aggregate;

•	surrender a claim to a material tax refund or credit, offset or other material reduction in tax liability;

•	settle any tax audit, file any tax return (other than consistent with past practice), file an amended tax return, file a claim for a tax refund, make or amend any tax election, consent to any extension of the limitations period applicable to any tax claim or assessment or file a request for any tax ruling with any governmental authority;

•	enter into any agreement with respect to taxes with any person or grant any power of attorney with respect to taxes;

•	except in the ordinary course of business, pay, discharge, waive, settle or satisfy any material claims or liabilities, other than as required by their terms in effect on the date of the amalgamation agreement and other than expenses incurred in connection with, or related to, the authorization, preparation, negotiation, execution and performance of the amalgamation agreement and the transactions contemplated thereby;

•	settle or compromise any pending or threatened litigation involving the Company or any of its subsidiaries for a cash settlement amount of more than $250,000 individually or which settlement imposes or concedes any fault on the part of the Company or any of its subsidiaries or imposes any material restrictions on any of their future activities;

•	enter into any new business, change any policy forms, change the pricing formula for insurance policies, change in any material respect its claims handling policies or guidelines or change in any material respects its loss reserve methodology, in each case, other than as expressly provided in the amalgamation agreement;

•	pay any claim under any insurance policy or reinsurance contract for more than $500,000;

•	make or accept any commutation, termination, cancellation or other conclusion of any inwards or outwards insurance or reinsurance liability that either exceeds $500,000 or that generates a loss in excess of the reserve held against that liability;

•	make any material changes to its principles and practices in respect of the settlement of insurance or reinsurance liabilities or make any individual settlement of any such insurance or reinsurance liability that exceeds $500,000;

•	fail to comply with the Company’s investment policy previously disclosed to Catalina, or amend, modify or otherwise change such investment policy in any material respect;

•	voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any of its material insurance licenses;

•	enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto in any material respect from engaging or competing in any line of business or in any geographic area;

•	enter into or amend in any material adverse respect, or voluntarily terminate, waive, cancel, release or assign any right or claim under any material contract other than in the ordinary course of business;

•	fail to file or furnish required documents with the SEC or any insurance regulator;

•	fail to comply in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002;

•	make any material change in its underwriting, reinsurance, claim processing and payment practices, except as required by applicable law;

•	undertake any abandonment, modification, waiver, termination or other change to any permit unless such action is required by law, would not restrict the business or operations of the Company or any of its subsidiaries in any material respect, or such modification or change would be favorable to the Company; or

•	take, propose to take or agree to take any of the foregoing actions or any action that would make any of the Company’s representations or warranties contained in the amalgamation agreement untrue or incorrect in any material respect or except as described in “— Acquisition Proposals” below.

Access to Information; Confidentiality

The Company has agreed to give Catalina and its authorized representatives (including counsel, financial advisors and accountants) and lenders (and their counsel and advisors) reasonable access during normal business hours to all key employees and key facilities and to all books and records of the Company and its subsidiaries, subject to the reasonable security procedures of the Company and its subsidiaries. The Company has also agreed to cause the Company’s officers and key employees and those of its subsidiaries and its auditors, counsel and financial advisors to cooperate with Catalina in its investigation of the business of the Company and its subsidiaries and to furnish Catalina and its authorized representatives and lenders (and their counsel and advisors) with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Catalina reasonably requests. The Company may withhold documents or information if (i) they are subject to a confidentiality agreement with a third party, (ii) disclosure would violate applicable law or (iii) they are subject to attorney-client privilege.

Each of Catalina and Amalgamation Sub has agreed to hold and cause its authorized representatives (including lenders and their counsel and advisors) to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Catalina or Amalgamation Sub in connection with the amalgamation pursuant to the terms of the confidentiality agreement entered into between Catalina and the Company on January 8, 2008, as amended and supplemented.

Reasonable Best Efforts

Subject to the terms and conditions of the amalgamation agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the amalgamation agreement and applicable law to complete the amalgamation and the other transactions contemplated by the amalgamation agreement, including preparing and filing as promptly as practicable all necessary applications, notices and other filings and all other documentation necessary for all required permits from any governmental authority and all other necessary or advisable consents, waivers, orders, approvals or permits and clearances from any governmental authority or third party.

If any objections or challenges are raised under any law or if any law is enacted or enforced that would make the transactions contemplated by the amalgamation agreement illegal, delay consummation of the amalgamation or otherwise materially reduce the contemplated benefits of the amalgamation or the transactions contemplated by the amalgamation agreement, each of the parties has agreed to use its reasonable best efforts to resolve such objections or challenges, including selling, holding separate or otherwise disposing of or conducting its or its subsidiaries’ business or assets in a specified manner in a way that would allow consummation of the amalgamation or otherwise eliminate any illegality.

Acquisition Proposals

The Company agreed that it will not and it will cause its subsidiaries and each officer, director, employee, agent, advisor or representative of the Company or any of its subsidiaries not to, directly or indirectly,

•	solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) the making by, or take any action that is reasonably expected to lead to the making by, any person or entity (other than Catalina) of any inquiry, offer or proposal, or disclosure of an intention to make any of the foregoing, to the Company or any of its affiliates (including shareholders) or FBR regarding any business combination, reorganization or similar transaction involving the Company or any of its subsidiaries or any acquisition by a third party of 20% or more of the share capital or voting power, consolidated assets, net revenue or net income of the Company and its subsidiaries, each of which we refer to as an Acquisition Proposal;

•	engage in any discussions or negotiations regarding, or provide access to the Company’s books, receipts, properties or employees or furnish to any person any confidential information or data with respect to any Acquisition Proposal or any inquiries with respect to any Acquisition Proposal; or

•	enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, arrangement or understanding relating to an Acquisition Proposal.

The Company may furnish information to or enter into discussions or negotiations with any person that has expressed a bona fide written interest in making an Acquisition Proposal after the date of the amalgamation agreement if (i) the board of directors of the Company (or a committee thereof) by a majority vote determines in good faith, after consultation with the Company’s outside counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below), (ii) the Company’s shareholders have not yet approved the amalgamation, and (iii) prior to its receipt of confidential information such person enters into a confidentiality agreement with the Company on terms that are no less favorable to the Company than the corresponding terms contained in the confidentiality agreement between the Company and Catalina.

A Superior Proposal is any bona fide written Acquisition Proposal (with the applicable percentages changed from 20% to 50%) that the board of directors determines in good faith, after consultation with its financial advisors and outside legal advisors and considering all relevant factors that, if accepted, would result in a transaction more favorable from a financial point of view to the Company’s shareholders than the transactions contemplated by the amalgamation agreement.

Moreover, if the board of directors determines that the Company has received a Superior Proposal, and if the Superior Proposal was not a result of the Company’s breach of its non-solicitation obligation, the board may, at any time prior to the receipt of shareholder approval of the amalgamation, (i) withdraw, modify, qualify or amend its recommendation to the Company’s shareholders that they approve the amalgamation or (ii) recommend to the Company’s shareholders any Superior Proposal other than the amalgamation, but, in each case, the Company must notify Catalina in writing at least three business days in advance of its intention to effect such withdrawal, recommendation, modification, qualification or amendment, specify the material terms and conditions of the Superior Proposal, and negotiate in good faith with Catalina during such three business day period (to the extent Catalina desires to negotiate) to make adjustments in the terms and conditions of the amalgamation agreement such that the Acquisition Proposal would no longer be determined in good faith by the board of directors of the Company (or committee thereof) to constitute a Superior Proposal.

In addition to the foregoing, the Company agrees to notify Catalina if it receives any written expression of interest in making an Acquisition Proposal within twenty-four (24) hours after its receipt, and to keep Catalina reasonably informed as to the status of any such proposal and any such discussions or negotiations, including with respect to any material modifications to the terms of any Acquisition Proposal. Neither the Company nor its subsidiaries will enter into any confidentiality agreement with any person subsequent to the date of the amalgamation agreement which prohibits the Company or any of its subsidiaries from providing such information to Catalina.

Employee Benefit Plans

The parties agree that, except as otherwise provided in the amalgamation agreement and unless otherwise mutually agreed in writing, the Company benefit and incentive plans in effect at the date of the amalgamation agreement will remain in effect after the effective time with respect to employees covered by such plans at the effective time. Catalina has agreed to cause the amalgamated company to assume, recognize and give effect to all of the change in control provisions with respect to the severance of certain employees previously disclosed to Catalina.

Indemnification of Officers and Directors

For a period of six years after the closing date, the amalgamated company will indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, the present and former directors and officers of the Company and each of its subsidiaries from and against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements and investigation expenses), judgments, fines and amounts paid in settlement incurred in connection with any claim, action, suit, arbitration, inquiry, proceeding or investigation, whether civil, criminal, administrative or investigative, related to the fact that such person was a director or officer of the Company or any of its subsidiaries. Each indemnified party will be entitled to advancement of reasonable expenses incurred in the defense of any action from the amalgamated company within ten business days of making a request therefor; provided that, if required by law, any person to whom expenses are advanced agrees to repay such advances if it is ultimately determined that they are not entitled to indemnification. The amalgamated company may not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action (in which indemnification could be sought by an indemnified party), unless such settlement, compromise or consent includes an unconditional release of the indemnified party from all liability arising out of such action or such indemnified party otherwise consents.

For a period of six years following the closing date, Catalina will (and will cause the amalgamated company and its subsidiaries to) cause the bye-laws (and other similar organizational documents) of the amalgamated company and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the bye-laws (or other similar organizational documents) of the Company and its subsidiaries immediately prior to the effective time, and during such six year period such provisions may not be amended, repealed or otherwise modified in any respect adverse to the parties indemnified thereby, except as required by law.

The Company may (with the consent of Catalina, such consent not to be unreasonably withheld) obtain as of the closing “tail” insurance with a claims period of at least six years from the closing date with respect to the directors’ and officers’ liability insurance in amount and scope at least as favorable as the coverage applicable as of the date of the amalgamation agreement, provided that the premium for such tail insurance will not be more than the amount previously disclosed to Catalina. If the Company does not obtain the tail policy prior to the closing, for a period of six years from the closing date, Catalina will cause to be maintained in effect policies of at least the same coverage as the policies of directors’ and officers’ liability insurance maintained by the Company or any of its subsidiaries as of the date of the amalgamation agreement to the extent that such liability insurance can be maintained at a cost to Catalina not greater than 250% of the last annualized premium for the current directors’ and officers’ liability insurance.

If any legal action is made against any party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the closing date, Catalina’s indemnification obligations will remain in effect until the final disposition of such action.

Publicity

Each of Catalina and the Company will consult with the other, and provide the other with a reasonable opportunity to comment thereon, before issuing any press release, making any filing with the SEC or otherwise making any public statements with respect to the transactions contemplated by the amalgamation agreement and will not issue any such press release, make any such SEC filing or make any such public statement prior to such consultation, except as may be required by applicable law, the Company’s organizational documents or under any listing agreement or applicable rules of NASDAQ or any other securities exchange.

Closing Conditions

Each party’s obligation to complete the amalgamation is subject to the satisfaction or waiver of the following conditions:

•	the Bermuda Amalgamation Agreement and the transactions contemplated by the amalgamation agreement will have been approved and adopted by the Company’s shareholders;

•	all required consents and approvals will have been obtained in compliance with state and foreign insurance regulatory laws and commissions, including approval of the amalgamation described more fully in the section entitled “The Amalgamation — Regulatory Approvals”;

•	all other material notices, reports, applications and other filings required to be made prior to the closing by Catalina or the Company or their respective subsidiaries shall have been made;

•	no governmental authority will have enacted any law which prevents or prohibits consummation of the transactions contemplated by the amalgamation agreement; and

•	no person will have instituted any action or investigation seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by the amalgamation agreement except for judicial actions that do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a materially adverse effect on the ability of Catalina to timely complete the amalgamation or the transactions contemplated by the amalgamation agreement.

The amalgamation agreement also provides that, as a condition to each party’s obligations under the amalgamation agreement, all waiting periods applicable to the consummation of the transactions contemplated by the amalgamation agreement under the HSR Act will have expired or been terminated. Catalina and Quanta have concluded that regulatory notification under the HSR Act is not required before consummating the amalgamation and, as a result, expiration or termination of the HSR Act waiting period is not a condition to closing.

The Company’s obligation to complete the amalgamation is also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Catalina and Amalgamation Sub in the amalgamation agreement will have been true and correct when made and on and as of the closing date as though made on and as of the closing date (except for representations and warranties made as of a specific date, which need be true and correct only as of the specified date); provided, however, that this condition will be deemed satisfied unless all failures of such representations and warranties to be true and correct (without giving effect to any materiality or similar qualification), individually or in the aggregate, have had, or would reasonably be expected to have a material adverse effect on the ability of Catalina or Amalgamation Sub to perform its obligations under the amalgamation agreement;

•	Catalina will have performed or complied in all material respects with all covenants and agreements contained in the amalgamation agreement required to be performed or complied with by it prior to or at the time of the closing; and

•	Catalina will have delivered to the Company a certificate, dated the date of the closing, signed by an executive officer of Catalina, certifying as to the fulfillment of the conditions set forth in the previous two bullets.

Catalina’s and Amalgamation Sub’s obligation to complete the amalgamation is also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of the Company (including the representation and warranty regarding the absence of a Company Material Adverse Effect) contained in the amalgamation agreement will have been true and correct when made and on and as of the closing date as though made on and as of the closing date (except for representations and warranties expressly made as of a specified date, which need be true and correct only as of the specified date); provided, however, that this condition will be deemed satisfied with respect to all representations and warranties unless all failures of such representations and warranties to be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect;

•	the Company will have performed or complied in all material respects with all covenants and agreements contained in the amalgamation agreement required to be performed or complied with by it prior to or at the time of the closing;

•	the Company will have delivered to Catalina a certificate, dated the date of the closing, signed by an executive officer of the Company, certifying as to the fulfillment of the conditions set forth in the previous two bullets; and

•	the aggregate number of common shares that are held by all registered holders that have properly dissented pursuant to Section 106(6) of the Companies Act cannot exceed 10% of the outstanding common shares.

Termination of the Amalgamation Agreement

The amalgamation agreement may be terminated and the amalgamation may be abandoned at any time prior to the effective time:

•	by mutual written consent of the Company and Catalina;

•	by either the Company or Catalina if

o	the amalgamation has not occurred by 5:00 p.m., New York time, on December 31, 2008 (or January 31, 2009, if all conditions to the obligations of the parties set forth in the amalgamation agreement (other than conditions related to applicable regulatory approvals or conditions that are to be satisfied at closing) have been satisfied or waived prior to December 31, 2008); provided that the right to terminate the amalgamation agreement will not be available to any party who has breached its obligations under the amalgamation agreement in any material respect if such breach has been a principal cause of, or resulted in, the failure of the amalgamation to be completed on or before such date;

o	the Company shareholders do not approve the amalgamation;

o	there has been a breach by the other party of any of the covenants or agreements (other than an intentional material breach by the Company of its obligations to hold the meeting and to use its best efforts to obtain shareholder approval of the amalgamation, or an intentional material breach by the Company of its covenants regarding Acquisition Proposals) or any of the representations or warranties set forth in the amalgamation agreement that causes a failure of a condition to closing and such breach is not cured within thirty days after notice is provided to the breaching party or which breach, by its nature, cannot be cured within thirty days;

o    any governmental authority of the United States, Bermuda, or the European Commission Directorate General for Competition will have issued or adopted a final law or order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the amalgamation agreement and such law, order or other action is or will have become final and nonappealable; or

o	any other governmental authority will have issued or adopted a final law or order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the amalgamation agreement and consummation of the transactions contemplated by the amalgamation agreement in violation of such prohibition would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of Catalina to timely complete the amalgamation or the transactions contemplated by the amalgamation agreement; provided that the party seeking to terminate the amalgamation agreement will have used reasonable efforts to have such law, order or other action to be vacated or lifted;

•	by the Company if, prior to the time the shareholders approve the amalgamation, (i) the Company will have delivered to Catalina notice of a Superior Proposal, (ii) the Superior Proposal continues to exist after three business days, and (iii) the Company reimburses Catalina for expenses incurred during the transaction up to the amount of $1 million and pays Catalina the termination fee of $6 million; or

•	by Catalina if, prior to the time the shareholders approve the amalgamation, (i) there will have been an intentional material breach by the Company of its obligations to hold the meeting and to use its reasonable best efforts to obtain shareholder approval of the amalgamation, or an intentional material breach by the Company of its covenants regarding Acquisition Proposals, (ii) the board of directors of the Company will have withdrawn, modified, qualified or amended or will have proposed to withdraw, modify, qualify or amend, in any manner adverse to Catalina, its recommendation that the Company shareholders vote in favor of the transactions contemplated by the amalgamation agreement (or publicly announce any intention to do so), or (iii) the Company will have delivered notice of a Superior Proposal.

Termination Fees and Expenses; Remedies

The Company is required to pay Catalina a termination fee equal to $6 million and up to an aggregate amount of $1 million for all out-of-pocket expenses incurred by Catalina in connection with the amalgamation if:

•	the amalgamation agreement is terminated by the Company in connection with a Superior Proposal;

•	the amalgamation agreement is terminated by Catalina prior to the approval of the amalgamation agreement by the shareholders of the Company if (i) there is an intentional material breach by the Company of its obligations to hold the meeting and to use its reasonable best efforts to obtain shareholder approval of the amalgamation or an intentional material breach by the Company of its covenants regarding Acquisition Proposals, (ii) the board of directors of the Company has failed to recommend or has withdrawn, modified, qualified or amended or has proposed to withdraw, modify, qualify or amend, in any manner adverse to Catalina, its recommendation that the Company shareholders vote in favor of the transactions contemplated by the amalgamation agreement (or has publicly announced any intention to do so), (iii) the board of directors of the Company has approved or recommended any Acquisition Proposal or (iv) the Company has delivered a notice of Superior Proposal;

•	the amalgamation agreement is terminated because the amalgamation has not occurred by 5:00 p.m., New York time, on December 31, 2008 (or January 31, 2009, if all conditions to the obligations of the parties set forth in the amalgamation agreement (other than conditions related to applicable regulatory approvals or conditions that are to be satisfied at closing) have been satisfied or waived prior to December 31, 2008) other than due to any failure to obtain any requisite regulatory approval that is not caused by failure of the Company to use reasonable best efforts and, within 12 months of such termination, the Company enters into or completes a definitive agreement with respect to any Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to fifty percent (50%));

•	the amalgamation agreement is terminated because the Company’s shareholders do not approve the amalgamation and, within 12 months of such termination, the Company enters into or completes a definitive agreement with respect to any Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to fifty percent (50%)); or

•	the amalgamation agreement is terminated by Catalina because the Company has breached any of the covenants, agreements, representations or warranties (other than an intentional material breach by the Company of its obligations to hold the meeting and to use its reasonable best efforts to obtain shareholder approval of the amalgamation, or an intentional material breach by the Company of its covenants regarding Acquisition Proposals) and such breach is not cured within thirty days after notice is provided to the breaching party or which breach, by its nature, cannot be cured within thirty days and, within 12 months of such termination, the Company enters into or completes a definitive agreement with respect to any Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to fifty percent (50%)).

In the event of termination of the amalgamation agreement, the amalgamation agreement (other than sections of the amalgamation agreement concerning confidentiality, fees and expenses, the effects of termination and abandonment and the miscellaneous provisions) will become void and of no effect with no liability on the part of any party. However, no termination will relieve any party of any liability or damages resulting from any willful and material breach of any representations, warranties, covenants or agreements contained in the amalgamation agreement, and any failure by Catalina and Amalgamation Sub to have immediately available funds necessary for the payment of the aggregate amounts payable to effect the amalgamation will be deemed a willful and material breach if, as a result of such failure, the parties are unable to timely obtain all requisite regulatory approvals or timely complete the amalgamation. As described below, in the event of such willful and material breach by Catalina or Amalgamation Sub, the Company will be entitled to seek specific performance to require Catalina and Amalgamation Sub to fulfill their obligations under the amalgamation agreement.

In the event that Catalina receives a termination fee and reimbursement for expenses as described above, the payment will be deemed to be liquidated damages for any and all damages incurred by Catalina in connection with the termination of the amalgamation agreement giving rise to the termination fee. In addition to any other remedy to which the parties are entitled at law or in equity, the parties will be entitled to injunctive relief to prevent or restrain breaches or threatened breaches of the amalgamation agreement and otherwise to enforce specifically the provisions of the amalgamation agreement to prevent breaches or threatened breaches of, or to enforce compliance with a party’s covenants and obligations contained therein.

Catalina and Amalgamation Sub have represented to us that, as of the effective time, they will have sufficient funds to pay all amounts required to be paid by Catalina and Amalgamation Sub in connection with the amalgamation. Catalina and Amalgamation Sub have also represented to us that there will be no restrictions or conditions on the use of such funds. Pursuant to the amalgamation agreement, any failure by Catalina and Amalgamation Sub to have such funds available will be deemed a willful and material breach of the amalgamation agreement if, as a result of such failure, the parties are unable to or do not timely obtain the required regulatory approvals or timely complete the amalgamation or the other transactions contemplated by the amalgamation agreement. The assets of Catalina and Amalgamation Sub are not substantial. As a result, if Catalina and Amalgamation Sub breach the amalgamation agreement, then the Company’s recourse against Catalina and Amalgamation Sub may be limited.

Amendment of the Amalgamation Agreement

The amalgamation agreement may be amended by action taken by the Company, Catalina and Amalgamation Sub at any time before or after the Company’s shareholders approve the amalgamation, but after any such approval, no amendment will be made that requires the approval of the shareholders of the Company under applicable law without such approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record date, each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting common shares, each of our directors and named executive officers and all executive officers and directors of the Company as a group, beneficially owned common shares as set forth in the table below:

	Shares beneficially owned
Beneficial Owner	Number	Percent

QVT Financial LP(1)	8,749,059	12.47
Brevan Howard P&C Partners Limited(2)	6,385,045	9.10
Donald Smith & Co., Inc.(3)	5,764,500	8.22
Robeco Investment Management, Inc.(4)	4,315,125	6.15
Brandes Investment Partners, L.P.(5)	4,271,657	6.09
Lusman Capital Management, LLC(6)	3,769,809	5.40
James J. Ritchie(7)	176,712	*
Robert Lippincott III(8)	33,928	*
Roland C. Baker(9)	41,864	*
William H. Bolinder(10)	37,934	*
Susan F. Cabrera(11)	45,946	*
John C. McKenna(12)	39,105	*
Robert B. Shapiro(13)	58,777	*
Peter D. Johnson(14)	100,000	*
Jonathan J.R. Dodd(15)	29,834	*
All directors and executive officers as a group (9 persons)	564,100	*

*	less than 1.0%

(1)	Based on Schedule 13G/A filed by the named beneficial owner on February 12, 2008. The address of QVT Financial LP is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036.

(2)	Based on Schedule 13D/A filed by the named beneficial owner on December 12, 2007. The address of Brevan Howard P&C Partners Limited is 12 Bermudian Road, 3rd Floor, Hamilton, Bermuda HMAX.

(3)	Based on Schedule 13G filed by the named beneficial owner on February 8, 2008. The address of Donald Smith & Co., Inc. is 152 West 57th Street, New York, New York 10019.

(4)	Based on Schedule 13G/A filed by the named beneficial owner on February 8, 2008. The address of Robeco Investment Management, Inc. is 909 Third Avenue, New York, New York 10022.

(5)	Based on Schedule 13G/A filed by the named beneficial owner on February 14, 2008. The address of Brandes Investment Partners, L.P. is 11988 El Camino Real, Suite 500, San Diego, California 92130.

(6)	Based on Schedule 13G filed by the named beneficial owner on February 4, 2008. The address of Lusman Capital Management, LLC is 717 Fifth Avenue, 14th Floor, New York, New York 10022.

(7)	Includes 25,000 common shares issuable upon exercise of options that are exercisable immediately prior to completion of the amalgamation. All of these options have an exercise price in excess of the $2.80 per share amalgamation consideration; therefore, these options will be cancelled without compensation at the effective time.

(8)	Includes 4,464 shares of restricted stock that vest immediately prior to completion of the amalgamation and 25,000 common shares issuable upon exercise of options that are exercisable immediately prior to completion of the amalgamation. All of these options have an exercise price in excess of the $2.80 per share amalgamation consideration; therefore, these options will be cancelled without compensation at the effective time.

(9)	Includes 4,464 shares of restricted stock which vest immediately prior to completion of the amalgamation and 25,000 common shares issuable upon exercise of options that are exercisable immediately prior to completion of the amalgamation. All of these options have an exercise price in excess of the $2.80 per share amalgamation consideration; therefore, these options will be cancelled without compensation at the effective time.

(10)	Includes 6,467 shares of restricted stock which vest immediately prior to completion of the amalgamation and 25,000 common shares issuable upon exercise of options that are exercisable immediately prior to completion of the amalgamation.

(11)	Includes 4,464 shares of restricted stock which vest immediately prior to completion of the amalgamation and 25,000 common shares issuable upon exercise of options that are exercisable immediately prior to completion of the amalgamation.

(12)	Includes 5,713 shares of restricted stock which vest immediately prior to completion of the amalgamation and 25,000 common shares issuable upon exercise of options that are exercisable immediately prior to completion of the amalgamation.

(13)	Includes 4,464 shares of restricted stock which vest immediately prior to completion of the amalgamation and 25,000 common shares issuable upon exercise of options that are exercisable immediately prior to completion of the amalgamation. All of these options have an exercise price in excess of the $2.80 per share amalgamation consideration; therefore, these options will be cancelled without compensation at the effective time.

(14)	Consists solely of common shares issuable upon exercise of options that are exercisable immediately prior to completion of the amalgamation.

(15)	Consists solely of common shares issuable upon exercise of options that are exercisable immediately prior to completion of the amalgamation. Mr. Dodd’s options have an exercise price in excess of the $2.80 per share amalgamation consideration; therefore, these options will be cancelled without compensation at the effective time.

WHERE YOU CAN FIND MORE INFORMATION

Quanta files annual, quarterly and current reports, proxy statements and other information with the SEC. Quanta has filed a statement relating to the proxy solicitation on Schedule 14A with the SEC. You may read and copy any reports, statements or other information filed by Quanta at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of this and other public reference rooms. These filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: “http://www.sec.gov.”

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to Karen Barnett, Quanta Capital Holdings Ltd., 22 Church Street, Penthouse, Hamilton HM11, Bermuda, telephone (441) 294-6350, or by visiting the Company’s website, www.quantaholdings.com or from the SEC through the SEC’s website at the address provided above.

Information contained on Quanta’s website is not part of this proxy statement and you should not rely on that information in deciding whether to approve and adopt the amalgamation agreement, unless that information is also included in this proxy statement.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement to vote your common shares at the meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 15, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create an implication to the contrary.

FUTURE SHAREHOLDER PROPOSALS

If the amalgamation is completed, we will have no public shareholders and no public participation in any of the Company’s future shareholder meetings. If the amalgamation is not completed, you will continue to be entitled to attend and participate in the Company’s shareholder meetings, and we will hold an annual general meeting of shareholders in 2008, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2008 annual general meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act.

In order for shareholder proposals which are submitted pursuant to Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for the Company’s 2008 annual general meeting of shareholders, they must be received by the Company at its registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, addressed to the Secretary a reasonable time before we begin to print our proxy materials. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable rules and regulations promulgated by the SEC.

If a shareholder desires to nominate one or more individuals for election as directors at the 2008 annual general meeting, written notice of such shareholder’s intent to make such a nomination must be received by the Company at its registered office not later than 60 days prior to the date of the 2008 annual general meeting.

If a shareholder of record or group of shareholders of record representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of requisition a right to vote at the 2008 annual general meeting, or, comprising not less than one hundred shareholders, desires to bring other business before the 2008 annual general meeting of shareholders, such proposal must be received by the Company at its registered office, located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, addressed to the Secretary in the case of proposals to be voted on, not less than six weeks before the 2008 annual general meeting.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF AMALGAMATION
among
CATALINA HOLDINGS (BERMUDA) LTD.,
CATALINA ALPHA LTD.
and
QUANTA CAPITAL HOLDINGS LTD.
Dated as of May 29, 2008

A-i

Page

4.06	Interim Operations of Amalgamation Sub	A-26
4.07	Financing	A-26
4.08	Investigation by Parent	A-27
ARTICLE 5	COVENANTS RELATED TO CONDUCT OF BUSINESS	A-27
5.01	Conduct of Business of the Company	A-27
5.02	Parent Covenants	A-30
5.03	Control of Other Party’s Business	A-30
ARTICLE 6	ADDITIONAL AGREEMENTS	A-30
6.01	Preparation of the Proxy Statement; Shareholders Meetings	A-30
6.02	Board Actions and Shareholders Meeting	A-31
6.03	Access to Information; Confidentiality	A-31
6.04	Reasonable Best Efforts	A-32
6.05	Acquisition Proposals	A-33
6.06	Employee Benefit Plans	A-35
6.07	Fees and Expenses	A-35
6.08	Indemnification; Directors’ and Officers’ Insurance	A-35
6.09	Advice of Change	A-36
6.10	Public Announcements	A-37
ARTICLE 7	CLOSING CONDITIONS	A-37
7.01	Conditions to Each Party’s Obligations	A-37
7.02	Conditions to the Obligations of Parent and Amalgamation Sub	A-38
7.03	Conditions to the Obligations of the Company	A-38
ARTICLE 8	TERMINATION; AMENDMENT; WAIVER	A-39
8.01	Termination by Mutual Agreement	A-39
8.02	Termination by Either Parent or the Company	A-39
8.03	Termination by the Company	A-39
8.04	Termination by Parent	A-40
8.05	Effect of Termination and Abandonment	A-40
8.06	Amendment	A-41
8.07	Extension; Waiver	A-41
ARTICLE 9	MISCELLANEOUS	A-41
9.01	Nonsurvival of Representations and Warranties	A-41
9.02	Entire Agreement; Assignment	A-41
9.03	Notices	A-41
9.04	Governing Law	A-42
9.05	Venue; Waiver of Jury Trial	A-43
9.06	Specific Performance	A-43
9.07	Descriptive Headings	A-43
9.08	Parties in Interest	A-43
9.09	Severability	A-44
9.10	Counterparts	A-44
9.11	Interpretation	A-44
Exhibit A	Bermuda Amalgamation Agreement	A-1
Exhibit B	Memorandum of Association	B-1
Exhibit C	Bye-Laws	C-1
Exhibit D	List of Officers and Directors	D-1

A-ii

AGREEMENT AND PLAN OF AMALGAMATION

THIS AGREEMENT AND PLAN OF AMALGAMATION, dated as of May 29, 2008 (this “Agreement”), is among Catalina Holdings (Bermuda) Ltd., a Bermuda company (“Parent”), Catalina Alpha Ltd., a Bermuda company and a wholly-owned subsidiary of Parent (“Amalgamation Sub”), and Quanta Capital Holdings Ltd., a Bermuda company (the “Company”).

RECITALS

A. It is proposed that the Company and Amalgamation Sub amalgamate (the “Amalgamation”) under the Laws (as defined in Section 1.01) of Bermuda and continue as a Bermuda exempted company limited by shares (the “Amalgamated Company”) upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act 1981 of Bermuda, as amended (the “Companies Act”).

B. The board of directors of the Company has (a) determined that the Amalgamation is advisable and in the best interests of the Company and its shareholders, and (b) approved and adopted this Agreement, the Bermuda Amalgamation Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

C. The board of directors of each of Parent and Amalgamation Sub has approved and adopted this Agreement, the Bermuda Amalgamation Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

D. Parent, as sole shareholder of Amalgamation Sub, has approved this Agreement, the Bermuda Amalgamation Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

E. This Agreement is being entered into in accordance with Section 105 of the Companies Act.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means any inquiry, offer or proposal, or disclosure of an intention to make any of the foregoing, to the Company or any of its Affiliates (including any proposal from or offer to the Company’s shareholders) or FBR regarding any of the following (other than the transactions contemplated by this Agreement): (a) any amalgamation, merger, reorganization, tender offer, exchange offer, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries or (b) any acquisition by a third party of 20% or more of the share capital or voting power of the Company or any of its Subsidiaries or 20% or more of the consolidated assets, net revenue or net income of the Company and its Subsidiaries.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation.

“Affiliate” of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Antitrust Law” means applicable antitrust Laws in the European Union (including Regulation 139/2004 concerning the control of concentrations between undertakings, as amended) and/or the member states thereof, the United States (including the Sherman Act, the Clayton Act, the HSR Act and the Federal Trade Commission Act, each as amended) and all other Laws in any other jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger, acquisition or amalgamation.

“Bermuda Amalgamation Agreement” means the amalgamation agreement in the form attached hereto as Exhibit A between Parent, Amalgamation Sub and the Company dated as of the date hereof.

“Bermuda Employment Law” means the Employment Act, 2000, the Hospital Insurance Act, 1970, the Contributory Pensions Act, 1970, the National Pension Scheme (Occupational Pensions) Act, 1998, the Health and Safety at Work Act, 1982, the Human Rights Act, 1981 and the Bermuda Immigration and Protection Act, 1956, in each case as amended from time to time and in each case, together with all regulations promulgated thereunder.

“Business Day” means a day other than (a) Saturday or Sunday or (b) any other day on which banks in the City and State of New York or in Hamilton, Bermuda are permitted or required to be closed.

“Code” means the United States Internal Revenue Code of 1986 and the regulations promulgated thereunder, each as amended.

“Company Insurance Policies” means all policies of insurance (excluding retrocession agreements and similar agreements) maintained by the Company or by any of its Subsidiaries as of the date hereof with respect to their respective properties, assets, business, operations, employees, officers, directors or managers.

“Company Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, operations, business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to timely consummate the Amalgamation and any of the transactions contemplated by this Agreement; provided, however, that no event, change, circumstance or effect to the extent arising or resulting from the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect under clause (a) of this definition: (i) any change in any Law that applies to the Company or its Subsidiaries (except to the extent such change has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons in the industry in which the Company and its Subsidiaries operate); (ii) any change in U.S. GAAP, or in SAP or other regulatory accounting principles, or interpretations thereof, that apply to the Company or its Subsidiaries; (iii) the compliance by the Company with the terms of this Agreement, including any adverse consequences resulting or arising from any failure or refusal by Parent to provide a consent requested by the Company under Section 5.01; (iv) the announcement, pending status or performance of the transactions contemplated by this Agreement; (v) the loss or termination of employment of any employees by the Company or its Subsidiaries; (vi) general economic, financial or security market conditions so long as such conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other similarly situated companies in the Company’s industry; (viii) the commencement, occurrence or intensification of any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not directly affect the assets or properties of the Company and its Subsidiaries taken as a whole; (ix) any adverse change resulting from changes in interest rates; or (x) any adverse change in the Company’s stock price, trading process, or market process (it being understood and agreed that, with respect to this clause (x), the facts underlying such changes may be considered in determining whether a Company Material Adverse Effect has occurred).

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any current or former director, officer, employee or consultant of the Company, its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, its Subsidiaries or any ERISA Affiliate has or may have any Liability, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to satisfy the requirements of Section 401(a) of the Code, any Title IV Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Company, its Subsidiaries or any ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Company, its Subsidiaries or any ERISA Affiliate) for the benefit of any current or former director, officer, employee or consultant of the Company, its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, its Subsidiaries or any ERISA Affiliate has or may have any Liability.

“Company Termination Fee” means U.S.$6,000,000.

“Contract” means any written or oral agreement, contract, subcontract, lease, indenture, note, bond, option, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Employee” means, with respect to any Person, any current or former employee of such Person or any of its Subsidiaries (or any predecessor thereof).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, each as amended.

“ERISA Affiliate” means (a) when used in reference to the Company and its Subsidiaries, any other Person that, together with the Company or any Subsidiary of the Company would be treated as a single employer under Section 414 of the Code and (b) when used in reference to Parent and its Subsidiaries, any other Person that, together with Parent or any Subsidiary of Parent would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Company Credit Agreement” means the Credit Agreement dated October 27, 2006 among the Company, ING Bank N.V., London Branch, Barclays Private Clients International Limited, Comerica Bank, HSH Nordbank AG, London Branch, designated Subsidiary borrowers, and other lenders party thereto.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the conduct of a due diligence investigation by such party, the preparation, printing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated by this Agreement.

“Governmental Authority” means any multinational, national, state, provincial or local authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing in Bermuda, the United Kingdom, Ireland, the European Union or its member states, the United States or any other country.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, as amended from time to time.

“Indebtedness” means with respect to any Person, (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) Liabilities of Persons (other than the Company and its Subsidiaries) secured by a Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, (d) Liabilities under or in respect of letters of credit and bank guarantees (including reimbursement obligations with respect thereto), (e) Liabilities under lease obligations required to be classified and accounted for as capital leases on a balance sheet under U.S. GAAP and Liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction or any other transaction that is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet, (f) Liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements, (g) Liabilities in the nature of guarantees of obligations of the type described in the foregoing clauses of any other Person, and (h) accrued interest, prepayment penalties or premiums, breakage fees and all other amounts owed in respect of any of the foregoing.

“Insurance Regulator” means the Governmental Authority charged with supervision of insurance companies.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (a) trademarks, trade names, service marks, brand names, certification marks (registered and unregistered), domain names, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications (including intent to use applications) in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (b) patents, patent applications, inventions, discoveries and ideas, whether patentable or not, in any jurisdiction, and all continuations, continuations in part, divisionals, re-examinations, re-issues and similar rights relating thereto; (c) know-how, trade secrets, improvements, concepts, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, technology and product roadmaps, and data bases and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (d) copyrights, copyrightable works, writings and other works, whether registered or not, in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (e) all other intellectual property or proprietary rights in any country or jurisdiction, including the right to register, patent or apply for other legal protection of same and the right to sue at law or in equity for any infringement or violation of the foregoing prior to the Closing Date, and to collect all proceeds and damages with respect thereto.

“IRS” means the U.S. Internal Revenue Service and, to the extent relevant, the U.S. Department of Treasury.

“Knowledge” when used in reference to (a) the Company or its Subsidiaries means the actual knowledge of any of the executive officers of the Company and (b) Parent or its Subsidiaries means the actual knowledge of any of the executive officers of Parent, in each case, after reasonable inquiry.

“Law” means any multinational, national, state, provincial or local law, statute, ordinance, regulation, rule, code or other requirement or rule of law or stock exchange rule, including any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Liability” means any Indebtedness, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable or known or unknown, including those arising under any Law or Action and those arising under any Contract, commitment, obligation or undertaking or otherwise.

“Lien” means, with respect to any asset (including any security) any mortgage, lien, pledge, attachment, charge, security interest, easement, right-of-way, restriction, usufruct or encumbrance in respect of such asset.

“Losses” means all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements and investigation expenses), judgments, fines and amounts paid in settlement.

“Material Contract” means:

(a) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries;

(b) any Contract of the Company or any of its Subsidiaries evidencing any Indebtedness in excess of U.S. $200,000;

(c) any partnership agreement, limited liability agreement, joint venture agreement or similar agreement to which the Company or any of its Subsidiaries is a party, in each case involving an investment by the Company or any of its Subsidiaries other than in the ordinary course of business;

(d) any Contract of the Company or any of its Subsidiaries for the acquisition or disposition, directly or indirectly (by merger, amalgamation or otherwise) of assets or capital stock or other equity interests of another Person other than in the ordinary course of business;

(e) any Contract of the Company or any of its Subsidiaries containing a right of first refusal, first negotiation, “tag along” or “drag along” rights applicable to any capital stock of the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries;

(f) any Contract of the Company or any of its Subsidiaries outside the ordinary course of business involving expenditures, Liabilities or revenues, which as of the date hereof, are reasonably expected to be in excess of U.S. $250,000;

(g) any non-competition agreement or any other Contract that purports to limit in any material respect the ability of the Company or its Subsidiaries to compete or engage in any line of business; and

(h) any Contract of the Company or any of its Subsidiaries that would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement.

“Minister” means the Minister of Finance of Bermuda.

“Multiemployer Plan” means an employee benefit plan defined as such in Section 3(37) of ERISA.

“Order” means any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award.

“Organizational Documents” means, with respect to any entity, the memorandum of association or the certificate or articles of incorporation and bye-laws or by-laws of such entity, or any similar organizational documents of such entity.

“Parent Material Adverse Effect” means one or more events, changes, circumstances or effects that could reasonably be expected to have a materially adverse effect on the ability of Parent to timely consummate the Amalgamation or the transactions contemplated by this Agreement.

“Permits” means all permits, licenses, concessions, variances, exemptions, orders, authorizations, permissions and similar approvals from or with any Governmental Authority.

“Permitted Indebtedness” means (a) Indebtedness of the Company or any Subsidiary of the Company incurred in the ordinary course of business in connection with any security, commodity,

derivative transaction or other financial product purchased, sold or entered into by the Company for the purpose of undertaking one or more risks assumed by the Company or any Subsidiary of the Company in the ordinary course of business or managing one or more risks otherwise assumed by the Company or any of its Subsidiaries, (b) any Indebtedness owed by Subsidiaries of the Company to the Company or any of its Subsidiaries or by the Company to its Subsidiaries, (c) Indebtedness under the Existing Company Credit Agreement represented by letters of credit issued in the ordinary course of business, (d) Indebtedness of the Company or any Subsidiary of the Company in respect of letters of credit issued to reinsurance cedents, or to lessors of real property in lieu of security deposits in connection with leases of the Company or any Subsidiary of the Company, in each case in the ordinary course of business, (e) Indebtedness of the Company or any Subsidiary of the Company incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit, and (f) Indebtedness arising from guarantees made by the Company or any Subsidiary of the Company of indebtedness of the type described in clauses (a) through (e) of this definition.

“Permitted Liens” means the following Liens: (a) Liens for Taxes not yet due or for Taxes that are being contested in good faith and which are reflected or reserved against in the Company’s financial statements; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) Liens granted in the ordinary course of the insurance or reinsurance business of the Company or its Subsidiaries on cash and cash equivalent instruments or other investments including, without limitation, pledges of such instruments or investments to collateralize letters of credit delivered by the Company or its Subsidiaries (including under the Existing Company Credit Agreement), the creation of trust funds for the benefit of ceding companies, the funding of environmental remediation liabilities assumed by the Company or its Subsidiaries, underwriting activities of the Company or its Subsidiaries, deposit liabilities, and deposits with or pledges to U.S. state insurance departments; (e) Liens not created by the Company or any of its Affiliates that affect any rights of the tenant under the real property leases of the Company or any of its Subsidiaries or the fee interest in any of the real property of the Company or any of its Subsidiaries, so long as such Liens do not interfere materially with the ordinary course of the Company’s or any of its Subsidiaries’ business; (f) Liens created by or through Parent or Amalgamation Sub; (g) Liens that will be released prior to or as of the Closing; and (h) Liens arising under this Agreement.

“Person” means an individual, company, corporation, limited liability company, partnership, association, trust, unincorporated organization, other natural or legal person, entity or group (as “group” is defined in the Exchange Act).

“Required Company Vote” means the affirmative vote of the holders of at least 75% of the Common Shares voting at a duly convened general meeting of the shareholders of the Company.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which (a) more than fifty percent of the capital securities or other ownership interests or (b) the securities or ownership interests having by their terms voting power to elect more than fifty percent of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Taxes” means all taxes, charges, fees, levies or other assessments, including U.S. and foreign, national, state and local income, profits (including any surtax), capital gains, franchise, property, turn-over, sales, value-added, use, excise, wage, payroll, capital, stamp and other taxes, including obligations for withholding taxes from payments due or made to any other Person, as well as any contribution to any social security scheme, and any interest, penalties and additions to Tax.

“Title IV Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), covered or previously covered by Title IV of ERISA.

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect as of the date of this Agreement.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended.

1.02 Other Defined Terms.  The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section

Acquisition Proposal	1.01
Action	1.01
Affiliate	1.01
Agreement	Preamble
Amalgamated Company	Recitals
Amalgamation	Recitals
Amalgamation Consideration	2.05(a)
Amalgamation Sub	Preamble
Antitrust Law	1.01
Bermuda Amalgamation Agreement	1.01
Bermuda Employment Law	1.01
BMA	3.07(a)
Business Day	1.01
Bye-Laws	2.03
Capitalization Date	3.01(e)
Certificate	2.05(a)
Closing	2.02
Closing Date	2.02
Code	1.01
Common Shares	2.05
Companies Act	Recitals
Company	Preamble
Company Actuarial Analyses	3.06(d)
Company Annual Statement	3.03(e)
Company Disclosure Letter	Article III
Company Financial Statements	3.03(b)
Company Incentive Plan	2.09
Company Insurance Policies	1.01
Company Insurance Subsidiary	3.03(e)
Company Material Adverse Effect	1.01
Company Material IP	3.14
Company Permits	3.10
Company Plan	1.01
Company Quarterly Statement	3.03(e)
Company Restricted Share	2.09
Company SEC Documents	3.03(a)
Company Securities	3.01(e)
Company Shareholder Meeting	6.02
Company Stock Option	2.09
Company Termination Fee	1.01
Company Voting Debt	3.01(e)
Company Warrant	2.10

Term	Section

Confidentiality Agreement	6.03(b)
Contract	1.01
D&O Insurance	6.08(c)
Dissenting Shareholder	2.05(a)
Dissenting Shares	2.05(a)
DOL	3.13(a)
Effective Time	2.01
Employee	1.01
ERISA	1.01
ERISA Affiliate	1.01
Exchange Act	1.01
Excluded Shares	2.05(a)
Existing Company Credit Agreement	1.01
Expenses	1.01
FBR	3.18
Final Termination Date	8.02(a)
Form A Filings	6.04(c)
General Insurance Contracts	3.06(a)
Governmental Authority	1.01
HSR Act	1.01
Indebtedness	1.01
Indemnified Parties	6.08(a)
Insurance Regulator	1.01
Intellectual Property	1.01
Investment Assets	3.17
Investment Policy	3.17
IRS	1.01
Knowledge	1.01
Law	1.01
Letter of Transmittal	2.07(b)
Liability	1.01
Lien	1.01
Losses	1.01
Material Contract	1.01
Memorandum of Association	2.03
Minister	1.01
Multiemployer Plan	1.01
Nasdaq	3.03(d)
Navigant Capital	3.18
Notice of Superior Proposal	6.05(c)
Order	1.01
Organizational Documents	1.01
Parent	Preamble
Parent Disclosure Letter	Article IV

Term	Section

Parent Material Adverse Effect	1.01
Paying Agent	2.07(a)
Payment Fund	2.07(a)
Permits	1.01
Permitted Indebtedness	1.01
Permitted Liens	1.01
Person	1.01
Proxy Statement	6.01(a)
Qualified Plan	3.13(e)
Qualifying Amendment	6.01(b)
Regulatory Reports	3.10
Representatives	6.05(a)
Required Company Vote	1.01
Requisite Regulatory Approvals	7.01(b)
SAP	3.03(e)
SEC	1.01
Subsidiary	1.01
Superior Proposal	6.05(b)
Tail Policy	6.08(c)
Tax Authority	1.01
Tax Returns	1.01
Taxes	1.01
Title IV Plan	1.01
U.S. GAAP	1.01
WARN	1.01

ARTICLE 2

THE AMALGAMATION

2.01 The Amalgamation.  Upon the terms and subject to the conditions set forth in this Agreement and the Bermuda Amalgamation Agreement and in accordance with the Companies Act, at the Effective Time, Amalgamation Sub and the Company, being companies registered in Bermuda, shall amalgamate, and the Amalgamated Company shall continue as a Bermuda exempted company limited by shares as a result of the Amalgamation. Contemporaneously with the execution of this Agreement, the parties shall execute and exchange the Bermuda Amalgamation Agreement. The name of the Amalgamated Company shall be “Catalina Alpha Ltd.” The date and time that the Amalgamation shall become effective as set forth in the certificate of amalgamation issued by the Bermuda Registrar of Companies pursuant to the Companies Act shall be the “Effective Time.” In accordance with the requirements of the Companies Act and subject to the terms and conditions set forth in this Agreement, the Bermuda Amalgamation Agreement will be submitted for approval at a general meeting of shareholders of the Company. Under the Companies Act, the Bermuda Amalgamation Agreement shall be deemed to have been adopted when it has been approved by the shareholders of the Company and the Amalgamation Sub.

2.02 Closing Date.  Subject to the provisions of Article 7, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Baker & McKenzie LLP, 1114 Avenue of the Americas, New York, NY, at 10:00 a.m., local time, on the tenth Business Day after the satisfaction or waiver (subject to applicable Law) of the latest to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other place and on such other date as shall be agreed to by the parties in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” On the Closing Date, as part of and as a condition to the Closing, the parties shall cause the Amalgamation to be consummated by filing all documents required by Section 108 of the Companies Act with the Bermuda Registrar of Companies.

2.03 Memorandum of Association and Bye-Laws.  The memorandum of association of the Amalgamated Company shall be the memorandum of association of Amalgamation Sub attached as Exhibit B hereto (the “Memorandum of Association”). The bye-laws of the Amalgamated Company shall be the bye-laws of Amalgamation Sub attached as Exhibit C hereto (the “Bye-Laws”).

2.04 Directors; Officers.  As of the Effective Time, the officers and directors of the Amalgamated Company shall be as set forth in Exhibit D attached hereto, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Memorandum of Association, the Bye-Laws or this Agreement.

2.05 Effect on Shares.  Pursuant to the terms of this Agreement at the Effective Time, by virtue of the Amalgamation and without any action on the part of Amalgamation Sub, the Company, Parent (as the holder of the shares of Amalgamation Sub) or the holders of common shares, par value U.S. $0.01 per share, of the Company (the “Common Shares”):

(a) Amalgamation Consideration.  Each Common Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive U.S.$2.80 in cash (without interest, subject to applicable withholding for Taxes, levies, imposts or other governmental charges) (the “Amalgamation Consideration”). At the Effective Time, the Common Shares shall be cancelled and each certificate (a “Certificate”) representing any Common Shares (other than Excluded Shares) shall represent only the right to receive the Amalgamation Consideration issuable in respect of such Common Shares. At the Effective Time, any Dissenting Shares shall be converted into only the right to receive the value thereof as appraised by the Supreme Court of Bermuda pursuant to Section 106 of the Companies Act. For purposes of this Agreement, the term “Excluded Shares” means (i) Common Shares that are owned by Parent, Amalgamation Sub or any other direct or indirect Subsidiary of Parent (not held on behalf of, or as security for obligations owed by, third parties), (ii) Common Shares that are owned by any direct or indirect Subsidiary of the Company (not held on behalf of, or as security for obligations owed by, third parties) and (iii) Common Shares (“Dissenting Shares”) that are held by any registered holder (each, a “Dissenting Shareholder”) that has properly dissented pursuant to Section 106(6) of the Companies Act.

(b) Cancellation of Shares.  Each Excluded Share (other than a Dissenting Share) issued and outstanding immediately prior to the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder thereof, shall be cancelled without any conversion or payment of any consideration therefor.

(c) Transfers.  At the Effective Time, the share register of the Company shall be closed and, thereafter, there shall be no transfers on the share register of the Company of the Common Shares that were outstanding immediately prior to the Effective Time.

(d) Amalgamation Sub.  Each share of Amalgamation Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid common share of the Amalgamated Company.

(e) Dissenters’ Rights.  The Company shall give Parent: (i) prompt notice of (A) the existence of any Dissenting Shareholders, (B) any attempted applications to the Supreme Court of Bermuda for appraisal of the fair value of the Common Shares and (C) any other documents served pursuant to the Companies Act and received by the Company relating to any Dissenting Shareholder’s rights to be paid the fair value of such Dissenting Shareholder’s Common Shares, as provided in Section 106 of the Companies Act; and (ii) the opportunity to direct and conduct any and all negotiations and proceedings with respect to demands for appraisal under the Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Common Shares, offer to settle or settle any demands or approve any withdrawal of any such demands.

2.06 Effect of Amalgamation under Companies Act.  As from the Effective Time: (a) the Amalgamation of the Company and the Amalgamation Sub and their continuance as one company shall become effective; (b) the property of each of the Company and the Amalgamation Sub shall become the property of the Amalgamated Company; (c) the Amalgamated Company shall continue to be liable for the obligations and Liabilities of the Company and the Amalgamation Sub; (d) any existing Actions or Liabilities to prosecution shall be unaffected; (e) a civil, criminal or administrative Action pending by or against the Company or the Amalgamation Sub may be continued to be prosecuted by or against the Amalgamated Company; and (f) a conviction against, or Order in favor of or against, the Company or the Amalgamation Sub may be enforced by or against the Amalgamated Company.

2.07 Exchange of Certificates; Payment of Amalgamation Consideration.

(a) At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent, with the Company’s prior approval, which approval shall not be unreasonably withheld (the “Paying Agent”), for the benefit of the holders of Common Shares other than Excluded Shares, cash in respect of the aggregate Amalgamation Consideration to be paid in exchange for issued and outstanding Common Shares upon due surrender of the Certificates and other materials pursuant to the provisions of this Article 2 (such amounts being hereinafter referred to as the “Payment Fund”). Parent will cause the Amalgamated Company to cause the Paying Agent, pursuant to irrevocable instructions, to make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement. The Paying Agent shall invest any funds held by it for purposes of this Section 2.07 as directed by Parent, on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid to Parent. Parent shall pay, or shall cause the Amalgamated Company to pay, to Dissenting Shareholders the fair value of the Dissenting Shares in accordance with the requirements of Sections 106(6A) and 106(6B) of the Companies Act.

(b) Promptly following the Effective Time, Parent shall cause the Amalgamated Company to cause the Paying Agent to mail to each record holder of Common Shares immediately prior to the Effective Time a letter of transmittal (the “Letter of Transmittal”) that shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of Certificates to the Paying Agent and which sets forth the procedures by which holders of Certificates, and the holders of book shares, which are uncertificated, may receive the Amalgamation Consideration. Upon a holder complying with such procedures, the Paying Agent will deliver to such holders cash in an amount (without interest, subject to applicable withholding for Taxes, levies, imposts or other governmental charges) equal to the number of Common Shares (other than Excluded Shares) owned by such Person immediately prior to the Effective Time multiplied by the Amalgamation Consideration. All such Certificates shall forthwith be canceled and book accounts shall be canceled. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered or book account is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that all documentation for a book account transfer is received and that the Person requesting such payment pay any transfer or similar Taxes required by reason of the payment to a Person other than the registered holder or establish to the satisfaction of the Amalgamated Company that such Tax has been paid or is not applicable.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Amalgamated Company, or the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Amalgamated Company or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Amalgamation Consideration with respect to the Common Shares formerly represented thereby.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for six months after the Effective Time shall be paid to the Amalgamated Company. Any former shareholders of the Company who have not complied with Section 2.07(b) prior to the end of such six-month period shall thereafter look only to the Amalgamated Company (subject to abandoned property, escheat or other similar Laws) for payment of their claim for the Amalgamation Consideration. None of Parent, Amalgamation Sub or the Amalgamated Company shall be liable to any holder of Common Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates (or book shares) shall not have been surrendered prior to six years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law), unclaimed funds payable with respect to such Certificates (or book shares) shall become the property of the Amalgamated Company, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Parent, the Amalgamated Company or the Paying Agent shall be entitled to deduct and withhold any applicable Taxes from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares. To the extent that amounts are properly deducted and withheld and paid over to the appropriate Tax Authority by Parent, the Amalgamated Company or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholder in respect of which such deduction and withholding was made by Parent, the Amalgamated Company or the Paying Agent.

2.08 Adjustments to Prevent Dilution.  If, between the date of this Agreement and the Effective Time, the issued Common Shares shall have been changed into a different number of shares or a different class, in either case by reason of a share consolidation, reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, amalgamation, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Amalgamation Consideration shall be equitably adjusted.

2.09 Stock Options and Restricted Shares.  At the Effective Time, each option (each, a “Company Stock Option”) (whether or not then vested or exercisable) to purchase or acquire Common Shares granted to Employees, directors, or independent contractors of the Company or any of its Subsidiaries under the Company’s 2003 Long Term Incentive Plan or any other incentive plan of the Company (or agreement related thereto) (each, a “Company Incentive Plan”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), a cash payment, rounded to the nearest penny, equal to the product of (a) the excess, if any, of (i) the Amalgamation Consideration over (ii) the per share exercise price of such Company Stock Option, multiplied by (b) the number of shares covered by such Company Stock Option, less (c) any required withholding Taxes or, if there is no such excess, such Company Stock Option shall be cancelled without consideration. Prior to the Effective Time, the Company shall waive any vesting conditions applicable to any shares of restricted stock (each, a “Company Restricted Share”) granted pursuant to any Company Incentive Plan, and such Company Restricted Shares shall be treated the same as other Common Shares for purposes of this Agreement.

2.10 Warrants.  At the Effective Time, each warrant (whether or not then vested or exercisable) to purchase Common Shares (each, a “Company Warrant”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive, as soon as reasonably practicable after the Effective Time upon the surrender of a Company Warrant, a cash payment, rounded to the nearest penny, equal to the product of (a) the excess, if any, of (i) the Amalgamation Consideration over (ii) the per share exercise price of such Company Warrant, multiplied by (b) the number of shares covered by such Company Warrant, less (c) any required withholding Taxes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in a separate disclosure letter referencing the appropriate section or clause of this Agreement and delivered by the Company to Parent prior to or at the time of the execution of this Agreement (the “Company Disclosure Letter”), or (b) as set forth in Company SEC Documents filed prior to the date hereof, the Company represents and warrants to Parent and Amalgamation Sub as follows:

3.01 Organization and Qualification; Capitalization; Subsidiaries.

(a) The Company and each of its Subsidiaries is a corporation or legal entity duly formed, validly existing and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or formation.

(b) The Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other voting security of any other entity.

(c) The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (if and to the extent such term is recognized in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failures to be so duly qualified or licensed and in good standing individually or in the aggregate have not had, and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company, nor any of its Subsidiaries is in bankruptcy or moratorium of payment, no petitions for bankruptcy or moratorium of payment have been made with respect thereto and no resolutions have been adopted with respect to the dissolution or liquidation of the Company or any Subsidiary of the Company.

(d) The Company has heretofore delivered or made available to Parent accurate and complete copies of (i) the memorandum of association and bye-laws or other similar Organizational Documents in effect as of the date hereof of the Company and each of its Subsidiaries, (ii) the minutes of meetings (since December 31, 2005) of the board of directors, the committees of the board of directors and the shareholders of the Company and each of its Subsidiaries, and (iii) the resolutions (since December 31, 2005) adopted by the boards of directors, the committees of the board of directors or the shareholders of the Company and each Subsidiary of the Company to the extent memorialized in writing. Each Organizational Document so delivered is in full force and effect (except for those that have been amended or superseded), and no other Organizational Documents are applicable to or binding upon the Company or any of its Subsidiaries.

(e) The authorized share capital of the Company consists of (i) 200,000,000 Common Shares, of which 70,136,752 shares were issued and outstanding as of May 22, 2008 (the “Capitalization Date”), and as of the Capitalization Date 3,160,877 Common Shares were reserved for issuance upon or otherwise deliverable in connection with the exercise of Company Stock Options or Company Warrants and for issuance upon vesting of any Company Restricted Shares, and (ii) 25,000,000 preferred shares, par value U.S. $0.01 per share, none of which were issued or outstanding as of the Capitalization Date. No bonds, debentures, notes or other instruments or evidence of Indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company shareholders may vote (“Company Voting Debt”) are issued or outstanding. All of the issued Common Shares have been duly authorized and are validly issued, fully paid and non-assessable and were issued free of preemptive (or similar) rights. As of the Capitalization Date, the Company has outstanding Company Stock Options to purchase 545,334 Common Shares, Company Warrants to purchase 2,542,813 Common Shares and 72,730 Company Restricted Shares. Except (i) as set forth in this Section 3.01(e), (ii) for the transactions contemplated by this Agreement, including those permitted in accordance with Section 5.01 and (iii) for changes since the Capitalization Date resulting from the exercise of Company Stock Options and Company Warrants and vesting of Company Restricted Shares, in each case, outstanding on the Capitalization Date, there are no outstanding (A) shares or other equity securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares or other equity securities of the Company, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, arrangements or undertakings of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of, or other equity interest in, the Company or any Company Voting Debt, (C) preemptive or similar rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the share capital of the Company, obligating the Company to issue, transfer or sell any share capital, securities or securities convertible into or exchangeable or exercisable for shares or securities of the Company, or (D) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B) and (D) being referred to collectively as “Company Securities”). After the Closing Date, no Company Warrant will be exercisable for any equity interest in the Company. None of the Company or its Subsidiaries has any outstanding obligation to redeem, repurchase or otherwise acquire any Company Securities (other than Company Securities that may be acquired or deemed to be acquired upon the conversion, exchange or exercise of other Company Securities). There are no shareholders’ agreements, voting trusts, registration rights agreements or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, disposition or dividends of any Company Securities. Except for the restrictions set forth in the Bye-Laws, there is no rights agreement, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the

Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of or other equity interest in the Company.

(f) All of the outstanding capital stock of, or other ownership interests in, the Company’s Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Liens other than Permitted Liens. Each of the outstanding shares of capital stock or other equity interests of each such Subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive (or similar) rights.

3.02 Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Amalgamation and the other transactions contemplated by this Agreement, subject only to the Required Company Vote. The board of directors of the Company (or a committee thereof) has duly and validly authorized the execution, delivery and performance by the Company of this Agreement and approved the consummation by the Company of the Amalgamation and the other transactions contemplated by this Agreement, and has (a) taken all corporate actions required to be taken by it for the execution, delivery and performance of this Agreement and the consummation of the Amalgamation and the other transactions contemplated by this Agreement, (b) by resolution approved the Amalgamation, this Agreement, and the other transactions contemplated by this Agreement and (c) subject to Section 6.05(c), recommended that the shareholders of the Company approve and adopt the Amalgamation, this Agreement, and the other transactions contemplated by this Agreement. No other corporate proceedings on the part of the Company are necessary to approve this Agreement and the other transactions contemplated by this Agreement or to adopt and consummate the Amalgamation in accordance with this Agreement, other than the Required Company Vote. This Agreement and the Bermuda Amalgamation Agreement have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Amalgamation Sub) this Agreement and the Bermuda Amalgamation Agreement constitute valid, legal and binding agreements of the Company.

3.03 SEC Filings; Financial Statements.

(a) The Company has filed all reports, schedules, forms, registration statements, prospectuses and other documents required to be filed by the Company with the SEC from and after December 31, 2005 (the “Company SEC Documents”), each of which, as of its respective date, was prepared in accordance and complied in all material respects with all applicable legal requirements (except if, and to the extent that, such Company SEC Document was subsequently amended, superseded or supplemented by a filing made prior to the date hereof). No Subsidiary of the Company is required to make any filings with the SEC. No Company SEC Document contained, when filed (and, if amended, superseded or supplemented by a filing made prior to the date hereof, then on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC staff with respect to any Company SEC Documents.

(b) The audited and unaudited consolidated financial statements (including the related notes) contained in the Company SEC Documents as of their respective dates (and, if amended, superseded or supplemented by a filing made prior to the date hereof, then on the date of such filing) (the “Company Financial Statements”) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as specifically indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position, results of operations and changes in cash flows of the Company and its consolidated Subsidiaries as of their respective dates (and, if amended, superseded or supplemented by a filing made prior to the date hereof, as of the date of such filing), except, in the case of unaudited financial statements, subject to normal year-end audit adjustments and for the absence of footnotes.

(c) The Company and its Subsidiaries are in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to the Company and its Subsidiaries. With respect to each Company SEC Document on Form 10-K or 10-Q or any amendment thereto, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents.

(d) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”).

(e) Each material Subsidiary of the Company that is an insurance company (each a “Company Insurance Subsidiary”) has filed during the three years ended December 31, 2007, all annual and quarterly statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate Insurance Regulator of the jurisdiction in which it is domiciled and to any other jurisdiction where required on forms prescribed or permitted by such authority. Each annual statement filed by any Company Insurance Subsidiary with the Insurance Regulator in its state or other jurisdiction of domicile for the three years ended December 31, 2007 (each a “Company Annual Statement”), together with all exhibits and schedules thereto, financial statements relating thereto and any actuarial opinion, affirmation or certification filed in connection therewith and each quarterly statement so filed for the quarterly periods ended after January 1, 2008 (each a “Company Quarterly Statement”) was prepared in conformity with the statutory accounting practices prescribed or permitted by the Insurance Regulator of the applicable state or other jurisdiction of domicile (“SAP”) applied on a consistent basis, and presents fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at the date thereof and the results of operations, changes in capital and surplus and cash flow of such Subsidiary for each of the periods then ended. No material deficiencies or violations have been asserted by any Insurance Regulator with respect to Company Annual Statements and Company Quarterly Statements that have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

3.04 No Undisclosed Liabilities.  The Company and its Subsidiaries have no Liabilities of any nature, that would be required to be recorded or reflected on a balance sheet under U.S. GAAP, except for (a) Liabilities identified in the Company Financial Statements as of March 31, 2008, (b) Liabilities incurred since March 31, 2008 in the ordinary course of business, (c) the Expenses and other Liabilities incurred pursuant to the transaction contemplated by this Agreement and (d) Liabilities that individually or in the aggregate do not have, and would not reasonably be expected to have a Company Material Adverse Effect.

3.05 Absence of Changes.  Except as contemplated by this Agreement, (a) since March 31, 2008, the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course of business and have not taken any action that, if taken after the date hereof, would not be permitted under Section 5.01, and (b) there has not been any event, condition, change, effect or development that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

3.06 Insurance Matters.

(a) The Company conducts all of its insurance operations through its Subsidiaries. Except as otherwise would not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect, all policies, binders, slips, treaties, certificates, annuity contracts and participation agreements and other agreements of insurance or reinsurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) (the “General Insurance Contracts”) that are issued by the Company or its Subsidiaries and any and all marketing materials are, to the extent required under applicable Law, on forms approved by the applicable Insurance Regulator or which have been filed with and not objected to by such Insurance Regulator within the period provided for objection, and such forms comply in all material respects with the insurance or reinsurance statutes, regulations and rules applicable thereto. All premium rates established by the Company or any Subsidiary of the Company that are required to be filed with or approved by Insurance Regulators have been so filed or approved, the premiums charged conform thereto in all material respects and such premiums comply in all material respects with the insurance or reinsurance statutes, regulations and rules applicable thereto.

(b) Each reinsurance and coinsurance treaty or agreement, including retrocessional agreements, to which the Company or any of its Subsidiaries is a party, under which the Company or any of its Subsidiaries have any existing rights, duties, obligations or liabilities or which is otherwise applicable to the Company or any of its Subsidiaries, assuming its due authorization, execution and delivery by the other party or parties thereto, is valid and binding in all material respects in accordance with its terms and is in full force and effect, except for such treaties or agreements the failure of which to be valid and binding or in full force and effect would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. Any Subsidiary of the Company that has ceded reinsurance pursuant to any such treaty or agreement is entitled to take full credit in its financial statements for all amounts recoverable (net of any reserve for collectibility under such treaty or agreement) with such credit accounted for (i) pursuant to SAP, as a reduction of such Subsidiary’s loss reserves and (ii) pursuant to U.S. GAAP, as a reinsurance recoverable asset. The Company has no material unrecoverable reinsurance balances, other than as reserved on the Company Financial Statements. All intragroup reinsurance agreements have been filed and approved in accordance with all applicable insurance holding company acts.

(c) The reserves for future payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) under all insurance policies, reinsurance agreements or retrocessional agreements to which any Company Insurance Subsidiary is a party reflected in, or included with, the financial statements set forth in the Company Annual Statements, the Company Quarterly Statements and the Company Financial Statements (i) have been computed in all material respects in accordance with presently accepted actuarial standards consistently applied and prepared in accordance with applicable SAP or U.S. GAAP consistently applied, (ii) have been computed based on assumptions that are consistent in all material respects with applicable Contract provisions and with those used to compute the corresponding items in the Company Annual Statements, Company Quarterly Statements and the Company Financial Statements and (iii) have been computed in all material respects in accordance with the requirements for reserves established by the Insurance Regulator of the state or other jurisdiction of domicile of each Company Insurance Subsidiary.

(d) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any of its Subsidiaries since January 1, 2006, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). At the time each Company Actuarial Analyses was prepared, the Company believed in good faith that it was prepared using appropriate modeling and other procedures accurately applied, if relevant, and in conformity with generally accepted actuarial standards consistently applied, and that the projections contained therein were properly prepared in accordance with the assumptions stated therein. The information and data furnished by the Company or its Subsidiaries to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were, at the time furnished, accurate and complete in all material respects.

3.07 Consents and Approvals; No Violations.

(a) No consent, approval, Order or authorization of, or registration or filing with, or notification to, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by the Company, or the consummation by the Company of the transactions contemplated by this Agreement, except (i) as may be required by Nasdaq or under the Exchange Act,

(ii) compliance with the HSR Act, and other filings under applicable Antitrust Law or similar Laws, (iii) state securities or “blue sky” Laws, (iv) state or other jurisdiction takeover Laws, (v) state and foreign insurance regulatory Laws and commissions, including the Department of Insurance for each of Indiana and Colorado, the Irish Financial Regulator and the notification and/or consent requirements of the Bermuda Monetary Authority (the “BMA”) under the Bermuda Insurance Act 1978 and the Exchange Control Act 1972, (vi) the filing of the application to register the Amalgamation pursuant to the Companies Act and the consent of the Minister to the Amalgamation, and (vii) such other consents or notifications the failure of which to be obtained or made would not individually or in the aggregate reasonably be expected to result in a Company Material Adverse Effect, or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(b) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Amalgamation or the other transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the respective Organizational Documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default, require consent, or result in the loss of a benefit under or give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation, or the creation of any Lien under, any of the terms, conditions or provisions of any Contract, Permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) provided that the filings, notifications, Permits, consents and approvals referenced in Section 3.07(a) have been made or obtained, violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches, Losses or defaults that do not have, and would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

3.08 Litigation.  There are no Actions pending against, or to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties before any Governmental Authority or otherwise that (a) has had or would reasonably be expected to have a Company Material Adverse Effect, (b) in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, or (c) allege criminal action or inaction. As of the date hereof, neither the Company nor any of its Subsidiaries or properties is subject to any Order having, or which would reasonably be expected to have, a Company Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated by this Agreement. There are no pending or, to the Knowledge of the Company, threatened claims for indemnification by the Company in favor of directors, officers, Employees and agents of the Company that would reasonably be expected to have a Company Material Adverse Effect.

3.09 Material Contracts.

(a) Each Material Contract by which the Company, or any of its Subsidiaries or the respective assets, business or operations thereof is bound or affected is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto (except as may be limited by bankruptcy, insolvency, moratorium, or other similar Laws affecting or relating to enforcement of creditors’ rights generally, or by general principles of equity, none of which conditions, to the Knowledge of the Company, exist as of the date hereof ) and is in full force and effect.

(b) Neither the Company nor its Subsidiaries is, nor has the Company received any written notice or has any Knowledge that any other party is, in default in any respect under any Contract by which the Company or the assets, business or operations thereof may be bound or affected, except for those defaults that have not had or would not reasonably be expected to have a Company Material Adverse Effect.

3.10  Permits; Compliance with Applicable Laws.  Neither the Company nor any of its Subsidiaries is in violation in any material respect of any term of its memorandum of association, articles of association, bye-laws or other Organizational Documents. The Company and its Subsidiaries hold all Permits as are necessary for the lawful conduct of their respective businesses as currently conducted and to own, lease or operate their properties and assets (collectively, the “Company Permits”), except for failures to hold such Company Permits that individually or in the aggregate do not have, and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and, to the Company’s Knowledge, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to any Person any right of termination, amendment or cancellation (with or without notice or lapse of time or both) of any such Company Permit, except for such failures to so comply as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any Company Permit, except for revocations or modifications that individually or in the aggregate have not had, and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or any of their respective personnel and operations is, or since December 31, 2006 has been, in violation of any Law applicable to its business, properties or operations, except for violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company, any of its Subsidiaries or any Company Permits is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same, against the Company or any of its Subsidiaries, alleging any violation of any Law, except, in each case, for those investigations or reviews the outcomes of which have not had, and would not reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2005, the Company and each of its Subsidiaries has filed all material periodic statements, together with all material exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other material supporting documents in connection therewith, required to be filed with or submitted to any Insurance Regulatory or other Governmental Authority on forms prescribed or permitted thereby (collectively, the “Regulatory Reports” ). The Regulatory Reports complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted in writing to the Company or any of its Subsidiaries with respect to any Regulatory Report by any Insurance Regulator or other Governmental Authority.

3.11 Employment Matters.  The Company Disclosure Letter lists all employment Contracts and similar arrangements between the Company or any of its Subsidiaries and their respective executive officers, and all Contracts, plans and arrangements pursuant to which the Company is obligated to make any payment or confer any benefit upon any officer, director, employee or agent of the Company or any of its Subsidiaries as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of the Company. No labor dispute with employees of the Company or any of its Subsidiaries exists or, to the Knowledge of the Company, is threatened, except as would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of any provision of this Agreement, the Company and its Subsidiaries, as applicable, are in compliance in all material respects with Bermuda Employment Laws and have remitted all contributions or other amounts required to be made thereunder. As of the date hereof, there are no actual, pending or, to the Knowledge of the Company, threatened Actions under or in respect of the Bermuda Employment Laws.

3.12 Taxes.

(a) None of the Company or its Subsidiaries has any income that is, or has been, subject to the United States federal income tax as income that is effectively connected with the conduct of a trade or business within the United States, within the meaning of Section 882(a)(1) of the Code and no claim has been made by any Tax Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file a Tax Return that the Company or any such Subsidiary is or may be subject to

Tax by that jurisdiction. The Company and its Subsidiaries have filed or caused to be filed with the appropriate Tax Authorities and other Governmental Authorities, all Tax Returns required to be filed on or prior to the date hereof which, if not filed, would reasonably be expected to have a Company Material Adverse Effect, and has paid in full or made adequate provision (in accordance with U.S. GAAP) for the payment of all material Taxes (including taxes withheld from employees’ salaries and other withholding Taxes and obligations), whether or not shown to be due on such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects. All material written assessments of Taxes due and payable by or on behalf of the Company or any of its Subsidiaries have either been paid or provided for (in accordance with U.S. GAAP) or are being contested in good faith by appropriate proceedings.

(b) There are no material Tax claims pending against the Company or any of its Subsidiaries, and the Company and its Subsidiaries have no Knowledge of any threatened claim for Tax deficiencies or any basis for such claims. No material issues have been raised in any examination by any Tax Authority with respect to the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are not now in force any waivers or agreements by the Company or any of its Subsidiaries for the extension of time for the assessment of any material Tax, nor has any such waiver or agreement been requested by any Tax Authority. The Company and its Subsidiaries do not have any liability for any material Taxes of any corporation or entity other than the Company and its Subsidiaries.

(c) With respect to the year ended December 31, 2007 and for the period commencing January 1, 2008 and ending on the Closing Date, there is no (i) reinsurance transaction by the Company or any of its Subsidiaries directly with shareholders of the Company or (ii) to the Knowledge of the Company, reinsurance transaction by the Company or any of its Subsidiaries directly or indirectly with Persons related to shareholders of the Company that would cause the Company or any of its Subsidiaries to have any “related person insurance income,” within the meaning of Section 953(c)(2) of the Code.

(d) The Company did not have for the year ended December 31, 2007, and does not expect to have for the period ending at the Closing Date (treating such period as if it were a taxable year) ownership by insureds in excess of the exception contained in Section 953(c)(3)(A) of the Code, or “related person insurance income” within the meaning of Section 953(c)(2) of the Code in excess of the exception provided in Sections 953(c)(3)(B) of the Code.

(e) Neither the Company nor any Subsidiary of the Company is a party to any Tax sharing or similar allocation or similar agreement or arrangement (a “Tax Sharing Agreement”) and, after the Closing Date, none of the Company or any Subsidiary of the Company will be bound by any Tax Sharing Agreements or similar arrangement or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) Neither the Company nor any of its Subsidiaries has (i) requested a private letter ruling from the IRS or comparable rulings from other Tax Authorities or (ii) entered into any “closing agreement” as described in Section 7121 of the Code (or any material agreement under any corresponding or similar provision of foreign, state or local Tax law).

(g) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.13 Employee Benefit Plans.

(a) The Company has delivered or made available to Parent an accurate and complete copy of (i) each writing that sets forth the terms of each Company Plan, including plan documents, plan amendments, any related trusts, statements of employment of current employees of the Company and its Subsidiaries, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of the Company, (iii) a written description of any Company Plan that is not otherwise in writing, (iv) all registration statements filed with respect to any Company Plan, (v) all insurance policies purchased by or to provide benefits under any Company Plan, (vi) all reports submitted since December 31, 2005 by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Company Plan and financial statements disclosing Liability for all obligations owed under any Company Plan that is not subject to the disclosure and reporting requirements of ERISA, (vii) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto, financial statements and the opinions of independent accountants, (viii) all notices that were given by the Company or any of its Subsidiaries, any ERISA Affiliate or any Company Plan to the IRS, the U.S. Department of Labor (the “DOL”) or any participant or beneficiary pursuant to statute, since December 31, 2005, (ix) all notices that were given by the IRS or the DOL to the Company or any of its Subsidiaries, any ERISA Affiliate or any Company Plan since December 31, 2005, (x) the most recent determination letter issued by the IRS for each Company Plan, if applicable and (xi) copies of any written report of any analysis performed with respect to any Company Plan under Section 409A of the Code or, if no such written report exists, a written description of any such analysis that has been performed.

(b) Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) Multiemployer Plan, (ii) Title IV Plan (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code, (vi) self-insured plan (including any plan pursuant to which a stop-loss policy or contract applies) or (vii) a Company Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA.

(c) Each Company Plan is and has been in all material respects maintained, funded, operated and administered, and the Company and its Subsidiaries have performed their obligations in all material respects under each Company Plan, in each case in accordance with the terms of such Company Plan and in compliance with all applicable Laws, including ERISA and the Code. Each Company Plan that provides deferred compensation subject to Section 409A of the Code is in compliance in all material respects with Section 409A in form and operation. All nonstatutory stock options granted by the Company or its Subsidiaries were granted using an exercise price of not less than the fair market value of the underlying shares in accordance with Section 409A of the Code.

(d) No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Company Plan. Neither the Company nor any of its Subsidiaries has any material Liability to the IRS with respect to any Company Plan, including any Liability imposed by the excise Tax provisions of Chapter 43 of the Code. There is no unfunded Liability under any Company Plan. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Action involving, any Company Plan or any fiduciary thereof is pending or, to the Company’s Knowledge, is threatened, which would reasonably be expected to result in a Company Material Adverse Effect.

(e) Each Company Plan that is intended to be qualified under Section 401(c) of the Code (each a “Qualified Plan”) of the Company and its Subsidiaries has received a favorable determination letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code, and each such Qualified Plan complies in form and in operation with the requirements of the Code and meets the requirements of a “qualified plan” under Section 401(a) of the Code. To the Company’s Knowledge, no event has occurred or circumstance exists that may give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust.

(f) The consummation of the Amalgamation and the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan or constitute a “deemed severance” or “deemed termination” under any Company Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of the Company or a Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has made or has become obligated to make, and neither the Company nor any of its Subsidiaries will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law), nor will Parent or any of its Subsidiaries be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

(g) The Company has complied in all material respects with all contribution requirements (including all employer contributions and employee contributions) under any of the Company Plans (including workers compensation) or applicable Law.

(h) Neither the Company nor any Subsidiary of the Company has any current or projected liability in respect of post-retirement health or life insurance benefits for retired, former or current employees of the Company or any Subsidiary of the Company, the cost of which is not entirely borne by the eligible participants, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent the Company from amending or terminating, without material cost to the Company, any Company Plan providing health, medical or life insurance benefits in respect of any Employee or former employee of the Company or any Company Subsidiary.

(i) Neither the Company nor any Subsidiary of the Company has taken any action that could constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, provincial, state or foreign plant closing notice or collective dismissal law.

3.14 Intellectual Property.  To the Knowledge of the Company: (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, covenants, conditions, and restrictions or other adverse claims or interests of any kind or nature other than Permitted Liens) and takes all reasonable actions to protect, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted by the Company and its Subsidiaries (the “Company Material IP”), including commercially reasonable steps to maintain the confidentiality of all information related to the Company Material IP that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use; (b) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property; (c) no Person is challenging or infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries; (d) neither the Company nor any Subsidiary of the Company has transferred ownership of, or granted any exclusive license with respect to any Company Material IP that is or was at the time of transfer or license material to the business of the Company or any Subsidiary of the Company; and (e) neither the Company nor any Subsidiary of the Company has received any notice of any pending or threatened claim with respect to any Company Material IP, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

3.15 Real and Personal Property.  The Company and its Subsidiaries have good title to, and are the lawful owner of, or have the right to use pursuant to a license or otherwise, all of the material tangible and intangible assets, properties and rights used in their businesses and all tangible and intangible assets, properties and rights reflected in the Company Financial Statements or acquired since March 31, 2008, free and clear of all Liens (other than Permitted Liens) and defects, except for such defects that would not reasonably be expected to have a Company Material Adverse Effect. All material real and personal property leases of the Company and its Subsidiaries are valid, binding and enforceable against the Company or its Subsidiaries, as the case may be, (and, to the Knowledge of the Company, each other party thereto) in accordance with their respective terms, and there does not exist, under any lease of real property or personal property, any material defect or any event which, with notice or lapse of time or both, would constitute a default by the Company or, to the Knowledge of the Company, by any other party thereto, except for such defects, events or defaults that do not have, and would not reasonably be expected to have a Company Material Adverse Effect.

3.16 Insurance.  Copies of all material Company Insurance Policies have been provided or made available to Parent. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) all such Company Insurance Policies are in full force and effect and were in full force and effect during the periods of time such Company Insurance Policies are purported to be in effect and (b) neither the Company nor any Subsidiary of the Company (i) is in material breach or default or (ii) has taken any action or failed to take any action, and, to the Knowledge of the Company, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any such Company Insurance Policy.

3.17 Investments; Derivatives.  The Company has provided Parent with a true and complete list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of the Company and its Subsidiaries as of March 31, 2008 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by the Company and its Subsidiaries between such date of this Agreement, the “Investment Assets”). Except for Investment Assets sold in the ordinary course of business consistent with past practice or as contemplated by this Agreement, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens. Neither the Company nor any of its Subsidiaries holds any derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s account, or for the account of any of its Subsidiaries or their customers. A copy of the Company’s policies with respect to the investment of the Investment Assets is set forth in the Company Disclosure Letter (the “Investment Policy”), and, except as set forth in the Company Disclosure Letter, the composition of the Investment Assets complies with, and the Company and its Subsidiaries have complied in all material respects with, the Investment Policy.

3.18 Opinion of Financial Advisors.  The Company has received the opinion of each of Friedman, Billings, Ramsey & Co., Inc. (“FBR”) and Navigant Capital Advisors, LLC (“Navigant Capital”) to the effect that, as of the date of such opinions, and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters set forth in the opinion, the Amalgamation Consideration to be received by the holders of Company Shares in the Amalgamation is fair, from a financial point of view, to such holders, it being agreed that Parent and Amalgamation Sub have no right to rely upon such opinions.

3.19 Brokers.  No broker, finder, investment banker, other intermediary or other Person (other than FBR and Navigant Capital) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. Copies of the engagement agreements and any other agreements between the Company or any of its Affiliates, on the one hand, and each of FBR and Navigant Capital on the other hand, have been provided or made available to Parent.

3.20 Foreign Corrupt Practices Act.  Neither a U.S. Governmental Authority nor any other Person has notified the Company or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act. To the Knowledge of the Company, none of the Company and its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Company’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, nor is there any basis for any such audit, review, inspection, investigation, survey or examination of records. To the Company’s Knowledge, the Company and its Subsidiaries have not been and are not now under any administrative, civil or criminal investigation or indictment and are not party to any litigation involving alleged false statements, false claims or other improprieties relating to the Company’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, nor is there any basis for such investigation or indictment.

3.21 Required Company Vote.  The Required Company Vote is the only vote of the holders of any class or series of the Company’s shares necessary under applicable Law to approve this Agreement and to adopt the Amalgamation in accordance with this Agreement and the other transactions contemplated by this Agreement.

3.22 Standstill Agreements.  Each Person who entered into a written confidentiality agreement with the Company in connection with the formal auction process of the Company commenced in December 2007 entered into a “standstill” or similar agreement with the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND
AMALGAMATION SUB

Except as set forth in a separate disclosure letter referencing the appropriate section or clause of this Agreement and delivered by Parent to the Company prior to or at the time of the execution of this Agreement (the “Parent Disclosure Letter”), each of Parent and Amalgamation Sub represents and warrants to the Company as follows:

4.01 Organization and Qualification; Capitalization; Subsidiaries.

(a) Each of Parent and Amalgamation Sub is a corporation or legal entity duly formed, validly existing and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) under the Laws of the jurisdiction of its formation.

(b) Each of Parent and Amalgamation Sub is duly qualified or licensed to do business and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for any failures to be so duly qualified or licensed and in good standing that do not individually or in the aggregate have, and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Amalgamation Sub is a Subsidiary of Parent and is a company organized under the Laws of Bermuda, and 100% of the equity interests of Amalgamation Sub are held directly by Parent.

4.02 Authority Relative to This Agreement.  No vote of holders of share capital of Parent is necessary to approve this Agreement, or the Amalgamation or the transactions contemplated by this Agreement. Each of Parent and Amalgamation Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to consummate the Amalgamation and the other transactions contemplated by this Agreement. Each of Parent and Amalgamation Sub has duly and validly authorized the execution and delivery of this Agreement and has approved the consummation of the Amalgamation and the other transactions contemplated by this Agreement. No additional corporate proceedings on the part of any of Parent, Amalgamation Sub or any of Parent’s other Subsidiaries or Affiliates are necessary to authorize this Agreement or to consummate the Amalgamation or the other transactions contemplated by this Agreement. This Agreement and the Bermuda Amalgamation Agreement have been duly and validly executed and delivered by Parent and Amalgamation Sub and (assuming due authorization, execution and delivery by the Company) this Agreement and the Bermuda Amalgamation Agreement constitute valid, legal and binding agreements of Parent and Amalgamation Sub, enforceable against Parent and Amalgamation Sub in accordance with their respective terms.

4.03  Consents and Approvals; No Violations.

(a) No consent, approval, Order or authorization of, or registration or filing with, or notification to, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by Parent or Amalgamation Sub, or the consummation by Parent and Amalgamation Sub of the transactions contemplated by this Agreement, except (i) compliance with the HSR Act, and other filings under applicable Antitrust Law or similar Laws, (ii) state securities or “blue sky” Laws, (iii) state or other jurisdiction takeover Laws, (iv) state and foreign insurance regulatory Laws and commissions, including the Department of Insurance for each of Indiana and Colorado, the Irish Financial Regulator, and the notification and consent requirements of the BMA under the Bermuda Insurance Act 1978, (v) the filing of the application to register the Amalgamation pursuant to the Companies Act and the consent of the Minister to the Amalgamation, and (vi) such other consents or notifications the failure of which to be obtained or made would not individually or in the aggregate reasonably be expected to result in a Parent Material Adverse Effect, or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(b) Neither the execution, delivery and performance of this Agreement by Parent and Amalgamation Sub nor the consummation by Parent and Amalgamation Sub of the Amalgamation or the other transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Organizational Documents of Parent or Amalgamation Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, require consent, or result in the loss of a material benefit under or give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Amalgamation Sub is a party or by which any of them or their respective properties or assets may be bound or (iii) provided that the filings, notifications, Permits, consents and approvals referenced in Section 4.03(a) have been made or obtained, violate any Law applicable to Parent or any of its properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches, Losses or defaults that do not have, and would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

4.04 Litigation.  There are no Actions pending against, or to the Knowledge of Parent, threatened against or affecting Parent or Amalgamation Sub or any of their respective properties before any Governmental Authority or otherwise which (a) would be expected to have a Parent Material Adverse Effect, (b) in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, or (c) allege criminal action or inaction. As of the date hereof, neither Parent, Amalgamation Sub nor any of their respective properties is subject to any Order having, or which would reasonably be expected to have individually or in the aggregate, a Parent Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated by this Agreement.

4.05 Brokers.  No broker, finder, investment banker, other intermediary or other Person (other than Morgan Stanley & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates.

4.06 Interim Operations of Amalgamation Sub.  Amalgamation Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business and incurred no Liabilities other than, in each case, in connection with the transactions contemplated by this Agreement.

4.07 Financing.  Parent and Amalgamation Sub will have as of the Effective Time, immediately available funds, without any restrictions or conditions on use thereon, necessary for the payment to the Paying Agent of the aggregate amounts payable pursuant to Article 2 and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all related Expenses.

4.08 Investigation by Parent.  Parent is experienced and sophisticated with respect to the transactions contemplated by this Agreement. In entering into this Agreement, neither Parent nor Amalgamation Sub is relying on the accuracy or completeness of any information, documents or materials provided (whether in writing or orally) by or on behalf of the Company, its Subsidiaries, any of its Affiliates or any of their respective Employees, agents or representatives, including any projections, estimates or budgets, or any representation or warranty (whether express or implied) made on behalf of the Company, any of its Affiliates or any of their respective Employees, agents or representatives, except for those representations and warranties of the Company contained in Article 3 of this Agreement.

ARTICLE 5

COVENANTS RELATED TO CONDUCT OF BUSINESS

5.01 Conduct of Business of the Company.  Except for matters set forth in the Company Disclosure Letter or as otherwise permitted or contemplated by any provision of this Agreement or required by applicable Law, during the period from the date hereof to the Closing Date, the Company will, and will cause each of its Subsidiaries to (i) conduct its business and operations in, and not take any action except in, the ordinary course of business and in accordance with applicable Law, and (ii) use commercially reasonable efforts to preserve its current business organizations, maintain all of its Permits and Contracts in full force and effect and timely file and prosecute any necessary applications for renewal of such Permits, collect its receivables, preserve its relationships with Governmental Authorities and others having material business dealings with it. Except for matters set forth in the Company Disclosure Letter or as otherwise permitted or contemplated by any provision of this Agreement or required by applicable Law, from the date hereof to the Closing Date, the Company will not and will not permit any of its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a) adopt or propose any material change in its Organizational Documents or those of its Subsidiaries except for such amendments required by applicable Law; provided, however, that notwithstanding the foregoing, any such amendments permitted by this Section 5.01(a) shall not cause any changes to the capital structure of the Company, including any changes to the rights, preferences or other terms of any class of securities of the Company or the authorized number of shares of any such class;

(b) authorize for issuance, issue, sell, deliver, transfer, pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien) or agree or commit to issue, sell, deliver, transfer, pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien) (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital shares of the Company or any of its Subsidiaries of any class or any other securities convertible into or exchangeable for any such stock or any equity equivalents (including any stock options or stock appreciation rights) or make any payments based on the market price or value of such shares or other capital stock, except for the transfer or issuance of Common Shares in connection with the exercise of Company Stock Options or Company Warrants and for vesting of Company Restricted Shares;

(c) (i) adjust, split, combine, recapitalize or reclassify any of its capital shares, (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital shares other than dividends by wholly owned Subsidiaries of the Company, (iii) directly or indirectly redeem, purchase, repurchase, retire or otherwise acquire any of its securities or (iv) grant any Person any right or option to acquire any of its capital shares;

(d) terminate or cancel any insurance coverage maintained by it or any of its Subsidiaries with respect to any material assets, unless such coverage is replaced by a comparable amount of insurance coverage;

(e) (i) incur or assume any Indebtedness (other than the Permitted Indebtedness), (ii) repurchase or repay any long-term or short-term Indebtedness other than in accordance with its terms, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than Permitted Indebtedness) or (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or Subsidiaries of the Company);

(f) except (i) for normal increases in compensation of Employees (other than officers and directors) of the Company and its Subsidiaries consistent with past practice, (ii) to satisfy contractual obligations existing on the date hereof, (iii) for employment arrangements for, or grants of awards to, newly hired Employees (other than officers or directors), or (iv) for any retention or employment agreement, plan or arrangement entered into or established pursuant to this Agreement in connection with the transactions contemplated by this Agreement or disclosed in the Company Disclosure Letter, (A) terminate, establish, adopt, amend, enter into, accelerate the vesting or payment of any existing grants or awards under, amend or otherwise modify any Company Plan or other plan, policy or program that would be a Company Plan if in effect as of the date hereof, (B) increase or commit to increase the compensation payable or accrued or that would become payable by the Company or any of its Subsidiaries or accrue in respect to any Employee, director or officer of the Company, (C) either (1) increase or commit to increase the commissions or benefits, including fringe benefits, payable or accrued or that would become payable by the Company or any of its Subsidiaries or accrue in respect to any director or officer of the Company or (2) other than in the ordinary course of business, increase or commit to increase the commissions or benefits, including fringe benefits, payable or accrued or that would become payable by the Company or any of its Subsidiaries or accrue in respect to any Employee (other than a director or officer) of the Company, (D) either (1) waive or commit to waive any Liability due to the Company or any of its Subsidiaries from any officer or director of any such company or (2) other than in the ordinary course of business, waive or commit to waive any Liability due to the Company or any of its Subsidiaries from any Employee (other than a director or officer) of any such company, (E) extend any loan to any director or officer of the Company or its Subsidiaries, (F) grant any equity or equity-based awards to any director, officer or Employee of the Company or its Subsidiaries or (G) either (1) enter into any employment Contract with any officer or director of the Company or any of its Subsidiaries or (2) other than in the ordinary course of business, enter into any employment Contract with any Employee (other than an officer or director) of the Company or any of its Subsidiaries;

(g) (i) assign, transfer, sell, license, lease (as lessor), sell and leaseback or otherwise dispose of, or pledge, mortgage, encumber or otherwise subject to any Lien (other than Permitted Liens), any amount of the Company’s or any of its Subsidiaries’ property or assets, whether tangible or intangible, that is material to the Company and its Subsidiaries, taken as a whole, or (ii) acquire any assets that are material to the Company and its Subsidiaries, taken as a whole;

(h) except as may be required as a result of a change in Law or in U.S. GAAP or SAP, change in any material respect any accounting principles or practices used by it;

(i) (i) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, (ii) acquire (by merger, amalgamation, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material equity interest therein or (iii) authorize or make any new capital expenditure in no event exceeding U.S. $250,000 individually or U.S. $1,000,000 in the aggregate;

(j) (i) surrender any right to claim a material Tax refund or credit, offset or other material reduction in Tax liability or (ii) settle any Tax audit, file any Tax Return (other than in manner consistent with past practice), file an amended Tax Return, file a claim for a Tax refund, make or amend any Tax election, consent to any extension of the limitations period applicable to any Tax claim or assessment, file a request for any Tax ruling with any Governmental Authority or (iii) enter into any agreement with respect to Taxes with any Person (including any agreement providing for any Tax indemnification or Tax sharing or allocation) or grant any power of attorney with respect to Taxes;

(k) except in the ordinary course of business, pay, discharge, waive, settle or satisfy any material claims or Liabilities, other than as required by their terms in effect on the date hereof and other than the Expenses;

(l) settle or compromise any pending or threatened litigation involving the Company or any of its Subsidiaries for a cash settlement amount of more than U.S. $250,000 individually or which settlement imposes or concedes any fault on the part of the Company or any of its Subsidiaries or imposes any material restrictions on any of their future activities;

(m) (i) enter into any new business (whether or not part of the insurance or reinsurance business), change any policy forms, change the pricing formula for insurance policies, change in any material respect its claims handling policies or guidelines or change in any material respects its loss reserve methodology, in each case, other than as expressly provided in this Agreement; (ii) pay any claim under any insurance policy or reinsurance contract for more than $500,000; (iii) make or accept any commutation, termination, cancellation or other conclusion of any inwards or outwards insurance or reinsurance liability that either exceeds $500,000 or that generates a loss in excess of the reserve held against that liability or (iv) make any material changes to its principles and practices in respect of the settlement of insurance or reinsurance liabilities or make any individual settlement of any such insurance or reinsurance liability that exceeds $500,000;

(n) fail to comply with the Investment Policy, or amend, modify or otherwise change the Investment Policy, in any material respect;

(o) voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any of its material insurance licenses;

(p) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto in any material respect from engaging or competing in any line of business or in any geographic area;

(q) other than in the ordinary course of business, enter into or amend in any material adverse respect, or voluntarily terminate, waive, cancel, release or assign any right or claim under any Material Contract;

(r) fail to (i) file or furnish to or with the SEC or any Insurance Regulator all material reports, schedules, forms, statements and other documents required to be filed or furnished or (ii) comply in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, as amended, applicable to it;

(s) make any material change in its underwriting, reinsurance, claim processing and payment practices, except as required by applicable Law;

(t) undertake any abandonment, modification, waiver, termination or other change to any Permit, except (i) as is required in order to comply with applicable Law, (ii) such modification, changes or waivers of any Permit as would not restrict the business or operations of the Company or any of its Subsidiaries in any material respect or (iii) such modifications or changes that would expand the Permits in a way favorable to the Company; or

(u) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.01(a) through 5.01(t) or any action that would (i) make any of the representations or warranties of the Company contained in this Agreement (A) which are qualified as to materiality, untrue or incorrect or (B) which are not so qualified, untrue or incorrect in any material respect, or (ii) except as otherwise permitted by Section 6.05, reasonably be likely to result in any of the conditions to the consummation of the Amalgamation set forth in Article 7 hereof not being satisfied.

5.02 Parent Covenants.  Except as otherwise expressly provided in this Agreement or as set forth in the Parent Disclosure Letter, prior to the Closing Date, Parent will not, without the prior written consent of the Company take, propose to take, or agree in writing or otherwise to take, any action that (a) would make the representations or warranties of Parent in this Agreement, (i) that are qualified as to materiality, untrue or incorrect or (ii) that are not so qualified, untrue in any material respect (b) would be reasonably likely to result in a Parent Material Adverse Effect or (c) would be reasonably likely to result in the failure of a condition to the Amalgamation set forth in Article 7 at or prior to the Final Termination Date.

5.03 Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries or shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.01 Preparation of the Proxy Statement; Shareholders Meetings.

(a) As promptly as reasonably practicable following the execution of this Agreement, the Company shall with the cooperation of Parent (i) prepare the proxy statement relating to the Company Shareholder Meeting (including any amendments and supplements thereto) (the “Proxy Statement”), (ii) determine whether any action by or in respect of, or filing with, any Governmental Authority is required, or any consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) seek any such actions, consents, approvals or waivers or make any such filings, furnish information required in connection therewith or with the Proxy Statement and seek timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with the preparation of the Proxy Statement. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company shall use reasonable best efforts to respond to any comments of the SEC or its staff and have the Proxy Statement cleared by the SEC as promptly as practicable. The Company shall, as promptly as practicable after receipt thereof, provide Parent copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received by the SEC. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such documents with the SEC, and will provide Parent with a copy of all such filings made with the SEC. If at any time prior to obtaining the Required Company Vote, any party discovers any information relating to Company, Parent or any of their respective Subsidiaries or any of their respective officers, directors or Affiliates which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, as soon as reasonably practicable, the Company shall file with the SEC an appropriate amendment or supplement to the Proxy Statement describing such information and, to the extent required by Law, the Company will disseminate such information to the shareholders of the Company.

(b) Except as otherwise contemplated by this Agreement, no amendment or supplement to the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed. Notwithstanding the immediately preceding sentence, the Company, pursuant to, and subject to the terms of, Section 6.05, may amend or supplement the Proxy Statement pursuant to a Qualifying Amendment to effect such a change, and in such event, the right of approval set forth in this Section 6.01(b) shall apply only with respect to information relating to Parent or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions accurately described. A “Qualifying Amendment” means an amendment or supplement to the Proxy Statement to the extent that it contains (i) a change in, or withdrawal, modification, qualification or amendment of, the recommendation of the Company’s board of directors (or a committee thereof) as permitted by Section 6.05(c), (ii) a statement of the reasons of the Company’s board of directors (or a committee thereof) for making such change in, or withdrawal, modification, qualification or amendment to, the recommendation of the Company’s board of directors (or a committee thereof) and (iii) additional information reasonably related to the foregoing.

6.02 Board Actions and Shareholders Meeting.  The Company shall take all necessary steps, in accordance with applicable Law and its Organizational Documents, duly to call, give notice of, convene and hold, as soon as reasonably practicable after responding to all comments of the SEC or its staff to the Proxy Statement to the satisfaction of the SEC, a meeting of the holders of the Common Shares (as adjourned or postponed in accordance with applicable Law and Company’s Organizational Documents, the “Company Shareholder Meeting”) on a date mutually agreed between Company and Parent, which date shall be as promptly as practicable and in no event later than forty five (45) calendar days after the first mailing of the definitive Proxy Statement. The Company shall mail, or cause to be mailed, the Proxy Statement to its shareholders as promptly as reasonably practicable. Except as otherwise permitted by Section 6.01(b) and Section 6.05, the Company’s board of directors (or a committee thereof) shall recommend approval of this Agreement, the Bermuda Amalgamation Agreement, the Amalgamation and the other transactions contemplated by this Agreement by the holders of the Common Shares and include in the Proxy Statement such recommendation, as well as the opinion of the Company’s financial advisor to the effect that the Amalgamation Consideration is fair, from a financial point of view, to the holders of Common Shares. The Company agrees that (a) except in order to obtain a required quorum or as otherwise required under applicable Law, it shall not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Shareholder Meeting and (b) it shall use its reasonable best efforts to obtain the requisite quorum and to solicit and obtain the Required Company Vote.

6.03 Access to Information; Confidentiality.

(a) Between the date hereof and the Closing Date, the Company will (i) give Parent and its authorized representatives (including counsel, financial advisors and accountants) and the lenders to Parent and Amalgamation Sub (and their counsel and advisors) reasonable access during normal business hours to all key employees, and key facilities and to all books and records of the Company and its Subsidiaries and which access shall be subject to the reasonable security procedures of the Company and its Subsidiaries and (ii) cause the Company’s officers and key employees and those of its Subsidiaries and its auditors, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries and to furnish Parent and its authorized representatives and the lenders to Parent (and their counsel and advisors) with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided, however, that the Company may withhold (A) any document or information that is subject to the terms of a confidentiality agreement with a third party, (B) any document or information, if such disclosure would violate applicable Law or (C) such portions of documents or information that are subject to attorney-client privilege and the provision of which, as determined by Company’s counsel, may eliminate the privilege pertaining to such portion of such documents, in each case, only after the Company has endeavored in good faith to enter into arrangements or obtain consents or waivers that would permit the Company to make such document or information available to Parent, but has failed to enter into such arrangements or obtain such consents or waivers.

(b) Each of Parent and Amalgamation Sub will hold and will cause its authorized representatives (including the lenders to Parent and Amalgamation Sub and their counsel and advisors) to hold in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Amalgamation Sub in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement between Parent and the Company, dated January 8, 2008 (the “Confidentiality Agreement”).

6.04 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Law to consummate the Amalgamation and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all required Permits from any Governmental Authority and all other consents, waivers, Orders, approvals, Permits and clearances necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Amalgamation or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make, as promptly as practicable, to the extent it has not already done so, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement (which filing shall be made in any event within 15 Business Days of the date hereof), (ii) to make or cause to be made all filings that are required or advisable by applicable Law of Bermuda, Ireland, the United Kingdom, the European Union or the United States or such other Laws with respect to the transactions contemplated by this Agreement, with the objective of obtaining the consents set forth in Sections 3.07 and (iii) in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any such other Law and to use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act or any such other Law as soon as practicable.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.04(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Authority and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, and (iii) to the extent practicable, consult with each other in advance of any meeting or conference with any such Governmental Authority or, in connection with any proceeding by a private party, with any such other Person.

(c) Parent shall as promptly as practicable make all Form A filings required by Insurance Regulators in the United States (the “Form A Filings”) following the execution of this Agreement (which filings shall be made in any event within 15 Business Days of the date hereof). Parent and the Company shall supply promptly any additional information and documentary material that may be requested by such Insurance Regulators in connection therewith. Parent agrees to provide a draft of its Form A Filings to the Company for its review and to consult with the Company relating to any issues arising as a result of the Company’s review, prior to the submission of the Form A Filings; provided, that such consultation shall not delay the timely filing of the Form A Filings or any amendments or supplements thereto and it being agreed that the final determination as to the content of the Form A Filings or any amendments or supplements thereto shall remain with Parent. Parent agrees to provide the Company with a copy of its Form A Filings and each amendment or supplement thereto in final form upon submission thereof.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.04, if (i) any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, (ii) any administrative or judicial Action is instituted (or threatened to be instituted) by any Governmental Authority or private party challenging the Amalgamation or any of the other transactions contemplated by this Agreement as violative of any Law or which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Amalgamation or any of the other transactions contemplated by this Agreement, or (iii) any Law is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Amalgamation or any of the other transactions contemplated by this Agreement illegal or would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Amalgamation or any of the other transactions contemplated by this Agreement, then each of the Company and Parent shall use its reasonable best efforts to resolve any such objections or Actions so as to permit the consummation of the transactions contemplated by this Agreement, including, selling, holding separate or otherwise disposing of or conducting its or its Subsidiaries’ business or assets in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its or its Subsidiaries’ business or assets in a specified manner, which would resolve such objections or Actions or eliminate such illegality.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.04 shall limit a party’s right to terminate this Agreement pursuant to Section 8.02(b) or 8.02(c) so long as such party has otherwise complied with its obligations under this Section 6.04 prior to such termination.

(f) Each of the Company and Parent shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover Law becomes applicable to this Agreement, the Amalgamation, or any other transactions contemplated by this Agreement, use its reasonable best efforts to take such actions so that such Law will cease to be applicable to this Agreement or any of the transactions contemplated by this Agreement or ensure that the Amalgamation and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Law on this Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

6.05 Acquisition Proposals.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 8, the Company will not, and will cause its Subsidiaries and each officer, director, employee, consultant, financial advisor, auditor, investment banker, attorney, accountant, agent or other advisor or representative (collectively, the “Representatives”) of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) the making by, or take any action that is reasonably expected to lead to the making by, any Person (other than Parent) of any Acquisition Proposal, (ii) engage in any discussions or negotiations regarding, or provide access to the Company’s books, receipts, properties or employees or furnish to any Person any confidential information or data with respect to any Acquisition Proposal or any inquiries with respect to any Acquisition Proposal, or (iii) enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, arrangement or understanding relating to an Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing); provided that nothing contained in this Section 6.05(a) shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any Person that has expressed a bona fide written interest in making an Acquisition Proposal after the date of this Agreement, if (i) the board of directors of the Company (or a committee thereof) by a majority vote determines in good faith, after consultation with the Company’s outside counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (ii) the Required Company Vote has not yet been obtained, and (iii) prior to its receipt of confidential information such Person enters into a confidentiality agreement with the Company on terms that are no less favorable to the Company than the corresponding terms contained in the Confidentiality Agreement. The Company shall notify Parent of having received any written expression of interest in making an Acquisition Proposal (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) no later than twenty-four (24) hours after its receipt thereof, and shall keep Parent reasonably informed as to the status of any such proposal and any such discussions or negotiations, including with respect to any material modifications to the terms of any Acquisition Proposal. Neither the Company nor its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company or any of its Subsidiaries from providing such information to Parent. Immediately after the execution and delivery of this Agreement, the Company will and will cause its Subsidiaries and its and their Representatives to (i) cease and terminate any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal unless any such Person makes a Superior Proposal following the date hereof and (ii) fully enforce the provisions of any confidentiality agreements entered into by the Company or any of its Subsidiaries (or their respective representatives), including by not waiving or otherwise modifying any “standstill” or similar restriction contained therein.

(b) “Superior Proposal” shall mean a bona fide written Acquisition Proposal with respect to which the board of directors of the Company (or a committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal advisors and taking into account all relevant factors, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing, that if accepted, such Acquisition Proposal would result in a transaction more favorable from a financial point of view to the Company’s shareholders than the transactions contemplated by this Agreement; provided, that solely for purposes of the definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 1.01, except that each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%.”

(c) The board of directors of the Company (or a committee thereof) shall, at any time prior to receipt of the Required Company Vote, be permitted to (i) elect not to recommend to the Company’s shareholders that they give the Required Company Vote, (ii) withdraw, modify, qualify or amend its recommendation to the Company’s shareholders that they give the Required Company Vote or (iii) recommend to the Company’s shareholders any Superior Proposal other than the Amalgamation and the transactions contemplated by this Agreement, but only if, in each case, (A) such action is taken in response to an Acquisition Proposal and that did not otherwise result from a breach of this Section 6.05 and the board of directors of the Company (or a committee thereof) by a majority vote determines, in its good faith judgment and after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal is a Superior Proposal and (B) the Company shall have notified Parent in writing at least three Business Days in advance of its intention to effect such withdrawal, recommendation, modification, qualification or amendment (such, a “Notice of Superior Proposal”), which Notice of Superior Proposal shall specify the material terms and conditions of such Superior Proposal, and shall have negotiated in good faith with Parent during such three Business Day period (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer be determined in good faith by the board of directors of the Company (or committee thereof) to constitute a Superior Proposal.

(d) Nothing herein shall limit the Company’s ability to comply in good faith, to the extent applicable, with Rules 14d-9 and 14e-2 under the Exchange Act with regard to a tender or exchange offer; provided, however, that neither the Company nor the Company’s board of directors (nor any committee thereof) shall (i) recommend that the shareholders of the Company tender their Common Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the Company’s recommendation, unless in each case such action would otherwise comply with the terms of this Section 6.05.

6.06 Employee Benefit Plans.  Parent and the Company agree that, except as otherwise provided herein (including as set forth in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable) and unless otherwise mutually agreed in writing, the Company Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to Employees covered by such plans at the Effective Time. Parent shall cause the Amalgamated Company to assume, recognize and give effect to all of the change in control provisions with respect to the severance of Employees as set forth in each of the contracts listed in the Company Disclosure Letter, in accordance with the terms thereof.

6.07 Fees and Expenses.  Whether or not the Amalgamation is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, except as otherwise provided in Section 6.08 and except that if the Amalgamation is consummated, the Amalgamated Company shall pay, or cause to be paid, any and all property or transfer taxes imposed on the parties hereto in connection with the Amalgamation.

6.08 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six years after the Closing Date, Parent shall cause the Amalgamated Company to and the Amalgamated Company shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the present and former directors and officers of the Company and each of its Subsidiaries (the “Indemnified Parties”) from and against all Losses incurred in connection with any Action, whether civil, criminal, administrative or investigative related to the fact that such person was a director or officer of the Company or any of its Subsidiaries, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including the Amalgamation and the other transactions contemplated by this Agreement), or taken by them at the request of the Company or any of the Company’s Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time. Each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any Action from the Amalgamated Company within ten Business Days of receipt by the Amalgamated Company from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Amalgamated Company shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by such Indemnified Party), unless such settlement, compromise or consent includes an unconditional release of an Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents.

(b) Prior to the Closing Date, Parent shall cause Amalgamation Sub to amend the indemnification and exculpation provisions of its Bye-laws such that after such amendment the Bye-Laws comply with this Section 6.08(b) as of and after the Effective Time. For a period of six years following the Closing Date, Parent shall (and shall cause the Amalgamated Company and its Subsidiaries to) cause the Bye-Laws (and other similar Organizational Documents) of the Amalgamated Company and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Bye-Laws (or other similar Organizational Documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six year period, such provisions shall not be amended, repealed or otherwise modified in any respect, adverse to the Indemnified Parties, except as required by Law. Parent agrees that all rights to exculpation and indemnification for acts or omissions in favor of the Indemnified Parties occurring prior to or at the Effective Time as provided in the Company’s Bye-Laws or in any agreement listed in the Company Disclosure Letter shall be assumed by the Amalgamated Company from and after the Closing and shall continue in full force and effect in accordance with their terms from the Closing until the sixth anniversary of the Closing Date.

(c) The Company may (with the consent of Parent, such consent not to be unreasonably withheld) obtain as of the Closing “tail” insurance policies with a claims period of at least six years from the Closing Date with respect to the directors’ and officers’ liability insurance in amount and scope at least as favorable as the coverage applicable to the Company’s directors and officers as of the date hereof (the “Tail Policy”). The premium of such Tail Policy shall be no more than the amount set forth in the Company Disclosure Letter. If the Company does not obtain the Tail Policy prior to the Closing, for a period of six years from the Closing Date, Parent shall cause to be maintained in effect policies of at least the same coverage as the policies of directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries as of the date hereof (the “D&O Insurance”) for the benefit of those persons who are covered by such policies on the Closing Date with respect to matters occurring at or prior to the Closing, to the extent that such liability insurance can be maintained at a cost to Parent not greater than 250 percent of the last annualized premium for the current directors’ and officers’ liability insurance as set forth in the Company Disclosure Letter; provided that, if such insurance cannot be so maintained or obtained at such cost, Parent shall cause the Amalgamated Company to maintain or obtain as much of such insurance as can be so maintained or obtained (not to exceed six years from the Closing Date) at a cost equal to 250 percent of the last annualized premium for such insurance.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing Date) is made against any party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 6.08 shall continue in effect until the final disposition of such Action.

(e) If the Amalgamated Company or any of its successors or assigns shall (i) consolidate or amalgamate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Amalgamated Company shall assume all of the obligations of the Amalgamated Company set forth in this Section 6.08.

(f) The obligations under this Section 6.08 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the Tail Policy (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance or the Tail Policy (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.08, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the Tail Policy (and their heirs and representatives)) under this Section 6.08 shall be in addition to, and not in substitution for, any other rights that such persons may have under the memorandum of association, bye-laws or other Organizational Documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

6.09 Advice of Change.  The Company shall, upon obtaining Knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining Knowledge of any of the following, give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of such party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Closing Date, (b) any failure in any material respect of any of the Company, Parent or Amalgamation Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be satisfied, (d) any notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (e) any Actions (or communications indicating that the same may be contemplated) commenced or threatened against the Company, Parent or Amalgamation Sub, as the case may be, or any of their respective Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.08 or Section 4.04 or which relate to the consummation of the transactions contemplated by this Agreement or (f) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.09 shall not cure any breach or non-compliance arising out of the matter(s) set forth in the notice or limit or otherwise affect the rights or remedies available hereunder to the party receiving such notice.

6.10 Public Announcements.  Each of Parent and the Company will consult with the other and provide the other with a reasonable opportunity to comment thereon, before issuing any press release, making any filing with the SEC or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release, make any such SEC filing or make any such public statement prior to such consultation, except as may be required by applicable Law, the Company’s Organizational Documents or under any listing agreement or applicable rules of Nasdaq or any other securities exchange.

ARTICLE 7

CLOSING CONDITIONS

7.01 Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the Amalgamation are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby to the extent permitted by applicable Law:

(a) The Bermuda Amalgamation Agreement and the transactions contemplated by this Agreement shall have been approved and adopted by the Required Company Vote.

(b) (i) All waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (ii) all authorizations, consents, Orders or Permits of, or filings with, and the expirations of waiting periods required from, any Governmental Authority set forth in Section 3.07(a), Section 4.03(a), the Company Disclosure Letter and the Parent Disclosure Letter shall have been filed, have occurred or been obtained (all such authorizations, consents, Orders, Permits or filings, and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals,” and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) All other notices, reports, applications and other filings required to be made prior to the Closing by Parent or the Company or their respective Subsidiaries shall have been made, except for those the failure of which to make or submit do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

(d) (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated by this Agreement; and (ii) no Person shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any court in Bermuda, Ireland, the United Kingdom, the European Union or any of its member states, the United States, any state thereof, or any other country or before any other

Governmental Authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement, except in the case of this clause (ii) for Actions that do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

7.02 Conditions to the Obligations of Parent and Amalgamation Sub.  The obligation of each of Parent and Amalgamation Sub to effect the Amalgamation is subject to the fulfillment at or prior to the Closing Date of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and Amalgamation Sub to the extent permitted by applicable Law:

(a) The representations and warranties of the Company contained herein shall have been true and correct when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly made as of a specified date, which need be true and correct only as of the specified date); provided, however, that this condition shall be deemed satisfied with respect to all representations and warranties unless all failures of such representations and warranties to be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b) The Company shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an executive officer of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) The number of Dissenting Shares shall not exceed 10 percent of the issued Common Shares.

7.03 Conditions to the Obligations of the Company.  The obligations of the Company to effect the Amalgamation are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) The representations and warranties of Parent and Amalgamation Sub contained herein shall have been true and correct when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date); provided, however, that this condition shall be deemed satisfied unless all failures of such representations and warranties to be true and correct (without giving effect to any materiality or similar qualification), individually or in the aggregate, have had, or would reasonably be expected to have a material adverse effect on the ability of Parent or Amalgamation Sub to perform its obligations under this Agreement.

(b) Parent shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the fulfillment of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE 8

TERMINATION; AMENDMENT; WAIVER

8.01 Termination by Mutual Agreement.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote, by mutual written consent of the Company and Parent by action of their respective boards of directors or any committee thereof.

8.02 Termination by Either Parent or the Company.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent or the Company if:

(a) the Amalgamation shall not have occurred by 5:00 p.m., New York time, on December 31, 2008; provided that, if all conditions to the obligations of the parties set forth in Article 7 (other than (i) the conditions set forth in Section 7.01(b) and (ii) conditions that are to be satisfied at the Closing) have been satisfied or waived prior to such date, then the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party until 5:00 p.m., New York time, on January 31, 2009 (the “Final Termination Date”); provided further that the right to terminate this Agreement under this Section 8.02(a) shall not be available to any party who has breached its obligations under this Agreement in any material respect if such breach has been a principal cause of, or resulted in, the failure of the Amalgamation to be consummated on or before such date;

(b) the Required Company Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Shareholder Meeting or any adjournment or postponement thereof at which the vote was taken;

(c) there shall have been a breach by the other party of any of the covenants or agreements (other than an intentional material breach by the Company of its obligations under Sections 6.02 or 6.05) or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.02(a) or (b) or Section 7.03(a) or (b), as the case may be, and which breach has not been cured within thirty days following written notice thereof to the breaching party or which breach, by its nature, cannot be cured within such time period, provided that such other party is not then in material breach of any representation, warranty or covenant contained in this Agreement; or

(d) (i) any Governmental Authority of the United States, Bermuda, or the European Commission Directorate General for Competition shall have issued or adopted a final Law or Order or taken any other final Action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law, Order or other Action is or shall have become final and nonappealable or (ii) any other Governmental Authority shall have issued or adopted a final Law or Order or taken any other final Action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and consummation of the transactions contemplated by this Agreement in violation of such prohibition would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect; provided that the party seeking to terminate this Agreement pursuant to this Section 8.02(d) shall have used reasonable efforts to have such Law, Order or other Action to be vacated or lifted.

8.03 Termination by the Company.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by the Company if at any time prior to receipt of the Required Company Vote, (a) the Company shall have delivered to Parent a Notice of Superior Proposal in accordance with the provisions of Section 6.05(c), (b) following expiration of the three Business Day period after delivery of such Notice of Superior Proposal, the Superior Proposal described therein shall continue to constitute a Superior Proposal, and (c) the Company pays Parent the Company Termination Fee set forth in and pursuant to the terms of Section 8.05.

8.04 Termination by Parent.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent if prior to receipt of the Required Company Vote, (a) there shall have been an intentional material breach by the Company of its obligations under Sections 6.02 or 6.05; (b) the board of directors of the Company (or a committee thereof) shall have failed to recommend or shall have withdrawn, modified, qualified or amended or shall have proposed to withdraw, modify, qualify or amend, in any manner adverse to Parent, its recommendation that the Company shareholders vote in favor of the transactions contemplated by this Agreement (or publicly announce any intention to do so); (c) the board of directors of the Company (or a committee thereof) shall have approved or recommended any Acquisition Proposal; or (d) the Company shall have delivered a Notice of Superior Proposal.

8.05  Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Amalgamation and the transactions contemplated by this Agreement pursuant to this Article 8, this Agreement (other than Sections 6.03(b) (confidentiality), 6.07 (Fees and Expenses), 8.05 (Effect of Termination and Abandonment) and Article 9 (Miscellaneous)) shall become void and of no effect with no liability on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided that no such termination shall relieve any party of any liability or damages resulting from any willful and material breach of any representations, warranties, covenants or agreements contained in this Agreement; provided further that any failure by Parent and Amalgamation Sub to have immediately available funds necessary for the payment of the aggregate amounts payable pursuant to Article 2 will be deemed a willful and material breach hereunder if, as a result of such failure, the parties are unable to or do not (i) timely obtain the Requisite Regulatory Approvals or (ii) timely consummate the Amalgamation or the other transactions contemplated by this Agreement.

(b) Notwithstanding Section 6.07, if this Agreement is terminated by the Company pursuant to Section 8.03 or by Parent pursuant to Section 8.04, the Company shall reimburse Parent and its Affiliates for all Expenses incurred in connection with the execution of this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1 million and pay to Parent the Company Termination Fee in cash by wire transfer in immediately available funds to an account designated by Parent, concurrently with and as a condition to such termination. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties’ good faith estimate of the actual Losses reasonably expected to result from the termination of this Agreement as described in this Section 8.05(b). Except as contemplated by Section 6.07, Parent agrees that, to the fullest extent permitted by Law, Parent’s right to payment of such liquidated damages as provided in this Section 8.05(b) shall be its sole and exclusive remedy for any Losses or Liability arising out of or in connection with any termination of this Agreement as described in this Section 8.05(b).

(c) If this Agreement is terminated (i) by the Company or Parent pursuant to (A) Section 8.02(a) (other than due to any failure to obtain any Requisite Regulatory Approval required by Section 7.01(b) that is not caused by a breach by the Company of its obligations under Section 6.04) or (B) Section 8.02(b), or (ii) by Parent pursuant to Section 8.02(c), and, in each case, at any time after the date of this Agreement a bona fide Acquisition Proposal shall have been made to the Company, its officers or directors or its shareholders or any Person shall have publicly announced an intention to make an Acquisition Proposal with respect to the Company prior to such termination, then (A) the Company shall reimburse Parent and its Affiliates for all Expenses incurred in connection with the execution of this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1 million and (B) if within 12 months of such termination, the Company enters into or consummates a definitive agreement with respect to any Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to fifty percent (50%)), then upon the earlier of the execution or consummation of such definitive agreement, the Company shall also pay to Parent an amount equal to the Company Termination Fee. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties’ good faith estimate of the actual Losses reasonably expected to result from the termination of this Agreement as described in this Section 8.05(c). Except as contemplated by Section 6.07, Parent agrees that, to the fullest extent permitted by Law, Parent’s right to payment of such liquidated damages as provided in this Section 8.05(c) shall be its sole and exclusive remedy for any Losses or Liability arising out of or in connection with any termination of this Agreement as described in this Section 8.05(c).

8.06 Amendment.  This Agreement may be amended by action taken by the Company, Parent and Amalgamation Sub at any time before or after approval of the transactions contemplated by this Agreement by the Required Company Vote, but after any such approval, no amendment shall be made that requires the approval of the shareholders of the Company under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

8.07 Extension; Waiver.  At any time prior to the Effective Time, each party (for these purposes, Parent and Amalgamation Sub shall together be deemed one party and the Company shall be deemed the other party) may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 9

MISCELLANEOUS

9.01 Nonsurvival of Representations and Warranties.  The covenants and agreements contained herein that by their terms are to be fully performed on or prior to the consummation of the Amalgamation shall not survive, and shall terminate immediately following, the consummation of the Amalgamation and the other transactions contemplated by this Agreement. The representations and warranties contained herein shall not survive, and shall terminate immediately following, the consummation of the Amalgamation and the other transactions contemplated by this Agreement. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.02 Entire Agreement; Assignment.  This Agreement (including the exhibits), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assignable by operation of law or otherwise, and any purported assignment in violation of this Agreement is void.

9.03 Notices.  All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) when sent if sent by facsimile or email; provided that the receipt of such fax or email is promptly confirmed in writing or by telephone confirmation thereof, (b) when delivered, if delivered personally to the intended recipient and (c) two

Business Days following sending by overnight delivery via a national or international courier service, and in each case, addressed to a party at the following address for such party:

if to Parent or Amalgamation Sub to:

Catalina Holdings (Bermuda) Ltd.
Cumberland House, 7th Floor
One Victoria Street
Hamilton HM 11
Bermuda
Attn: Chris Fleming
Facsimile: (441) 296-8311
Email: chrisfleming@catalinare.com

with copies (which shall not constitute notice) to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020
Attn: Michael E. Gilligan, Esq.
Facsimile: (212) 610-6399
Email: michael.gilligan@allenovery.com

and

Mello Jones & Martin
Thistle House
4 Burnaby Street
Hamilton HM 11
Bermuda
Attn: Brenda Lehmann, Esq.
Facsimile: (441) 292-9151
Email: blehmann@mjm.bm

if to the Company to:

Quanta Capital Holdings Ltd.
22 Church Street, Penthouse
Hamilton HM11, Bermuda
Attn: Chief Executive Officer
Facsimile: 212-373-1801

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201
Attn: Amar Budarapu, Esq.
Facsimile: 214-978-3099
Email: amar.budarapu@bakernet.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

9.04 Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of the State of New York without regard to principles of conflicts of law that would apply any other law.

9.05  Venue; Waiver of Jury Trial.

(a) The parties hereby irrevocably submit to the jurisdiction of the courts of the Borough of Manhattan, State of New York and the Federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 9.05(a) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05(b).

9.06 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with a party’s covenants and obligations contained herein. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.07 Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

9.08 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns, and, except for Section 6.08 and only to the extent expressly set forth therein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.09 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.10 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.11 Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, clauses, exhibit and schedule references are to the articles, sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate, disclosure letter or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any statute defined or referred to herein means such statute as from time to time amended, qualified or supplemented, including by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Quanta Capital Holdings Ltd.

By:	/s/ Peter D. Johnson
Name:     Peter D. Johnson

Title:	Chief Executive Officer

Catalina Holdings (Bermuda) Ltd.

By:	/s/ Brenda Lehmann
Name:     Brenda Lehmann

Title:	Director

Catalina Alpha Ltd.

By:	/s/ Brenda Lehmann
Name:     Brenda Lehmann

Title:	Director

APPENDIX B

Dated May 29, 2008
Quanta Capital Holdings Ltd. (1)
Catalina Alpha Ltd. (2)
Catalina Holdings (Bermuda) Ltd. (3)

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT dated May 29, 2008 is made

BETWEEN:

(1) Quanta Capital Holdings Ltd., a company registered in Bermuda under number 33681 as an exempted company having its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Company”);

(2) Catalina Alpha Ltd., a company registered in Bermuda under number 41798 as an exempted company having its registered office at Thistle House, 4 Burnaby Street, Hamilton HM 11, Bermuda (“Amalgamation Sub”); and

(3) Catalina Holdings (Bermuda) Ltd., a company registered in Bermuda under number 40299 whose registered office is at Thistle House, 4 Burnaby Street, Hamilton HM 11, Bermuda (“Parent”).

WHEREAS:

(1) The Company and Amalgamation Sub have agreed to amalgamate pursuant to the provisions of the Companies Act 1981 of Bermuda (the “Amalgamation”) and continue as a Bermuda exempted company (the “Amalgamated Company”) on the terms hereinafter appearing.

(2) This Agreement is the “Bermuda Amalgamation Agreement” referred to in the Principal Agreement.

IT IS HEREBY AGREED as follows:

1.	Definitions

Words and expressions defined in the recitals to this Agreement have, unless the context otherwise requires, the same meanings in this Agreement. Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

“Business Day” means a day other than (a) Saturday or Sunday or (b) any other day on which banks in the City and State of New York or in Hamilton, Bermuda are permitted or required to be closed;

“Common Share” means a common share of US$0.01 par value in the capital of the Company;

“Dissenting Shareholder” means a holder of Common Shares who makes an application to the court pursuant to section 106(6) of the Companies Act 1981 of Bermuda;

“Dissenting Shares” means Common Shares that are held by a Dissenting Shareholder;

“Effective Date” means the date on which the Amalgamation becomes effective;

“Excluded Shares” means (a) Common Shares that are owned by Parent, Amalgamation Sub or any other direct or indirect Subsidiary of Parent (not held on behalf of, or as security for obligations owed by, third parties), (b) Common Shares that are owned by any direct or indirect Subsidiary of the Company (not held on behalf of, or as security for obligations owed by, third parties) and (c) Dissenting Shares;

“Principal Agreement” means the agreement and plan of amalgamation dated as of May 29, 2008 among Parent, Amalgamation Sub and the Company;

“Proxy Statement” means the proxy statement to be issued by the Company in relation to the Amalgamation and to contain a notice of a special general meeting of the Company;

“Subsidiary” means, in relation to the Company, Parent or Amalgamation Sub, any entity, whether incorporated or unincorporated, of which (a) more than fifty percent of the capital securities or other ownership interests or (b) the securities or ownership interests having by their terms voting power to elect more than fifty percent of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its Subsidiaries;

“Taxes” means all taxes, charges, fees, levies or other assessments, including U.S. and foreign, national, state and local income, profits (including any surtax), capital gains, franchise, property, turn-over, sales, value-added, use, excise, wage, payroll, capital, stamp and other taxes, including obligations for withholding taxes from payments due or made to any other person, as well as any contribution to any social security scheme, and any interest, penalties and additions to tax.

2.	Effectiveness of the Amalgamation

The Amalgamation shall be conditional on the passing of the resolutions set out in the notice of special general meeting contained in the Proxy Statement and the satisfaction (or waiver) of each of the conditions set out in the Principal Agreement and on the receipt of all necessary approvals and consents of any relevant governmental authority. The Amalgamation shall become effective, and a certificate of amalgamation shall be issued by the Registrar of Companies, at the Effective Time.

3.	Name

The Amalgamated Company shall be called Catalina Alpha Ltd.

4.	Memorandum of association

The memorandum of association of the Amalgamated Company shall be in the same form as the memorandum of association of Amalgamation Sub.

5.	Directors

The names and addresses of the persons proposed to be directors of the Amalgamated Company are as follows:

Brenda Lehmann
Dean Dwonczyk
Jens Juul

6.	Conversion and cancellation of shares

(1) Each common share of US$1.00 par value in the capital of Amalgamation Sub in issue at the Effective Time shall be converted into one issued and fully paid common share of US$1.00 par value in the capital of the Amalgamated Company.

(2) Each Common Share (other than an Excluded Share) in issue at the Effective Time shall be cancelled and converted into the right to receive the sum of US $2.80 or such other amount as may be determined pursuant to the Principal Agreement (without interest, subject to applicable withholding for Taxes, levies, imposts or other governmental charges) from Parent instead of securities of the Amalgamated Company, which sum shall be paid by Parent in accordance with the Principal Agreement.

(3) Each Excluded Share (other than a Dissenting Share) in issue at the Effective Time shall be cancelled without any repayment of capital in respect thereof or conversion thereof.

(4) Each Dissenting Share in issue at the Effective Time shall be cancelled and converted into the right to receive the value thereof as appraised by the court under section 106 of the Companies Act 1981 of Bermuda.

7.	Bye-laws

The bye-laws of the Amalgamated Company shall be in the same form as the bye-laws of Amalgamation Sub.

8.	Miscellaneous

(1) No party to this Agreement may terminate this Agreement or the Amalgamation at any time, other than as expressly set out herein or in the Principal Agreement.

(2) Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

(3) This Agreement and the documents referred to in it constitute the entire agreement between the parties with respect to the subject matter of and transaction referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

(4) Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.

(5) Any waiver of any right under this Agreement shall only be effective if it is in writing, and shall apply only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived. No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law shall constitute a waiver of such right or remedy or prevent any future exercise in whole or in part thereof. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

(6) Unless specifically provided otherwise, rights arising under this Agreement shall be cumulative and shall not exclude rights provided by law.

(7) This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

9.	Notices

All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) when sent if sent by facsimile or email; provided that the receipt of such fax or email is promptly confirmed in writing or by telephone confirmation thereof, (b) when delivered, if delivered personally to the intended recipient and (c) two Business Days following sending by overnight delivery via a national or international courier service, and in each case, addressed to a party at the following address for such party:

if to Parent or Amalgamation Sub to:

1 Victoria Street
Hamilton HM 11
Bermuda
Attn: Chris Fleming
Facsimile: (441) 296-8377
with a copy (which shall not constitute notice) to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020
Attn: Michael E. Gilligan, Esq.
Facsimile: (212) 610-6399
Email: michael.gilligan@allenovery.com

Mello Jones & Martin
Thistle House
4 Burnaby Street
Bermuda
Attn: Brenda Lehmann
Facsimile: 441-292-9151

if to the Company to:
Quanta Capital Holdings Ltd.
22 Church Street, Penthouse
Hamilton HM11, Bermuda
Attn: Chief Executive Officer
Facsimile: 212-373-1801

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201
Attn: Amar Budarapu, Esq.
Facsimile: 214-978-3099
Email: amar.budarapu@bakernet.com

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

10.	Governing law

This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of QUANTA CAPITAL HOLDINGS LTD.	SIGNED for and on behalf of CATALINA ALPHA LTD.

By: /s/ Peter D. Johnson Name Peter D. Johnson Title Chief Executive Officer	By: /s/ Brenda Lehmann Name Brenda Lehmann Title Director

SIGNED for and on behalf of CATALINA HOLDINGS (BERMUDA) LTD.

By: /s/ Brenda Lehmann Name Brenda Lehmann Title Director

[Signature page for the Company/Amalgamation Sub Amalgamation Agreement]

APPENDIX C

May 29, 2008
Board of Directors
Quanta Capital Holdings Ltd.
22 Church Street, Penthouse
Hamilton
Bermuda, HM 11

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, $.01 par value per share (each, a “Share”), of Quanta Capital Holdings Ltd. (the “Company”), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Amalgamation (the “Agreement”) to be entered into among Catalina Holdings (Bermuda) Ltd. (“Parent”), Catalina Alpha Ltd., a wholly-owned subsidiary of Parent (“Amalgamation Sub”), and the Company. Pursuant to the Agreement, the Company will amalgamate with Amalgamation Sub (the “Amalgamation”), each outstanding Share will be converted into the right to receive $2.80 in cash (the “Consideration”) and the Company will become a wholly-owned subsidiary of Parent.

Friedman, Billings, Ramsey & Co., Inc. (“FBR”), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Company in connection with the proposed Amalgamation and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Amalgamation. We will also receive a fee for rendering this opinion, no portion of which is contingent upon the successful completion of the Amalgamation. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities and to reimburse us for certain expenses arising in connection with or as a result of our engagement.

We and our affiliates provide a wide range of investment banking and financial services, including financial advisory, securities trading, brokerage and financing services. In that regard, we and our affiliates have in the past provided, and are currently providing, investment banking and other financial services to the Company and its affiliates, for which we and our affiliates have received, and would expect to receive, compensation, including having acted as book running lead managing underwriter in connection with the public offering of equity securities by the Company in 2005, financial advisor to the Company in connection with its consideration of certain strategic alternatives in 2006, dealer manager in connection with the Company’s tender offer for certain of its outstanding preferred shares in 2007 and financial advisor to the Company in connection with it recent sale of its Lloyd’s interests. In addition, we and our affiliates may in the future provide investment banking and other financial services to the Company, Parent and their respective affiliates for which we and our affiliates would expect to receive, compensation. In the ordinary course of business, we and our affiliates may trade in the securities and financial instruments (including bank loans) of the Company, Parent and their affiliates for our and our affiliates own accounts and the accounts of customers and, accordingly, may at any time hold a long or short position in such securities and financial instruments.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft of the Agreement, dated May 29, 2008;

(ii)	reviewed certain publicly available financial statements of the Company and other publicly available business and financial information relating to the Company and the industry in which it operates;

(iii)	reviewed certain other financial information and operating data concerning the Company provided to us by management of the Company;

(iv)	reviewed the stock price and trading history of Shares;

(v)	met with certain members of the Company’s management to discuss the business and prospects of the Company;

(vi)	reviewed certain business, financial and other information relating to the Company, including financial forecasts for the Company provided to or discussed with us by the management of the Company;

(vii)	reviewed certain financial and stock market data and information for the Company and compared that data and information with corresponding data and information for companies with publicly traded securities that we deemed relevant;

(viii)	reviewed certain financial terms of the proposed Amalgamation and compared those terms with the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

(ix)	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In preparing our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information we reviewed, and we have not independently verified any of such information. With respect to the financial forecasts provided to or discussed with us by the management of the Company, we assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the Company. We have assumed no responsibility for the assumptions, estimates and judgments on which such forecasts are based. In addition, we were not requested to make, and did not make, an independent evaluation, appraisal or physical inspection of the Company or its assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or any of its subsidiaries, nor were we furnished with any such evaluations or appraisals. With regard to the information provided to us by the Company, we have relied upon the assurances of the management of the Company that they are unaware of any facts or circumstances that would make such information incomplete or misleading. We have also assumed that there has been no change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company since the date of the most recent financial statements for the Company provided to us. With your consent, we have also assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analyses, that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the Amalgamation, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the proposed Amalgamation and that the Amalgamation will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or agreement therein that is material to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

It is understood that this letter is for the use and benefit of the Board of Directors of the Company in connection with its evaluation of the proposed Amalgamation and may not be used for any other purpose without our prior written consent, and this letter should not be construed as creating any fiduciary duty on the part of FBR to the Company, the Board of Directors of the Company or any other person. Our opinion only addresses the fairness from a financial point of view of the Consideration to be received by the holders of Shares in the Amalgamation pursuant to the Agreement and does not address any other terms, aspects or implications of the Amalgamation or any agreements, arrangements or understandings entered into in connection with the proposed Amalgamation or otherwise. In addition, our opinion does not address the relative merits of the Amalgamation as compared to other transactions or business strategies that may be available to the Company nor does it address or constitute a recommendation regarding the decision of the Board of Directors of the Company to approve and recommend that holders of Shares vote in favor of the adoption of the Agreement or the decision of the Company to engage in the Amalgamation. Our opinion does not constitute advice or a recommendation to any holder of the Company’s securities as to how such holder should vote or act on any matter relating to the Amalgamation. Furthermore, our opinion does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Amalgamation, or class of such persons, relative to the Consideration or otherwise. The issuance of this Opinion has been approved by an internal opinion committee of FBR authorized to approve the issuance of opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Shares in the Amalgamation pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Friedman, Billings, Ramsey & Co., Inc.

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

APPENDIX D

May 29, 2008

Special Committee of the Board of Directors
Quanta Capital Holdings Ltd.
Cumberland House
1 Victoria Street
Hamilton HM 11
Bermuda

Dear Members of the Special Committee:

We understand that Quanta Capital Holdings Ltd. (the “Company”) has received an offer (the “Offer”) whereby Catalina Holdings (Bermuda) Ltd. (the “Buyer”) will acquire all of the issued and outstanding shares of common stock (the “Common Stock”) including stock options, warrants and other common stock equivalents of the Company (the “Transaction”).

Pursuant to the Offer, each common shareholder of the Company shall receive a cash payment of $2.80 per share of Common Stock.

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, to the Public Stockholders (defined as all stockholders of the Company except (a) the Company’s executive officers, directors, and affiliates, and their respective affiliates; and (b) holders of options, warrants and other common stock equivalents of the Company) of the consideration to be received by them as a group upon closing of the Transaction.

In connection with this Opinion, Navigant Capital Advisors, LLC (“NCA”) has, subject to the limitations expressed herein, made such reviews, analyses and inquiries as we deem necessary and appropriate under the circumstances, focusing on the following:

1.	The Company’s annual reports on Form 10-K for the last two fiscal years ended December 31, 2006 and 2007 and the quarterly report on Form 10-Q for the quarter ended March 31, 2008;

2.	Statutory financial statements of certain subsidiaries of the Company for fiscal years ended December 31, 2006 and 2007;

3.	Actuarial analyses and modeling for reserves and the historical operational results relative to established reserves provided by the Company;

4.	Conversations with select members of the Special Committee of the Board of Directors (the “Committee”) and interviews with senior management of the Company;

5.	Certain 2008 Management Presentations and Reports to the Bermuda Monetary Authority;

6.	Financial information prepared by the Company, including the terms of the Company’s 2007 long-term incentive plan (“LTIP”);

7.	Publicly available data related to publicly traded companies and transactions NCA deems relevant;

8.	Certain business, financial and other information relating to the Company, including financial, economic and market information, analyses and investigations we deemed relevant;

9.	The draft of the Agreement and Plan of Amalgamation (the “Agreement”), excluding Exhibits and Schedules, by and among the Buyer and the Company dated as of May 29, 2008, along with the corresponding Final Offer Letter dated May 20, 2008, subsequent Exclusivity Letter dated May 22, 2008 and extension letter dated May 28, 2008; and

10.	Review of the Company’s Litigation Log as of March 31, 2008.

We assume the accuracy and completeness of all of the materials reviewed by us in connection with our rendering this opinion.

No opinion will be rendered with respect to matters that require legal, regulatory, accounting, insurance, tax, actuarial or other professional advice, and the Opinion does not address: (i) the underlying business decision by the Committee, the Company’s security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in the Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in the Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company has engaged or might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, (vi) whether any security holder should vote in favor of the Transaction, (vii) the solvency or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters, (viii) the fairness of any portion or aspect of the Transaction to any one class of the Company’s security holders vis-à-vis any other class of the Company’s security holders, (ix) the fairness of the Company’s LTIP or severance arrangements, (x) the fairness of any prior transactions of the Company, (xi) the adequacy or status of reserves, (xii) the value, liquidity, performance or management of the Company’s investment portfolio, (xiii) the appropriateness of accounting judgments and estimates made by Company management, (xiv) the appropriateness of the accounting policies and procedures followed by the Company, (xv) the fairness of any reports or opinions issued by the Company’s outside auditors, and (xvi) the fairness or integrity of financial reports, financial statements, and other financial information prepared by management. We have not been engaged to initiate any discussions with third parties with respect to any other alternative transaction or to negotiate the terms of the Transaction.

In preparing our Opinion, we have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company, industry and other data, and we do not assume any responsibility with respect thereto, and have further relied upon the assurance of management of the Company that it is not aware of any facts that will make such information inaccurate or misleading in any respect material to our analysis. We have not performed an independent actuarial or other analysis of the Company’s reserves or investment portfolio. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company, nor have we evaluated the solvency or fair value of the Company under any state, federal or international laws, relating to bankruptcy, insolvency, or similar matters.

Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. We have made no independent investigation of such information. With respect to the financial information furnished to or discussed with us by the Company, we have assumed that such information has been reasonably prepared and that it reflects the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. With respect to the industry information furnished to us by sources we believe to be reliable, we have assumed that such information has been reasonably prepared and that it reflects the best currently available estimates and judgment of the providers. We have assumed that all legal and regulatory proceedings pending or threatened against the Company have been fully and accurately disclosed to us. For purposes of this Opinion, we have assumed that the Company is not involved in any material transaction other than the Transaction and those activities undertaken in the ordinary course of winding down the Company’s business.

We have assumed that the Transaction will be consummated on the terms and conditions described in the Agreement reviewed by us and that the definitive Agreement and Plan of Amalgamation will not differ in any material respect from the draft reviewed as of May 29, 2008. Further we have assumed the Consideration (as defined in the Agreement) will be as described in the first paragraph of this Opinion. For purposes of our analyses, we have assumed $2.80 per share of Common Stock as the Consideration.

It should be understood that subsequent developments may affect the conclusions expressed in this Opinion if this Opinion were rendered as of a later date. NCA disclaims any obligation to advise any person of any change in any manner affecting this Opinion that may come to our attention after the date of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offer or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of NCA; NCA consents to a description of and the inclusion of the text of this Opinion in any filing required to be made by the Company with the Securities and Exchange Commission in connection with the Transaction and in materials delivered to the Company’s common shareholders that are a part of such filings, provided that any such description shall or inclusion shall be subject to NCA’s prior review and approval, which approval will not be unreasonably withheld or delayed.

We will receive a fee from the Company for this Opinion, no portion of which is contingent upon the consummation of the Transaction or the conclusions reached in this Opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

Our Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. Our Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our retainer agreement, and subject to the understanding that the obligations of NCA in connection with this Opinion are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of NCA shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Sincerely,

/s/  Navigant Capital Advisors, LLC

NAVIGANT CAPITAL ADVISORS, LLC

Appendix E

Section 106(6) of the Bermuda Companies Act 1981

106(6) Any shareholder who did not vote in favour of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A)	Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either —

(a)	to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b)	to terminate the amalgamation in accordance with subsection (7).

(6B)	Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C)	No appeal shall lie from an appraisal by the Court under this section.

(6D)	The costs of any application to the Court under this section shall be in the discretion of the Court

E-1

QUANTA CAPITAL HOLDINGS LTD.
SPECIAL GENERAL MEETING OF HOLDERS OF COMMON SHARES
Tuesday, September 30, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
QUANTA CAPITAL HOLDINGS LTD.
The undersigned holder(s) of Common Shares of Quanta Capital Holdings Ltd., hereby revoking all proxies previously granted, appoint(s) MARTHA G. BANNERMAN and WALDA DECREUS, and each of them, with full power of substitution, as proxies of the undersigned, to attend the Special General Meeting of holders of Common Shares of Quanta Capital Holdings Ltd. to be held on Tuesday, September 30, 2008, at 9:00 a.m. (local time in Hamilton, Bermuda), at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11, Hamilton, Bermuda, and any adjournments or postponements thereof, and to vote the number of Common Shares the undersigned would be entitled to vote if personally present as designated on the reverse.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN UNLESS PROPERLY REVOKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. WHETHER OR NOT DIRECTION IS MADE, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXY HOLDER(S) UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL GENERAL MEETING OF HOLDERS OF COMMON SHARES.
QUANTA CAPITAL HOLDINGS LTD.
P.O. BOX 11230
NEW YORK, N.Y. 10203-0230
PLEASE COMPLETE AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET PROXY
APPOINTMENT, WHICH IS AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet proxy appointment is available through 11:59 p.m. (North American Eastern Time Zone)
the day prior to the Special General Meeting of holders of Common Shares.
Your Internet proxy appointment authorizes the designated proxies to vote your Common Shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
(www.proxyvote.com)
Use the Internet to appoint your proxy.
Have your proxy card in hand when
you access the web site.
If you appoint your proxy by the Internet, you do not need to mail back your proxy card. To vote by mail, mark, sign and date the proxy card on the reverse side and return it in the enclosed postage-paid envelope.

DETACH PROXY CARD HERE

PLEASE BE CERTAIN TO DATE
AND SIGN THIS PROXY.	☒
RETURN THE PROXY	Votes must be marked in the manner indicated
IN THE ENCLOSED ENVELOPE.	above in black or blue ink.
The board of directors of Quanta Capital Holdings Ltd. (the “Company”) recommends a vote FOR proposals (1) and (2).
(1)      TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF AMALGAMATION DATED AS OF MAY 29, 2008, AMONG THE COMPANY, CATALINA HOLDINGS (BERMUDA) LTD., A BERMUDA COMPANY (“CATALINA”), AND CATALINA ALPHA LTD., A BERMUDA COMPANY AND A WHOLLY-OWNED SUBSIDIARY OF CATALINA (“AMALGAMATION SUB”), AND THE RELATED BERMUDA AMALGAMATION AGREEMENT DATED AS OF MAY 29, 2008, AMONG THE COMPANY, CATALINA AND AMALGAMATION SUB.

FOR	AGAINST	ABSTAIN
☐	☐	☐
(2)      TO APPROVE THE ADJOURNMENT OF THE MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

FOR	AGAINST	ABSTAIN
☐	☐	☐
To change mailing address, please mark this box
and note change below.    ☐

SCAN LINE
Signature should correspond with the printed name appearing hereon. When signing in a fiduciary or representative capacity, give full title as such, or when more than one owner, each owner should sign.

Date:	Owner sign here:	Co-Owner sign here:
	Title (if applicable):	Title (if applicable):
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.